UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a)

OF THE SECURITIES EXCHANGE ACT OF 1934

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OCCAM NETWORKS, INC.

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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OCCAM NETWORKS, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JULY 26, 2006

To our stockholders:

NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of Occam Networks, Inc., a Delaware corporation, will be held on Wednesday, July 26, 2006, at 8:00 am CDT, at the Four Seasons Hotel located at 120 East Delaware Place, Chicago, Illinois for the following purposes as more fully described in the proxy statement accompanying this notice:

1.	To elect seven (7) directors to serve until our next annual meeting of stockholders, or in each case until their successors are duly elected and qualified;

2.	To ratify the appointment of Singer Lewak Greenbaum & Goldstein LLP as our independent registered public accounting firm for the 2006 fiscal year;

3.	To approve an amendment to our certificate of incorporation to decrease the number of authorized shares of our common stock from 950,000,000 to 250,000,000;

4.	To approve an amendment to our certificate of incorporation to increase the number of authorized shares of our preferred stock from 7,000,000 to 10,000,000;

5.	To approve the amendment and restatement of our certificate of incorporation;

6.	To approve an amendment to our certificate of incorporation to readopt certain provisions of our certificate of incorporation that require the approval of at least 66 2/3% of our outstanding voting stock in order to take certain actions under our certificate of incorporation;

7.	To ratify and approve the adoption of our 2006 Equity Incentive Plan under which 1,700,000 shares of our common stock have been reserved for issuance, subject to automatic annual increases as described in the proxy statement;

8.	To ratify and approve the adoption of our 2006 Employee Stock Purchase Plan under which 200,000 shares of our common stock have been reserved for issuance, subject to automatic annual increases as described in the proxy statement;

9.	To ratify and approve a form of indemnification agreement for use by our current and future directors and executive officers; and

10.	To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

Only stockholders of record at the close of business on June 20, 2006 are entitled to notice of and to vote at the annual meeting. Our stock transfer books will remain open between the record date and the date of the meeting. A list of stockholders entitled to vote at the meeting will be available for inspection at our executive offices.

All stockholders are cordially invited to attend the meeting in person. Whether or not you plan to attend, please submit your proxy according to the instructions enclosed. Should you receive more than one proxy because your shares are registered in different names and addresses, each proxy should be signed and returned to assure that all your shares will be voted. You may revoke your proxy at any time prior to the meeting. If you attend the meeting and vote by ballot, your proxy will be revoked automatically and only your vote at the meeting will be counted.

Sincerely,

ROBERT L. HOWARD-ANDERSON

President and Chief Executive Officer

Santa Barbara, California

July 6, 2006

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE READ THE ATTACHED PROXY STATEMENT CAREFULLY AND SUBMIT YOUR PROXY ACCORDING TO THE ENCLOSED INSTRUCTIONS.

77 ROBIN HILL ROAD

SANTA BARBARA, CALIFORNIA 93117

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON WEDNESDAY, JULY 26, 2006

The Board of Directors of Occam Networks, Inc., a Delaware corporation, is soliciting the enclosed proxy from you. The proxy will be used at our 2006 annual meeting of stockholders to be held at 8:00 am CDT, on Wednesday, July 26, 2006, at the Four Seasons Hotel located at 120 East Delaware Place, Chicago, Illinois.

This proxy statement contains important information regarding our annual meeting. Specifically, it identifies the proposals on which you are being asked to vote, provides information you may find useful in determining how to vote, and describes the voting procedures.

We are the successor corporation of the May 2002 merger of Occam Networks, Inc., a private California corporation, with Accelerated Networks, Inc., a publicly-traded Delaware corporation. Occam Networks was incorporated in California in July 1999. Accelerated Networks was incorporated in California in October 1996 under the name “Accelerated Networks, Inc.,” and was reincorporated in Delaware in June 2000. The May 2002 merger of these two entities was structured as a reverse merger transaction in which Accelerated Networks succeeded to the business and assets of Occam Networks. In connection with the merger, Accelerated Networks changed its name to Occam Networks, Inc., a Delaware corporation. We use several abbreviations in this proxy statement. Unless the context otherwise requires, references in this proxy statement to “Occam Networks,” “Occam,” “we,” “us,” or “our” refer to Occam Networks, Inc. as a Delaware corporation and include the predecessor businesses of Occam, the California corporation, and Accelerated Networks. Occam, the California corporation, as a predecessor business or corporation, is sometimes referred to in this proxy statement as “Occam CA.” The term “proxy materials” includes this proxy statement as well as the enclosed proxy card or proxy submission information provided by your broker. References to “fiscal 2005” mean our 2005 fiscal year ended December 25, 2005, and references to “fiscal 2006” refer to our 2006 fiscal year which will end on December 31, 2006.

Our Board of Directors is sending this proxy statement on or about July 6, 2006, to all of our stockholders as of the record date, June 20, 2006. Stockholders who owned our common stock or our Series A-2 preferred stock at the close of business on June 20, 2006 are entitled to attend and vote at the annual meeting. On the record date, approximately 7,245,627 shares of our common stock were issued and outstanding and 3,787,206 shares of our Series A-2 preferred stock were issued and outstanding. Our outstanding shares of Series A-2 preferred stock were convertible into approximately 8,607,286 shares of common stock. We had approximately 268 common stockholders and 61 Series A-2 preferred stockholders of record as of the record date. We believe that our common stock is held by approximately 3,963 beneficial owners.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

What is a proxy?

A proxy is your legal designation of another person to vote the stock you own. The person you designate is your “proxy,” and you give the proxy authority to vote your shares by submitting the enclosed proxy card or voting by telephone or over the Internet. We have designated our President and Chief Executive Officer, Robert L. Howard-Anderson, and our Chief Financial Officer, Christopher B. Farrell, to serve as proxies for the 2006 Annual Meeting of Stockholders.

How do I attend the annual meeting?

The annual meeting will be held at the Four Seasons Hotel located at 120 East Delaware Place, Chicago, Illinois beginning at 8:00 am CDT.

If you are a beneficial holder of shares held in street name, rather than a stockholder of record, please bring your most recent brokerage statement with you to the annual meeting. We will use it to verify your ownership of Occam shares. In order to vote at the annual meeting, however, beneficial holders will need to obtain a legal proxy from their broker.

What is the difference between a “stockholder of record” and a “beneficial holder” of shares?

If your shares are registered directly in your name with Occam’s transfer agent, U.S. Stock Transfer Corporation, you are considered, with respect to those shares, the “stockholder of record.” As a result, Occam has sent these proxy materials to you directly.

If your shares are held in a brokerage account or by a bank or other holder of record, you are considered with respect to those shares to be the “beneficial holder” or “beneficial owner,” and those shares are considered to be held in “street name.” In that case, the broker, bank, or other holder is considered the “stockholder of record,” and it has forwarded these proxy materials to you as the beneficial owner. As the beneficial owner, you have the right to direct the broker, bank, or other holder of record with respect to voting your shares and may do so by completing the voting instruction card included with these proxy materials or by following the record holder’s instructions to vote by telephone or over the Internet.

Will the annual meeting be webcast?

We do not expect to webcast the annual meeting.

Who will be entitled to vote at the annual meeting of stockholders?

Holders of our common stock and Series A-2 preferred stock at the close of business on June 20, 2006, the record date, will be entitled to vote at the annual meeting. Each share of common stock will be entitled to one vote, and each share of Series A-2 preferred stock will be entitled to 2.27273 votes, representing the number of shares of common stock into which each share of preferred stock is presently convertible.

As of the record date, Occam had 7,245,627 shares of outstanding common stock and 3,787,206 shares of outstanding Series A-2 preferred stock, which were convertible into approximately 8,607,286 shares of common stock.

How do I vote?

By Mail

To vote by mail, complete, sign, and date the enclosed proxy card (or the voting instruction card if you hold your shares in street name). If you are a stockholder of record and you return your signed proxy card but do not indicate your voting preferences, the persons named in the proxy will vote the shares represented by that proxy as recommended by the Board of Directors.

In Person at the Annual Meeting

You may vote in person at the annual meeting. You may also be represented at the annual meeting by another person if you execute a proper legal proxy designating that person. If you hold shares in street name, you must obtain a legal proxy from the broker, bank, or other stockholder of record and present it to the inspector of election with your ballot in order to be able to vote at the annual meeting.

What should I do if I change my mind after submitting a proxy?

If you are a stockholder of record, you may revoke a previously submitted proxy at any time before it is voted at the annual meeting. In order to revoke a proxy, you must do one of the following prior to the taking of the vote at the annual meeting:

•	Provide written notice of revocation to Corporate Secretary, c/o Occam Networks, Inc., 77 Robin Hill Road, Santa Barbara, California 93117;

•	Deliver a valid proxy bearing a later date or submit a new later-dated proxy by telephone or over the Internet; or

•	Attend the annual meeting and vote in person.

If you hold your shares in street name, you must submit new voting instructions by contacting the bank, broker, or other stockholder of record. You may also vote in person at the annual meeting if you obtain a legal proxy as described previously.

All shares that have been properly voted by proxy without timely revocation will be voted at the annual meeting.

Is there a list of stockholders entitled to vote at the annual meeting?

The names of stockholders of record entitled to vote will be available at the annual meeting and for ten days prior to the annual meeting for any purpose germane to the meeting, between the hours of 9:00 a.m. and 5:00 p.m., California time, at our principal executive offices located at 77 Robin Hill Road, Santa Barbara, California 93117.

What are the voting requirements to elect the directors and to approve each of the proposals discussed in this proxy statement?

Proposal	Vote Required	Discretionary Voting Permitted?
Election of Directors	Plurality	Yes

Ratification of Singer Lewak Greenbaum & Goldstein LLP	Majority	Yes

Proposal	Vote Required	Discretionary Voting Permitted?

Decrease Authorized Common Stock	66 2/3% of outstanding shares Majority of Common outstanding	Yes

Increase Authorized Preferred Stock	66 2/3% of outstanding shares Majority of Preferred outstanding	Yes

Amendment and Restatement of Certificate of Incorporation	66 2/3% of outstanding shares Majority of Preferred outstanding Majority of Common outstanding	Yes

Supermajority Voting Provisions	66 2/3% of outstanding shares	Yes

Equity Compensation Plans	Majority	No

Indemnification Agreements	Majority	Yes

Quorum Requirement

A “quorum” must be present in order for Occam to hold the annual meeting and conduct business. A quorum will require a majority of our outstanding shares of voting stock represented by our outstanding common stock and Series A-2 preferred stock, voting together, with the Series A-2 preferred stock receiving a number of votes equal to the number of shares of common stock into which it is convertible. Currently, each share of Series A-2 preferred stock is convertible into 2.27273 shares of common stock.

If a quorum is not present at the annual meeting, the stockholders who are present may adjourn the annual meeting until a quorum is present. The time and place of any adjourned meeting will be announced at the time the adjournment is taken, and no other notice will be given, unless the adjournment is for more than thirty days, or if after the adjournment a new record date is set for the adjourned meeting.

Abstentions and Broker Non-Votes

Abstentions and “broker non-votes” will be counted as present and entitled to vote for purposes of determining whether a quorum exists. A broker non-vote occurs when a bank, broker, or other holder of record does not vote on a particular proposal because that holder does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

Under the rules that govern brokers who have record ownership of shares held in street name, brokers have discretion to vote these shares on certain matters but may not vote the shares on other matters.

At the annual meeting, brokers or other nominees that are New York Stock Exchange member organizations will have discretionary voting authority to vote in connection with the election of directors (Proposal One), the ratification of the appointment of our independent registered public accounting firm (Proposal Two), the amendment of our certificate of incorporation to decrease the number of authorized shares of common stock (Proposal Three), the amendment of our certificate of incorporation to increase the number of authorized shares of preferred stock (Proposal Four), the amendment and restatement of our certificate of incorporation (Proposal Five), the readoption of supermajority voting provisions in our certificate of incorporation (Proposal Six), and the approval of our form of indemnification agreement (Proposal Nine). They will not have discretionary voting authority to approve our equity compensation plans (Proposals Seven and Eight).

Election of Directors (Proposal One)

Directors are elected by a plurality of the affirmative votes cast by those shares present in person or represented by proxy and entitled to vote at the annual meeting. The seven (7) nominees receiving the highest number of affirmative votes will be elected. You may vote “for” or “withheld” with respect to the election of directors. Only votes “for” or “withheld” are counted in determining whether a plurality has been cast in favor of a director.

Abstentions are not counted for purposes of the election of directors. Election of directors may be subject to cumulative voting, as described below.

Ratification of SLGG (Proposal Two)

Approval of the proposal to ratify the selection of Singer Lewak Greenbaum & Goldstein, LLP as our independent registered public accounting firm will require the affirmative vote of a majority of the shares present at the annual meeting in person or represented by proxy and entitled to vote at the annual meeting. Abstentions and, if applicable, broker non-votes, will not be counted as votes “for” or “against” this proposal and will have no effect on the outcome of the vote.

Decrease in Number of Authorized Shares of Common Stock from 950,000,000 to 250,000,000 (Proposal Three)

Approval of an amendment to our certificate of incorporation to decrease the number of authorized shares of common stock from 950,000,000 to 250,000,000 will require the affirmative vote of a majority of our outstanding common stock, and the affirmative vote of at least 66 2/3% of our outstanding voting stock.

Because the approval requirements for this proposal will be based on the vote of outstanding shares, abstentions and, if applicable, broker non-votes will have the same effect as vote against the proposal.

Increase in Number of Authorized Shares of Preferred Stock from 7,000,000 to 10,000,000 (Proposal Four)

Approval of an amendment to our certificate of incorporation to increase the number of authorized shares of preferred stock from 7,000,000 to 10,000,000 will require the affirmative vote of a majority of our outstanding preferred stock, and the affirmative vote of at least 66 2/3% of our outstanding voting stock.

Because the approval requirements for this proposal will be based on the vote of outstanding shares, abstentions and, if applicable, broker non-votes will have the same effect as vote against the proposal.

Amendment and Restatement of Certificate of Incorporation (Proposal Five)

Approval of the amendment and restatement of our certificate of incorporation will require the affirmative vote of at least 66 2/3% of our outstanding voting stock, the affirmative vote of a majority of our outstanding common stock, and the affirmative vote of a majority of our outstanding preferred stock.

Because the approval requirements for this proposal will be based on the votes of outstanding shares, abstentions and, if applicable, broker non-votes will have the same effect as votes against the proposal.

Readoption of Supermajority Voting Requirements (Proposal Six)

The approval of an amendment to our certificate of incorporation to readopt certain provisions of our certificate of incorporation that require the approval of at least 66 2/3% of our outstanding voting stock in order to take certain actions under our certificate of incorporation will require the affirmative vote of at least 66 2/3% of our outstanding voting stock.

Because the approval requirements for this proposal will be based on the votes of outstanding shares, abstentions and, if applicable, broker non-votes will have the same effect as votes against the proposal.

Approval of 2006 Equity Incentive Plan (Proposal Seven) and 2006 Employee Stock Purchase Plan (Proposal Eight)

Approval of Occam’s 2006 Equity Incentive Plan and approval of Occam’s 2006 Employee Stock Purchase Plan will require the affirmative vote of a majority of the shares present at the annual meeting in person or represented by proxy and entitled to vote at the annual meeting.

Abstentions and broker non-votes will not be counted as votes “for” or “against” these proposals and will have no effect on the outcome of the vote.

Approval of Indemnification Agreements (Proposal Nine)

Approval of Occam’s indemnification agreements will require the affirmative vote of a majority of the shares present at the annual meeting in person or represented by proxy and entitled to vote at the annual meeting.

Abstentions and broker non-votes will not be counted as votes “for” or “against” these proposals and will have no effect on the outcome of the vote.

Will stockholders be entitled to cumulative voting?

If cumulative voting were applicable, stockholders would be entitled to cast a number of votes equal to the number of shares of stock held by the stockholder (for purposes of holders of Series A-2 preferred stock, on an as-converted to common stock basis) and to cast all those votes for a single nominee or to distribute them among two or more nominees. Under Delaware law, cumulative voting in the election of directors is not mandatory but is a permitted option if so provided in a corporation’s certificate of incorporation. Neither our current certificate of incorporation nor the amended and restated certificate of incorporation for which we are seeking stockholder approval in Proposal Three provides for cumulative voting rights.

Nevertheless, Section 708 of the California Corporations Code, currently applicable to us by virtue of Section 2115 of the California Corporations Code, may require that Occam permit cumulative voting. Under Section 2115, certain foreign corporations (i.e., corporations such as Occam that are not organized under California law) that are not listed on a recognized national securities exchange or the Nasdaq National Market are placed in a special category if they have characteristics of ownership and operations that indicate significant contacts with California. In May 2005, the Delaware Supreme Court held in Vantage Point Venture Partners 1996 v. Examen, Inc. that Section 2115 violates the internal affairs doctrine and does not apply to Delaware corporations. If followed by California courts, this ruling would mean that the cumulative voting requirements and other sections of the California Corporations Code do not apply to Occam.

We are evaluating the impact of the Delaware Supreme Court’s decision in Vantage Point, but for purposes of the annual meeting, we will permit cumulative voting if a stockholder properly requests to cumulate votes. No stockholder, however, will be entitled to cumulate votes unless the name(s) of the candidate(s) has (have) been placed in nomination prior to the commencement of the voting in accordance with Article II, Section 11 of our bylaws (which requires that nominations made other than by the Board of Directors be made by notification in writing delivered or mailed to the corporate secretary of Occam not less than 120 days prior to any meeting of stockholders) and a stockholder has given at least two days’ written notice to the Secretary of Occam of an intention to cumulate votes prior to the voting. If any stockholder has given such notice, all stockholders may cumulate their votes for candidates in nomination, in which event votes represented by proxies delivered pursuant to this proxy statement may be cumulated, in the discretion of the proxy holders, in accordance with the recommendation of the Board of Directors. Discretionary authority to cumulate votes in such event is, therefore, solicited in this proxy statement.

On June 13, 2006, Occam filed an application to list its common stock on the Nasdaq National Market. If Occam’s common stock were relisted, Section 2115 would no longer apply to Occam, and cumulative voting would no longer be permitted.

Could other matters be decided at the annual meeting?

As of the time of printing of these proxy materials, we did not know of any matters to be raised at the annual meting that were not discussed in this proxy statement.

If other matters are properly presented for consideration at the annual meeting, the proxies appointed by the Board of Directors will have the discretion to vote on those matters.

Who will pay for the cost of this proxy solicitation?

We will bear the entire cost of proxy solicitation, including the preparation, assembly, printing, and mailing of proxy materials. We may also reimburse brokerage firms and other custodians for their reasonable out-of-pocket expenses associated with forwarding these proxy materials to you. Proxies may also be solicited by certain of our directors, officers, and other employees, without additional compensation, personally or by other means.

Who will tabulate the votes?

Representatives of our transfer agent, U.S. Stock Transfer Corporation, will tabulate the proxies and act as inspector of elections.

What is the deadline for receipt of stockholder proposals for the 2007 annual meeting?

As a stockholder, you may be entitled to present proposals for action at a forthcoming meeting if you comply with the requirements of the proxy rules established by the Securities and Exchange Commission. Proposals of our stockholders intended to be presented for consideration at our 2007 annual meeting of stockholders must be received by our corporate secretary at our principal executive offices no later than March 1, 2007 in order that they may be included in the proxy statement and form of proxy related to that meeting.

If you intend to submit a proposal at the 2007 annual meeting of stockholders, which is not eligible for inclusion in the proxy statement relating to that meeting, you must give us notice in accordance with the requirements set forth in our bylaws. In general, notice of the proposal must be received by our corporate secretary not less than 120 days prior to the date of the 2007 annual meeting of stockholders. Our bylaws also require that certain information relating to the proposal be set forth in the notice. A copy of the relevant bylaw provision is available upon written request to our corporate secretary at our principal executive offices. If you fail to comply with the foregoing notice provision, the proxy holders will be allowed to use their discretionary authority when and if the proposal is raised at the 2007 annual meeting of stockholders.

How can I communicate with Occam’s outside directors?

Stockholders may contact any of Occam’s directors by writing to them c/o Corporate Secretary, Occam Networks, Inc., 77 Robin Hill Road, Santa Barbara, California 93117. Occam’s process for handing stockholder communications with the Board has been approved by the independent directors and can be found on Occam’s website at www.occamnetworks.com/company/IR/corp_gov.

Where can I view Occam’s corporate documents and SEC filings?

Occam’s website contains the company’s certificate of incorporation, bylaws, corporate governance principles, code of business conduct, committee charters, complaint procedures for accounting and audit matters, and SEC filings (including Section 16 filings by our officers and directors). To view any of these materials, go to www.occamnetworks.com/company/IR/corp_gov.

Where can I obtain copies of Occam’s Annual Report on Form 10-K?

Occam will promptly deliver, free of charge, upon request, a copy of its Annual Report on Form 10-K to any stockholder requesting a copy. Requests should be directed to Investor Relations, Occam Networks, Inc., 77 Robin Hill Road, Santa Barbara, California 93117.

What is householding?

Householding is a procedure approved by the Securities and Exchange Commission that provides for the delivery of only one copy of Occam’s proxy materials to stockholders residing at the same address, unless the stockholders have notified Occam of their desire to receive multiple copies. This procedure is known as “householding” and is intended to reduce Occam’s printing costs and postage fees.

Stockholders who participate in householding will continue to receive separate proxy cards.

Occam will promptly deliver, upon request, a separate copy of the proxy statement to any stockholder residing at an address at which only one copy was mailed. Requests should be addressed to Investor Relations at Occam’s principal executive offices. If you are eligible for householding, but you and other stockholders of record currently receive multiple copies of these proxy materials, or if you hold stock in more than one account, and in either case you wish to receive only a single copy of each of these documents for your household, please contact our transfer agent, U.S. Stock Transfer Corporation at 1745 Gardena Avenue, Glendale, California 91204-2991 and by telephone at (818) 502-1404.

CORPORATE GOVERNANCE

Corporate Governance Principles

On May 17, 2006, our Board of Directors adopted a set of Corporate Governance Principles that are available on our website at www.occamnetworks.com/company/IR/corp_gov. These principles establish Occam’s governance policies pursuant to which the Board intends to conduct its oversight of Occam.

Policies on Business Ethics and Conduct

All of our employees, including our Chief Executive Officer, Chief Financial Officer, and principal accounting officer (who is also our Chief Financial Officer) are required to abide by Occam’s Code of Business Conduct and Ethics. The Code of Business Conduct and Ethics is intended to ensure that our business is conducted in a legal and ethical manner. The Code of Business Conduct and Ethics implements policies, procedures, and standards covering all areas of professional conduct, including employment policies, financial reporting, conflicts of interest, intellectual property and protection of confidential information, as well as strict adherence to all laws and regulations applicable to the conduct of our business. The Code of Business Conduct and Ethics is available on our website at www.occamnetworks.com/company/IR/corp_gov.

Additional Information Available On Our Website

In addition to our Code of Business Conduct and Ethics and Corporate Governance Principles, the following additional information is available on our website at www.occamnetworks.com/company/IR/corp_gov: our certificate of incorporation and bylaws, charters of the committees of our Board, our complaint procedures for accounting and audit matters, and our SEC filings.

BOARD AND BOARD COMMITTEES

Role and Composition of the Board; Meetings

As identified in our Corporate Governance Principles, the role of the Board of Directors is to oversee the performance of Occam’s Chief Executive Officer and other senior management. The Board is responsible for hiring, overseeing, and evaluating management while management is responsible for running Occam’s day-to-day operations. Occam’s Board of Directors was recently increased from six members to seven members in connection with Brian H. Strom’s appointment to the Board in May 2006.

Our Board held eight meetings in fiscal 2005. Each member of the Board attended or participated in 75% or more of the meetings of the Board and the committees on which he served.

Independent Directors

Although Occam’s common stock is not presently listed on the Nasdaq National Market, Occam has constituted its Board and committees in a manner that satisfies the published listing requirements of Nasdaq. In particular, other than Robert L. Howard-Anderson, who is also Occam’s President and Chief Executive Officer, all members of Occam’s Board qualify as “independent” under Nasdaq rules.

The Nasdaq rules require that each member of a listed company’s audit committee qualify as “independent” under the Nasdaq standard for independence as well as under a separate standard established by the Securities and Exchange Commission (SEC). Each member of our audit committee qualifies as “independent” under both the Nasdaq and the SEC requirements.

Our Corporate Governance Principles do not require that we have a non-executive chairman but do require that an independent director serve as our “lead independent director.” Director Steven M. Krausz currently serves as our non-executive chairman and as our lead independent director. The general authority and responsibilities of the lead independent director include presiding at all meetings of the Board; serving as a liaison among the independent directors and between the independent directors and management; approving the information, agenda, and meeting schedules sent to the Board; calling meetings of the independent directors; and being available for consultation and communication with stockholders.

The Board and its committees meet throughout the year on an established schedule and also hold special meetings and act by written consent from time to time. Board agendas include regularly scheduled sessions of the independent directors to meet without management present. These executive sessions are led by our chairman/lead independent director.

Board Committees

Occam’s Board has established three Board committees: the audit committee, the compensation committee, and the nominating and governance committee. The members of each of these committees are identified below.

Director Name	Audit Committee	Compensation Committee	Nominating and Governance Committee
Robert L. Howard-Anderson
Steven M. Krausz		Chair	✓
Robert B. Abbott		✓
Robert E. Bylin	Chair
Thomas E. Pardun		✓
Kenneth R. Cole	✓		Chair
Brian H. Strom	✓

Audit Committee

Our audit committee is primarily responsible for selecting our independent registered public accounting firm, overseeing our internal financial reporting and financial controls, and consulting with and reviewing the services provided by our independent registered public accounting firm. In May 2006, our Board of Directors adopted a new charter for the audit committee. The amended and restated charter is attached as Appendix A to this proxy statement. The charter is also available on Occam’s website at www.occamnetworks.com/company/IR/corp_gov. Our audit committee held five meetings in fiscal 2005.

Until May 17, 2006, our audit committee consisted of directors Robert B. Abbott, Robert E. Bylin and Steven M. Krausz. In May 2006, the audit committee was reconstituted to consist of directors Robert E. Bylin, Brian H. Strom and Kenneth R. Cole. Mr. Bylin serves as the chairman of the audit committee. The audit committee as currently constituted satisfies the independence requirements of the Nasdaq National Market and the audit committee independence requirements established by the SEC that apply to companies listed on Nasdaq. The Board has determined that Mr. Bylin is an “audit committee financial expert” as defined by SEC regulations. This designation is a disclosure requirement of the SEC and does not impose upon Mr. Bylin any duties, obligations, or liabilities greater than that which would otherwise be imposed by virtue of his membership on the Board or the audit committee. In addition, this designation does not affect the duties, obligations, or liabilities of any other director or audit committee member. The Board has determined that each audit committee member has sufficient knowledge in reading and understanding financial statements to serve on the audit committee.

The annual report of the audit committee appears in this proxy statement under the caption “Report of the Audit Committee of the Board of Directors.”

Compensation Committee

Our compensation committee is primarily responsible for reviewing and approving our general compensation policies and establishing compensation levels for our executive officers. The compensation committee and our Board of Directors have concurrent authority to administer our equity compensation plans, including the 2006 Equity Incentive Plan and 2006 Employee Stock Purchase Plan being submitted for approval at the annual meeting, and to make option grants under the 2006 Equity Incentive Plan. In May 2006, the Board adopted a new charter for the compensation committee. The amended and restated charter is available on Occam’s website at www.occamnetworks.com/company/IR/corp_gov. Our compensation committee held one meeting in fiscal 2005.

Until May 17, 2006, our compensation committee consisted of directors Steven M. Krausz and Thomas E. Pardun. In May 2006, the compensation committee was reconstituted to consist of directors Robert B. Abbott, Steven M. Krausz and Thomas E. Pardun. Mr. Krausz serves as the chairman of the compensation committee. Each member of our compensation committee satisfies the independence requirements of the Nasdaq National Market.

The annual report of the compensation committee appears in this proxy statement under the caption “Compensation Committee Report on Executive Compensation.”

Nominating and Governance Committee

Our Board of Directors established the nominating and governance committee in May 2006. The charter of the nominating and governance committee is available on Occam’s website at www.occamnetworks.com/company/IR/corp_gov. The nominating and governance committee consists of directors Steven M. Krausz and Kenneth R. Cole. Mr. Cole serves as the chairman of the nominating and governance committee. Each of these directors satisfies the independence requirements of the Nasdaq National Market. The nominating and governance committee is primarily responsible for assisting the Board of Directors in identifying prospective director nominees and recommending director nominees for each annual meeting of stockholders. In addition, the committee is responsible for developing and recommending governance principles applicable to Occam. Because our nominating and governance committee was only recently formed, it did not hold any meetings in fiscal 2005.

The nominating and governance committee will consider both recommendations and nominations for candidates to the Board of Directors from stockholders holding our securities continuously from the time of nomination to the time of election of the Board of Directors. Nominations by stockholders must be in writing and received by our corporate secretary at Occam Networks, Inc., 77 Robin Hill Road, Santa Barbara, CA 93117 not less than one hundred twenty (120) days prior to any meeting of stockholders called for the election of directors. Such notification must meet the requirements set forth in our bylaws, a copy of which is available upon written request to our Corporate Secretary at the address provided above or on our website. These requirements provide that the notification must contain the written consent of each proposed nominee to serve as a director if so elected and the following information as to each proposed nominee and as to each person who makes such nomination: (i) the name, age, residence, address, and business address of each proposed nominee and of each such person; (ii) the principal occupation or employment, the name, type of business and address of the corporation or other organization in which such employment is carried on of each proposed nominee and of each such person; (iii) the amount of our stock owned beneficially, either directly or indirectly, by each proposed nominee and each such person; (iv) a description of any arrangement or understanding of each proposed nominee and of each such person with each other party or any other person regarding future employment or any future transaction to which the corporation will or may be a party; and (v) any other information relating to such candidate that is, or may in the future be required to be disclosed in solicitations of proxies for elections of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”).

The nominating and governance committee currently uses the following procedures to identify and evaluate the individuals that it selects as director nominees: (i) the committee reviews the qualifications of any candidates who have been properly recommended or nominated by the stockholders, as well as those candidates who have been identified by management, individual members of the Board of Directors or, if engaged by the committee in its discretion, a search firm; (ii) the committee considers the suitability of each candidate, including the current members of the Board of Directors, in light of the current size and composition of the Board of Directors; (iii) in evaluating the suitability of the candidates, the committee considers relevant factors, including, among other things, issues of character, judgment, independence, expertise, diversity of experience, length of service, other commitments and the like; and (iv) after such review and consideration, the committee selects the slate of director nominees, either at a meeting of the committee at which a quorum is present or by unanimous written consent of the committee. Except as may be required by rules promulgated by the SEC, it is the current position of the committee that there are no specific qualifications that must be met by any candidate for the Board of Directors, nor are there specific qualities or skills that are necessary for any candidate for the Board of Directors to possess. These procedures may be modified at any time as may be determined by the committee.

Annual Meeting Attendance

Although we do not have a formal policy regarding attendance by members of the Board of Directors at our annual meetings, directors are encouraged to attend annual meetings of our stockholders. One of our directors attended our 2005 annual meeting of stockholders.

Director Compensation

We currently compensate directors in cash for their service as members of our Board of Directors, in addition to reimbursing directors for all reasonable expenses incurred by them in attending Board and committee meetings. We currently compensate our directors $4,000 per quarter for service on the Board, $1,000 for each meeting they attend in person, and $250 for each meeting they attend telephonically.

In fiscal 2005, non-employee directors were eligible to receive option grants under the Automatic Option Grant Program in effect under our amended and restated 2000 Stock Incentive Plan. Each individual who first joined our Board as a non-employee director received, at the time of such initial election or appointment, an automatic option grant to purchase 750 shares of our common stock, provided such person had not previously been in our employ. In addition, on the date of each annual stockholders meeting, each individual who was to continue to serve as a non-employee Board member, whether or not such individual was standing for re-election at that particular annual meeting, was granted an option to purchase 250 shares of common stock, provided such individual had served as a non-employee Board member for at least six months. Directors who were also employees were eligible to receive options and be issued shares of common stock directly under our amended and restated 2000 Stock Incentive Plan. As noted in the table below, in fiscal 2005 we granted options to certain of our directors under the Discretionary Option Grant Program under the amended and restated 2000 Stock Incentive Plan. In connection with their receipt of such options, all such directors who were serving as non-employee directors at the time of last year’s annual meeting have waived their right to receive the automatic option grant to purchase 250 shares that they were otherwise entitled to receive at the 2005 annual meeting, and with respect to Brian H. Strom, he has waived the automatic option grant to purchase 750 shares that he was otherwise entitled to receive upon becoming a member of our Board of Directors in May 2006.

Each grant under the Automatic Option Grant Program or otherwise under the amended and restated 2000 Stock Incentive Plan had an exercise price per share not less than the fair market value per share of our common stock on the grant date, and had a maximum term of ten years, subject to earlier termination if such individual ceased to serve as a member of our Board of Directors.

In May 2006, our Board of Directors approved the 2006 Equity Incentive Plan, which replaced our 2000 Stock Incentive Plan. Going forward, subject to stockholder approval at the annual meeting, option grants to our directors will be made under the 2006 Equity Incentive Plan. Under the 2006 Equity Incentive Plan, each non-employee director who is not the beneficial owner of more than 5% of Occam’s outstanding capital stock (a “non-owner director”) will be automatically granted an option to purchase 16,250 shares of our common stock upon the date on which such individual becomes a director, provided such individual has not previously been in our employ. In addition, beginning in fiscal 2007, at each of our annual stockholders meetings, each director who was a non-owner director on the date of the prior year’s annual meeting will be automatically granted an option to purchase 5,000 shares of our common stock. Directors who are also employees are eligible to receive options and be issued shares of common stock directly under the 2006 Equity Incentive Plan.

Each grant to our directors under the 2006 Equity Incentive Plan will have an exercise price per share not less than the fair market value per share of our common stock on the grant date, and will have a maximum term of ten years, subject to earlier termination if the individual ceases to serve as a member of our Board of Directors.

The following table sets forth options granted to our non-employee directors under our amended and restated 2000 Stock Incentive Plan during the fiscal year ended December 25, 2005 and through May 17, 2006:

	Director Grants
Name	Grant Date	Number of Securities Underlying Options Granted	Vesting Commencement Date (1)	Exercise Price Per Share	Expiration Date
Robert E. Bylin	09/21/05	625	09/21/05	$11.00	09/21/15
	04/27/06	5,000	04/27/06	$20.75	04/27/16

Kenneth R. Cole	01/18/05	11,250	11/29/04	$4.20	01/17/15
	09/21/05	625	09/21/05	$11.00	09/21/15
	04/27/06	5,000	04/27/06	$20.75	04/27/16

Thomas E. Pardun	09/21/05	625	09/21/05	$11.00	09/21/15
	04/27/06	5,000	04/27/06	$20.75	04/27/16

Brian H. Strom	05/17/06	16,250	05/17/06	$19.00	05/17/16

(1)	Each option vests at the rate of 25% vesting on the first anniversary of the vesting commencement date and the remaining 75% vesting in 36 equal monthly installments.

Compensation Committee Interlocks and Insider Participation

Our compensation committee is responsible for determining salaries, incentives, and other forms of compensation for directors, officers, and other employees of Occam. Until May 17, 2006, our compensation committee consisted of directors Steven M. Krausz and Thomas E. Pardun, neither of whom was an officer or employee of Occam during fiscal 2005. In May 2006, the compensation committee was reconstituted to consist of directors Robert B. Abbott, Steven M. Krausz and Thomas E. Pardun, none of whom was an officer or employee of Occam during fiscal 2005. No current executive officer of Occam has ever served as a member of the Board of Directors or compensation committee of any other entity that has or has had one or more executive officers serving as a member of our Board of Directors or compensation committee.

Legal Proceedings

Certain of our former directors and one of our current directors have been named as co-defendants in legal proceedings against us. See “Related Party Transactions” below for information regarding the specific legal proceedings and our obligation to indemnify them.

PROPOSAL ONE

ELECTION OF DIRECTORS

In May 2006 by unanimous vote of our directors in office, the size of our Board was increased from six members to seven members and Brian H. Strom was appointed to the Board. Mr. Strom was appointed to the Board following recommendation of our Chief Executive Officer and consideration of Mr. Strom’s qualifications and experience by our independent directors. Under Occam’s bylaws, a majority of the directors then in office may increase the size of the Board and appoint directors to fill the newly created vacancies without stockholder approval.

All nominees for election at the 2006 annual meeting are currently directors of Occam. Other than Brian H. Strom, who was appointed to the Board in May 2006, all of the director nominees were elected by our stockholders at our last annual meeting of stockholders. All of the nominees were approved by our Board of Directors. All directors elected at the annual meeting will hold office until the next annual meeting of stockholders or until their successors are duly elected and qualified. The nominees for election have agreed to serve, if elected, and management has no reason to believe that such nominees will be unavailable to serve. In the event a nominee is unable or declines to serve as a director at the time of the meeting, the proxies will be voted for any nominee who may be designated by the present Board of Directors to fill the vacancy. Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR the nominees named below. As described in the discussion of cumulative voting on page 5, the proxy holders retain the right to cumulate votes for the election of directors and cast all of such votes for any one or more of the nominees, to the exclusion of the others, and in such order of preference as the proxy holders may determine in their discretion, based upon the recommendation of the Board of Directors.

The names of the nominees and certain information about them as of May 15, 2006, are set forth below. Information as to the stock ownership of each director and all of our current directors and executive officers as a group is set forth below under “Ownership of Securities.”

Name	Age	Position(s) with Occam Networks, Inc.	Director Since
Robert L. Howard-Anderson	49	President, Chief Executive Officer and Director	2002
Steven M. Krausz (2)(3)	51	Chairman of the Board and Lead Director	1997
Robert B. Abbott (2)	41	Director	2002
Robert E. Bylin (1)	64	Director	2004
Thomas E. Pardun (2)	62	Director	2004
Kenneth R. Cole (1)(3)	58	Director	2004
Brian H. Strom (1)	64	Director	2006

(1)	Member of audit committee.
(2)	Member of compensation committee.
(3)	Member of nominating and governance committee.

Robert L. Howard-Anderson has served as our President and Chief Executive Officer since May 2002, and as one of our directors since July 2002. Mr. Howard-Anderson was Senior Vice President of Product Operations at Occam CA from February 2002 to May 2002. Mr. Howard-Anderson was Vice President of Product Operations at Procket Networks, Inc., a network infrastructure company, from August 2000 to February 2002 and Vice President of Engineering at Sun Microsystems, Inc., a computer company, from June 1995 to August 2000. Mr. Anderson has a B.S. in electrical engineering from Tufts University.

Steven M. Krausz has served as one of our directors since May 1997, and has served as Chairman since May 2002. As our non-executive chairman, Mr. Krausz functions as our Lead Director. Mr. Krausz also served as a director of Occam CA from February 2000 to May 2002, and served as its Chairman from March 2002 until the closing of the merger, when he became our Chairman. Mr. Krausz has been a managing member of several venture capital funds affiliated with U.S. Venture Partners, a venture capital firm, since August 1985. Mr. Krausz holds a B.S. in electrical engineering and an M.B.A. from Stanford University.

Robert B. Abbott has served as one of our directors since May 2002. He served as a director of Occam CA, from February 2001 to May 2002. Mr. Abbott is currently a General Partner with Norwest Venture Partners, a venture capital firm he has been with since August 1998. He also serves as a director for several private companies. Mr. Abbott received a B.S. in electrical engineering, an M.S. in electrical engineering and an M.B.A. from Stanford University.

Robert E. Bylin has served as one of our directors since September 2004. Mr. Bylin has served as the Chief Financial Officer of Pyxis Technology, Inc., an electronic design automation company, since November 2005. From April 2004 to November 2005, Mr. Bylin served as the Chief Financial Officer of TAK Imaging, a provider of imaging processors. From March 2001 to October 2003, Mr. Bylin served as Chief Financial Officer and Chief Operations Officer for D.T. Consulting, a consulting company specializing in technical integration of hardware and software systems. Prior to that he served as Chief Financial Officer and Vice President of Finance for Veridicom, Inc., a semiconductor and software company. Mr. Bylin currently serves as a director for Technology Credit Union. Mr. Bylin received a B.S. in mathematics from Trinity College and an M.B.A. from Harvard.

Thomas E. Pardun has served as one of our directors since September 2004. Mr. Pardun recently retired and is currently engaged in Board assignments, venture capital investments and management consulting. Mr. Pardun currently serves on the Boards of Directors of Western Digital Corporation, a manufacturer of hard-disk drives for personal computer and home entertainment markets, Exabyte Corporation, a provider of tape storage solutions, and two privately-held companies. Mr. Pardun served as Western Digital’s Chairman from January 2000 to January 2002. In addition, from December 2000 to October 2001, he served as Chairman and Chief Executive Officer of edge2Net, a provider of voice, data and video services. From May 1996 to July 2000, Mr. Pardun served as President of MediaOne International, an investment company investing in cable television, telephony and internet properties in the Asia/Pacific region. Prior to that, Mr. Pardun served for three years as President and Chief Executive Officer of US West Multimedia Communications Group, a US West company developing cable television and multimedia business. Mr. Pardun has also served in various executive capacities with US West Communications, Sprint, United Telecommunications, Inc., a predecessor company to Sprint, and IBM over a period of approximately twenty-seven years. Mr. Pardun received a B.B.A. in economics and marketing from University of Iowa and Management School Certificates from Harvard Business School, Stanford University and The Tuck School of Business at Dartmouth.

Kenneth R. Cole has served as a one of our directors since December 2004. Mr. Cole has served as a director since March 2004 and as Vice-Chairman since April 2004 of Valor Communications Group, Inc., a telecommunications service provider in rural communities. From March 2002 to April 2004, Mr. Cole served as Chief Executive Officer of Valor and from January 2000 to March 2002 as Valor’s President and Chief Operating Officer. Prior to 2000, Mr. Cole served in various capacities during a 26-year career at CenturyTel, Inc., a telecommunications company, including serving as Chief Operating Officer from 1999 to January 2000.

Brian H. Strom was appointed to our Board of Directors on May 17, 2006. Mr. Strom served as President and Chief Executive Officer of SureWest Communications from December 1993 to December 2005 and as a director of SureWest from December 1993 to May 2006. He served as chairman of the United States Telecom Association (US Telecom) from October 2003 to October 2004. He also served as chair of the Sacramento Area Commerce and Trade Organization (SACTO) from July 2003 to July 2004, and served as chairman of the California Communications Association (CalCom) from February 2001 to February 2002. In 2002, Mr. Strom was honored by the Sacramento Metropolitan Chamber of Commerce as Businessman of the Year.

Required Vote

The nominees receiving the highest number of affirmative votes of the holders of shares of outstanding stock entitled to vote and present at the meeting, either in person or by proxy, will be elected as directors for each class of directors identified herein.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE ELECTION OF THE NOMINEES LISTED ABOVE.

PROPOSAL TWO

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General

At this annual meeting of stockholders, we are seeking ratification of the appointment of Singer Lewak Greenbaum & Goldstein LLP as our independent registered public accounting firm for the 2006 fiscal year.

The audit committee of the Board has appointed Singer Lewak Greenbaum & Goldstein, LLP as our independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending December 31, 2006. During part of fiscal 2005 and all of fiscal 2004, PricewaterhouseCoopers LLP served as our independent registered public accounting firm and also provided certain tax and other audit related services. In July 2005, Occam’s audit committee terminated PricewaterhouseCoopers LLP as its independent registered public accounting firm and retained Singer Lewak Greenbaum & Goldstein LLP.

In the event the stockholders fail to ratify the appointment of Singer Lewak Greenbaum & Goldstein LLP as our independent registered public accounting firm, the audit committee will reconsider its selection. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of a different independent auditing firm at any time if the audit committee believes that such a change would be in the best interests of Occam and its stockholders. Stockholder ratification of the selection of Singer Lewak Greenbaum & Goldstein LLP is not required by our bylaws or otherwise. Our Board of Directors is submitting the selection of Singer Lewak Greenbaum & Goldstein LLP to the stockholders for ratification as a matter of good corporate practice.

A representative of Singer Lewak Greenbaum & Goldstein LLP is expected to be present at the annual meeting. The representative will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

Fees

Fees of Singer Lewak Greenbaum & Goldstein LLP during the 2005 fiscal year and PricewaterhouseCoopers LLP during the 2005 and 2004 fiscal years are summarized below:

Nature of Service	Fiscal Year 2005	Fiscal Year 2004
Audit Fees (1)	$194,611	$275,255
Audit-Related Fees (2)	$118,875	$20,740
Tax Fees (3)	$2,713	$23,075
All Other Fees (4)	$—	$—

(1)	Audit Fees—These are fees for professional services performed by Singer Lewak Greenbaum & Goldstein LLP for reviewing our quarterly financial statements and services that are normally provided in connection with statutory and regulatory filings or engagements, and fees for professional services performed by PricewaterhouseCoopers LLP for auditing our annual financial statements and reviewing our quarterly financial statements and services that are normally provided in connection with statutory and regulatory filings or engagements. For fiscal 2005, $165,871 of these fees were attributable to Singer Lewak Greenbaum & Goldstein LLP, and $28,740 of these fees were attributable to PricewaterhouseCoopers LLP.
(2)

Audit-Related Fees—These are fees for the assurance and related services performed by Singer Lewak Greenbaum & Goldstein LLP and PricewaterhouseCoopers LLP that are reasonably related to the performance of the audit or review of our financial statements. For fiscal 2005, these services consisted primarily of accounting consultations related to the filing of registration statements related to our rights offering, and in fiscal 2004, these services consisted primarily of accounting consultations related to the issuance of our Series A-2 preferred stock. For fiscal 2005, $46,275 of these fees were attributable to Singer Lewak Greenbaum & Goldstein LLP, and $72,600 of these fees were attributable to PricewaterhouseCoopers LLP.

(3)	Tax Fees—These are fees for professional services performed by PricewaterhouseCoopers LLP with respect to various advisory services related principally to tax preparation services and tax consultation services. For fiscal 2005 and 2004, Singer Lewak Greenbaum & Goldstein LLP did not perform any services that fell within this category.
(4)	All Other Fees—These are fees for permissible services performed by Singer Lewak Greenbaum & Goldstein LLP and PricewaterhouseCoopers LLP that do not fall within the above categories. For fiscal 2005 and 2004, neither firm performed any services that fell within this category.

Change in Independent Registered Public Accounting Firm

As previously reported in our Current Report on Form 8-K filed with the Securities and Exchange Commission on June 28, 2005 (as amended on November 9, 2005), on June 22, 2005 our audit committee dismissed our independent registered public accounting firm, PricewaterhouseCoopers LLP.

The reports of PricewaterhouseCoopers LLP on Occam’s financial statements for the fiscal years ended December 28, 2003, and December 26, 2004, did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles; however, the reports in each year contained an explanatory paragraph expressing substantial doubt regarding Occam’s ability to continue as a going concern.

During Occam’s fiscal years ended December 28, 2003 and December 26, 2004 and through June 22, 2005, there were no disagreements with PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to PricewaterhouseCoopers LLP’s satisfaction, would have caused PricewaterhouseCoopers LLP to make reference thereto in its reports on Occam’s financial statements for such years.

During Occam’s fiscal years ended December 28, 2003 and December 26, 2004 and through June 22, 2005, there were no reportable events (as described in Item 304(a)(1)(v) of Regulation S-K), except that PricewaterhouseCoopers LLP advised our audit committee and management of Occam that PricewaterhouseCoopers LLP noted internal control deficiencies related to the following: (i) a material weakness for the failure to properly recognize revenue with respect to a certain contract recorded during the quarter ended June 27, 2004; and (ii) a significant deficiency for the failure to properly classify deferred revenue within the financial statements during the quarter ended March 27, 2005. These deficiencies were discussed with the chairman of our audit committee and representatives of Occam’s management, as were the proposed remedial actions. Occam has remedied the deficiency relating to revenue recognition by filling a vacancy that existed in its finance department and by establishing new procedures to prevent future recurrences of such deficiency. Occam has remedied the deficiency relating to the deferred revenue classification by adding a deferred revenue liability account to its quarterly reconciliation accounts list. PricewaterhouseCooper LLP’s letter to the Securities and Exchange Commission stating its agreement with the statements in this paragraph is filed as an exhibit to our Current Report on Form 8-K filed on June 28, 2005.

On June 28, 2005, our audit committee engaged Singer Lewak Greenbaum & Goldstein LLP as our independent registered public accounting firm. During Occam’s fiscal years ended December 28, 2003 and December 26, 2004 and through June 28, 2005, neither Occam nor anyone acting on its behalf consulted with Singer Lewak Greenbaum & Goldstein LLP regarding either: (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on Occam’s financial statements; or (ii) any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or a reportable event (as described in

Item 304(a)(1)(v) of Regulation S-K). We authorized PricewaterhouseCoopers LLP to respond fully to the inquiries of Singer Lewak Greenbaum & Goldstein LLP concerning the subject matter of each material weakness and significant deficiency previously identified by PricewaterhouseCoopers LLP.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The audit committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and management are required to periodically report to the audit committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. The audit committee may also pre-approve particular services on a case-by-case basis. For fiscal 2005, the audit committee reviewed and pre-approved all audit and permissible non-audit fees for services provided by PricewaterhouseCoopers LLP and Singer Lewak Greenbaum & Goldstein LLP.

Determination of Independence

Our audit committee has determined that the provision of the above non-audit services such as tax-related services, by PricewaterhouseCoopers LLP and Singer Lewak Greenbaum & Goldstein LLP is compatible with their maintenance of accountant independence.

Required Vote

Ratification of the appointment of Singer Lewak Greenbaum & Goldstein LLP requires the affirmative vote of a majority of the outstanding shares of our stock that are present in person or by proxy and entitled to vote at the annual meeting.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE SELECTION OF SINGER LEWAK GREENBAUM & GOLDSTEIN LLP TO SERVE AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2006 FISCAL YEAR, AND RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THIS PROPOSAL.

PROPOSAL THREE

AMENDMENT OF CERTIFICATE OF INCORPORATION TO DECREASE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

General

At this annual meeting, stockholders will be asked to approve an amendment to our certificate of incorporation to decrease the number of authorized shares of common stock from 950,000,000 to 250,000,000. This Proposal Three assumes that we will be able to relist our common stock on the Nasdaq National Stock Market and that all of our shares of outstanding Series A-2 preferred stock will be voluntarily converted into shares of our common stock in connection with such relisting. As noted above, on June 13, 2006, we filed an application to list our common stock on the Nasdaq National Stock Market. If we are successful in relisting our common stock on the Nasdaq National Stock Market, all of our shares of outstanding Series A-2 preferred stock are converted into common stock in connection with the relisting of our common stock and this Proposal Three is approved by our stockholders, the amendment to our certificate of incorporation attached to this proxy statement as Appendix B will be filed with the Secretary of State of the State of Delaware as soon as possible following the relisting of our common stock, unless Proposals Four and Five are both also approved, in which case the amendment attached to this proxy statement as Appendix B will not be filed because it will be included in the amended and restated certificate of incorporation attached to this proxy statement as Appendix D, which will be filed instead. In addition, in the event we are unable to relist our common stock on the Nasdaq National Stock Market or all of our shares of outstanding Series A-2 preferred stock are not converted into common stock in connection with the relisting of our common stock, the proposed amendment to our certificate of incorporation attached to this proxy statement as Appendix B will not be filed and will not become effective even if approved by our stockholders at the annual meeting.

Reasons for the Decrease in the Number of Authorized Shares of Common Stock

The proposed amendment of our certificate of incorporation decreases the number of authorized shares of our common stock from 950,000,000 to 250,000,000. In March 2006, we effected a 1-for-40 reverse stock split of our outstanding common stock. As a result of the stock split, we had an excessive number of authorized, but unissued, shares of common stock. We currently have no need for such an excessive number of authorized, but unissued, shares of common stock. The proposed decrease in the number of authorized shares of our common stock set forth in the amendment to our certificate of incorporation will eliminate these unnecessary shares. In decreasing the authorized common stock, the Board of Directors determined that 250 million authorized shares would be appropriate in order to permit flexibility in declaring stock dividends and issuing shares in connection with acquisition or financing transactions. Other than a proposed public offering of common stock, Occam has no current plans with respect to any such transactions, however.

Our Current and As-Proposed Capitalization

The following table sets forth our current capitalization as of June 20, 2006, and our as-proposed capitalization, assuming the approval of this Proposal Three and the approval of Proposal Four to approve an amendment of our certificate of incorporation to increase the number of authorized shares of our preferred stock from 7,000,000 to 10,000,000, Proposal Seven to approve the 2006 Equity Incentive Plan, and Proposal Eight to approve the 2006 Employee Stock Purchase Plan:

	Current	As-Proposed(1)
Common stock, $0.001 par value Authorized	950,000,000	250,000,000
Issued & outstanding	7,245,627	15,852,913
Reserved for issuance (2)	11,270,745	13,170,745
Authorized but not issued or reserved	931,483,628	229,583,628
Total Authorized preferred stock	7,000,000	10,000,000
Series A-2 convertible preferred stock, $0.001 par value Authorized	4,600,000	—
Issued & outstanding	3,787,206	—
Reserved for issuance	—	—
Authorized but not issued or reserved	812,794	—
Total shares outstanding on an as-converted basis	15,852,913	15,852,913

(1)	Assumes voluntary conversion of all outstanding shares of Series A-2 preferred stock into 8,607,286 shares of common stock.
(2)	Current capitalization includes 2,019,393 shares reserved for issuance upon exercise of outstanding options to purchase our common stock, 485,150 shares reserved for issuance under the 2000 Stock Incentive Plan 104,750 shares reserved for issuance under the 2000 Employee Stock Purchase Plan, 54,166 shares reserved for issuance upon exercise of outstanding warrants to purchase our common stock, and 8,607,286 shares reserved for issuance upon conversion of outstanding shares of preferred stock.

As-proposed capitalization includes 2,019,393 shares reserved for issuance upon exercise of outstanding options to purchase our common stock, 2,185,150 shares reserved for issuance under the 2006 Equity Incentive Plan (assuming the approval of Proposal Seven to approve such plan), 304,750 shares reserved for issuance under the 2006 Employee Stock Purchase Plan (assuming the approval of Proposal Eight to approve such plan), and 54,166 shares reserved for issuance upon exercise of outstanding warrants to purchase our common stock.

Relationship to Proposals Four, Five and Six

This Proposal Three to approve an amendment to our certificate of incorporation to decrease the number of authorized shares of common stock is independent of and unrelated to Proposal Four to approve an amendment to our certificate of incorporation to increase the number of authorized shares of preferred stock, Proposal Five to approve an amendment and restatement of our certificate of incorporation and Proposal Six to readopt provisions of our certificate of incorporation that require supermajority approval. The approval or rejection of one Proposal will not affect the other, except that if we are successful in relisting our common stock on the Nasdaq National Stock Market, all of our shares of outstanding Series A-2 preferred stock are converted into shares of our common stock in connection with such relisting, and both Proposal Four and Proposal Five are approved, it will be unnecessary to file the amendment attached to this proxy statement as Appendix B because such amendment will be included in the amended and restated certificate of incorporation attached to this proxy statement as Appendix D that will be filed with the Secretary of State of the State of Delaware. In addition, Occam will not implement Proposal Five, even if approved by stockholders, unless this Proposal Three and Proposal Four are also approved. You are encouraged to consider the merits and impact of these proposals independently and as a whole.

Required Vote

Approval of an amendment to our certificate of incorporation to decrease the number of authorized shares of common stock requires the affirmative vote of (i) a majority of our outstanding shares of common stock and (ii) at least 66 2/3% of our outstanding voting stock (with our common stock and Series A-2 preferred stock voting together as a single class) and each Series A-2 preferred stock being entitled to a number of votes equal to the number of shares into which it is convertible (currently 2.27273 shares of common stock).

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE PROPOSED AMENDMENT TO OUR CERTIFICATE OF INCORPORATION TO DECREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK AND RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THIS PROPOSAL.

PROPOSAL FOUR

AMENDMENT OF CERTIFICATE OF INCORPORATION TO INCREASE NUMBER OF AUTHORIZED SHARES OF PREFERRED STOCK

General

At this annual meeting, stockholders will be asked to approve an amendment to our certificate of incorporation to increase the number of authorized shares of preferred stock from 7,000,000 to 10,000,000. This Proposal Four assumes that we will be able to relist our common stock on the Nasdaq National Stock Market and that all of our shares of outstanding Series A-2 preferred stock will be voluntarily converted into shares of our common stock in connection with such relisting. As noted above, on June 13, 2006, we filed an application to list our common stock on the Nasdaq National Stock Market. If we are successful in relisting our common stock on the Nasdaq National Stock Market, all of our shares of outstanding Series A-2 preferred stock are converted into common stock in connection with the relisting of our common stock and this Proposal Four is approved by our stockholders, the amendment to our certificate of incorporation attached to this proxy statement as Appendix C will be filed with the Secretary of State of the State of Delaware as soon as possible following the relisting of our common stock, unless Proposals Three and Five are both also approved, in which case the amendment attached to this proxy statement as Appendix C will not be filed because it will be included in the amended and restated certificate of incorporation attached to this proxy statement as Appendix D, which will be filed instead. In addition, in the event we are unable to relist our common stock on the Nasdaq National Stock Market or all of our shares of outstanding Series A-2 preferred stock are not converted into common stock in connection with the relisting of our common stock, the proposed amendment to our certificate of incorporation attached to this proxy statement as Appendix C will not be filed and will not become effective even if approved by our stockholders at the annual meeting.

Reasons for the Increase in the Number of Authorized Shares of Preferred Stock and Anti-Takeover Effects

The increase in the number of authorized shares of preferred stock is intended solely for purposes of reserving a sufficient number of shares of preferred stock in the event we need to issue shares of preferred stock in the future. The additional shares of preferred stock would be available for issuance to investors in future financing transactions, to partners in future strategic transactions, to existing stockholders to avoid a future takeover attempt of Occam, or other similar transactions and circumstances. Although we have no specific plans, understandings or agreements at present for the issuance of the additional shares of preferred stock, if an increase in the authorized number of shares of preferred stock were to be postponed until a specific need arose, the delay and expense incident to obtaining approval of the stockholders at that time could significantly impair our ability to consummate a transaction or meet financing requirements or other objectives that may be related to the issuance of such additional shares of preferred stock.

Under the provisions of our certificate of incorporation, the additional preferred stock authorized under our certificate of incorporation would be available for issuance by the Board without any future action by the stockholders, unless such action were specifically required by our certificate of incorporation, applicable law or the rules of any stock exchange or quotation system on which our securities may then be listed.

The table set forth in Proposal Three includes information regarding our current capitalization as of June 20, 2006, and our as-proposed capitalization, assuming the approval of this Proposal Four and the approval of Proposal Three to approve an amendment to our certificate of incorporation to decrease the number of authorized shares of our common stock from 950,000,000 to 250,000,000, Proposal Seven to approve the 2006 Equity Incentive Plan and Proposal Eight to approve the 2006 Employee Stock Purchase Plan. Please see the table in Proposal Three to better understand the impact that the approval of this Proposal Four would have on our capitalization.

The existence of authorized but unissued shares of preferred stock and the proposed increase in authorized but unissued preferred stock may have anti-takeover effects. See “Provisions of our Certificate of Incorporation and Bylaws that have Anti-Takeover Effects” on page 36 of this proxy statement.

Description of our Series A-2 Preferred Stock

The following is a summary of the principal rights, preferences, and privileges of our currently outstanding Series A-2 preferred stock (including the terms on which the Series A-2 preferred stock will be converted into common stock). The rights, preferences, and privileges of the Series A-2 preferred stock were determined by a special committee of our Board of Directors as set forth in the Certificate of Designations of Series A-2 Preferred Stock filed with the Secretary of State of the State of Delaware on November 19, 2003, and subsequently amended. A description of the transaction in which shares of our currently outstanding Series A-2 preferred stock were issued is set forth under the heading “Related Party Transactions” on page 61 of this proxy statement. In addition, we disclosed the terms and conditions of our issuances of Series A-2 preferred stock in our Current Reports on Form 8-K filed with the Securities and Exchange Commission on November 21, 2003, March 12, 2004, April 9, 2004, January 13, 2005, January 19, 2005, March 24, 2005 and April 21, 2005. These Current Reports on Form 8-K are available at www.sec.gov and include as exhibits the Certificate of Designations, as amended, setting forth the rights, privileges and preferences of our Series A-2 preferred stock.

In connection with our proposed public offering and relisting on the Nasdaq National Stock Market, we expect that stockholders will elect to convert all outstanding shares of our Series A-2 preferred stock into common stock at the applicable conversion ratio of 2.27273 shares of common stock for each outstanding share of Series A-2 preferred stock. We are providing the following description of the rights, privileges, and preferences of our outstanding Series A-2 preferred stock for informational purposes only. Under our existing certificate of incorporation and the amended and restated certificate of incorporation contemplated by Proposal Five, our Board of Directors has discretion to establish the rights, preferences, and privileges of any new issuance of preferred stock. If Occam were to issue additional shares of preferred stock in the future, the rights, preferences, and privileges of the preferred stock issued could differ materially from the rights, preferences, and privileges of the currently outstanding Series A-2 preferred stock.

Dividends

No dividends have accrued or are payable with respect to the Series A-2 preferred stock. We currently have no intention of paying any cash dividends on any of our capital stock, and we currently have no earnings or profits from which to pay any cash dividends. In the event we were to pay a dividend on our common stock (excluding certain dividends payable in common stock), the holders of Series A-2 preferred stock would be entitled to receive at the same time an equivalent dividend based on the number of shares of common stock into which the Series A-2 preferred stock was then convertible.

Liquidation preference

In the event of any liquidation, dissolution, or winding up of Occam, holders of Series A-2 preferred stock will be entitled to receive an amount equal to 150% of the original purchase price of such Series A-2 preferred stock, or $15 per share of Series A-2 preferred stock, before any distributions of Occam’s assets may be made to common stockholders. If the assets available for distribution to stockholders do not permit payment of the full Series A-2 preferred stock liquidation preference, the assets that are available for distribution would be distributed pro-rata among the holders of Series A-2 preferred stock based on the number of shares of Series A-2 preferred stock held by each such holder. As of June 20, 2006, the aggregate liquidation preference of the outstanding Series A-2 preferred stock before any distributions of Occam’s assets may be made to common stockholders totaled $56.8 million.

After payment of the full Series A-2 preferred stock liquidation preference, holders of Series A-2 preferred stock will participate with common stockholders in connection with any additional distributions based on the number of shares of common stock into which each share of Series A-2 preferred stock is then convertible. This right to receive distributions on a share-for-share basis (assuming conversion) with common stockholders is sometimes referred to as the Series A-2’s “participation right.” The Series A-2 participation right terminates, however, when the aggregate proceeds paid on each share of Series A-2 preferred stock equals 300% of the original purchase price and thereafter all remaining proceeds will be payable to common stockholders on a pro- rata basis. Nevertheless, if a preferred stockholder would receive a larger distribution by converting his or her shares to common stock, his or her preferred stock will be deemed to have been automatically converted for purposes of the transaction such that the preferred stockholder will always receive the maximum amount to which he or she would be entitled, regardless of whether he or she affirmatively elects to convert. Based on outstanding shares as of June 20, 2006, the 300% limitation on the Series A-2 preferred stock’s participation rights would imply that Series A-2 preferred stockholders will not receive any additional distributions as preferred stockholders after approximately $113.6 million has been distributed to preferred stockholders.

Treatment of mergers, acquisitions, and asset sales

For purposes of the liquidation preferences of the Series A-2 preferred stock, a reorganization, merger, consolidation, or acquisition involving Occam where our stockholders hold less than a majority of the outstanding voting securities of the surviving or successor corporation or its parent, or a sale of all or substantially all our assets, will be treated as a “liquidation, dissolution, or winding up” of Occam. As a result, distributions of merger or acquisition consideration, or the net proceeds available for stockholders after any asset sale, would be made to Occam stockholders according to the liquidation provisions described above.

Holders of at least  2/3 of the outstanding shares of Series A-2 preferred stock may waive the treatment of any of the foregoing transactions as a “liquidation.” Investment funds affiliated with U.S. Venture Partners, New Enterprise Associates, Norwest Venture Partners, and Alta Partners currently hold in excess of  2/3 of the outstanding Series A-2 preferred.

Conversion rights

Each holder of Series A-2 preferred stock may elect to convert his or her shares into common stock at any time based on the then-applicable conversion rate. Each share of Series A-2 preferred stock is presently convertible into approximately 2.27273 shares of common stock based on the current conversion price of $4.40 per common share. Upon a conversion, the stockholder will forfeit all rights, preferences, and privileges associated with the preferred stock and will be entitled only to the rights of a common stockholder holding the number of shares issued on such conversion.

Automatic conversion

All outstanding shares of Series A-2 preferred stock will convert into common stock at the then-applicable conversion rate upon the written election of 66 2/3% of the then-outstanding Series A-2 preferred stock. Investment funds affiliated with U.S. Venture Partners (USVP), New Enterprise Associates (NEA), and Norwest Venture Partners (Norwest), collectively holding approximately 62.4% of the outstanding Series A-2 preferred stock as of June 20, 2006, have agreed not to effect any such automatic conversion without the consent of Alta Partners (Alta). Alta, USVP, Norwest, and NEA collectively held approximately 84.3% of the Series A-2 preferred stock on June 20, 2006.

Mechanics of Conversion

We will not issue any fractional shares of our common stock on conversion of Series A-2 preferred stock. In lieu of fractional shares, we will pay cash equal to the product of any fractional share (rounded to the nearest second decimal) and the average of the closing price of our common stock over the ten trading days prior to, but not including, the effective date of the conversion.

In order to voluntarily convert shares of Series A-2 preferred stock into common stock, a stockholder must surrender the certificate(s) for the shares of Series A-2 preferred stock to be converted at the offices of Occam or its transfer agent and must give written notice to Occam that it elects to convert the shares. In the event of an automatic conversion, the outstanding Series A-2 preferred stock will be deemed converted without any action by any stockholder (other than the written consent of holders of a sufficient number of shares of Series A-2 preferred stock to effect the automatic conversion, as described above). We will issue certificates representing the common stock issued on an elective conversion as soon as practicable after all conditions have been satisfied. In connection with automatic conversions, we will not be required to issue to any stockholder a certificate evidencing common stock until the certificates that previously represented such stockholder’s Series A-2 preferred shares have been surrender to Occam or its transfer agent.

Elective conversions will be deemed effective immediately prior to the close of business on the date of surrender of the certificate(s) representing the Series A-2 preferred stock to be converted together with the written notice of conversion. In the case of an automatic conversion, the conversion will be deemed effective immediately prior to the close of business on the date the required written consent of stockholders has been executed and delivered to Occam.

All issuances of Series A-2 preferred stock will in certificated form and will be represented by a physical stock certificate. Purchasers of Series A-2 preferred stock are cautioned to place these certificates in a secure place. In the event of the loss, theft, or destruction of any Series A-2 preferred stock certificates, we will not be required to issue a certificate representing any common stock issued on conversion, or any replacement Series A-2 stock certificate, until the stockholder has delivered an appropriate agreement of indemnity to Occam or its transfer agent, which will include a requirement of bond based on the value of the lost certificate(s).

Anti-dilution protections

Subject to certain exceptions, the conversion price of the Series A-2 preferred stock will be adjusted downward, according to a “broad-based” weighted average formula, from the current conversion price of $4.40 (and the conversion rate will accordingly be adjusted upward from the current conversion rate of approximately 2.27273 shares of common stock per Series A-2 preferred stock share) if Occam issues any additional equity securities at a common-equivalent price of less than $4.40 (the common-equivalent price at which the Series A-2 preferred stock was issued).

To date, we have required substantial funding to operate our business, and we cannot assure you that we will not be required in the future to engage in transactions that trigger the anti-dilution provisions of the Series A-2 preferred stock. To the extent these anti-dilution provisions are triggered, existing holders of common stock will experience additional dilution in their voting and economic interests. In addition to the foregoing “price-based” anti-dilution protection, the conversion price and applicable conversion rate will also be adjusted to reflect any stock split, reverse stock split, stock dividend, recapitalization or similar transaction affecting the common stock.

The “price based” anti-dilution protections of the Series A-2 preferred stock are subject to the following principal exclusions, and issuances of our capital stock or related rights in these circumstances, even if at common-equivalent prices less than $4.40, will not result in adjustments to the conversion price or conversion rate of the Series A-2 preferred stock:

•	to employees, directors, consultants and other service providers for the primary purpose of soliciting or retaining their services pursuant to plans or agreements approved by our board;

•	to customers, commercial partners (including technology partners, marketing partners, or distribution partners), and vendors of Occam unless our board has determined in good faith that the value of the capital stock or related rights issued exceeds $1 million;

•	to banks, commercial lenders, equipment lessors, and other financial institutions in connection with commercial leasing or debt financing transactions, the terms of which have been approved by our board, unless our board has determined in good faith that the value of the capital stock or related rights issued exceeds $1 million;

•	in connection with acquisitions by Occam of another corporation or business, whether by merger, asset purchase, reorganization, or similar transaction, on terms approved by our board, unless our board has determined in good faith that the value of the capital stock or related rights issued exceeds $1 million; or

•	in a firm commitment underwritten public offering pursuant to a registration statement filed with the SEC.

For a more detailed explanation of the anti-dilution protections applicable to our Series A-2 preferred stock, please review the Certificate of Designations attached as Appendix C to this proxy statement.

No redemption rights

Holders of Series A-2 preferred stock are not entitled to require that Occam redeem any shares of Series A-2 preferred stock.

Voting rights

Except as otherwise required by law, holders of Series A-2 preferred stock will vote together as a single class with holders of common stock on all matters submitted to stockholders for vote, including the election of directors. Each share of Series A-2 preferred stock will be entitled to the number of shares of common stock into which it would have been convertible on the record date applicable to such vote. Each share of Series A-2 preferred stock is presently entitled to cast approximately 2.27273 votes.

Under applicable provisions of Delaware and California law, the Series A-2 preferred stock and common stock may be entitled to vote as separate classes on certain matters, notwithstanding the foregoing voting provisions.

Relationship to Proposals Three, Five and Six

This Proposal Four to approve an amendment to our certificate of incorporation to increase the number of authorized shares of preferred stock is independent of and unrelated to Proposal Three to approve an amendment to our certificate of incorporation to decrease the number of authorized shares of common stock, Proposal Five to approve an amendment and restatement of our certificate of incorporation and Proposal Six to readopt provisions of our certificate of incorporation that require supermajority approval. The approval or rejection of one Proposal will not affect the other, except that if we are successful in relisting our common stock on the Nasdaq National Stock Market, all of our shares of outstanding Series A-2 preferred stock are converted into shares of our common stock in connection with such relisting, and both Proposal Three and Proposal Five are approved, it will be unnecessary to file the amendment attached to this proxy statement as Appendix C because such amendment will be included in the amended and restated certificate of incorporation attached to this proxy statement as Appendix D that will be filed with the Secretary of State of the State of Delaware. In addition, Occam will not implement Proposal Five, even if approved by stockholders unless Proposal Three and this Proposal Four are also approved. You are encouraged to consider the merits and impact of these proposals independently and as a whole.

Required Vote

Approval of an amendment to our certificate of incorporation to increase the number of authorized shares of preferred stock requires the affirmative vote of (i) a majority of our outstanding shares of preferred stock and (ii) at least 66 2/3% of our outstanding voting stock (with our common stock and Series A-2 preferred stock voting together as a single class) and each Series A-2 preferred stock being entitled to a number of votes equal to the number of shares into which it is convertible (currently 2.27273 shares of common stock).

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE PROPOSED AMENDMENT TO OUR CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF PREFERRED STOCK AND RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THIS PROPOSAL.

PROPOSAL FIVE

AMENDMENT AND RESTATEMENT OF CERTIFICATE OF INCORPORATION

General

At this annual meeting, stockholders will be asked to approve the amendment and restatement of our certificate of incorporation. We are amending and restating our certificate of incorporation in order to decrease the number of authorized shares of our common stock, increase the number of shares of our preferred stock, and to update certain other provisions of our certificate of incorporation. This Proposal Five will not be implemented, notwithstanding stockholder approval, unless stockholders also approve both Proposal Three and Proposal Four. This Proposal Five assumes that we will be able to relist our common stock on the Nasdaq National Stock Market and that all of our shares of outstanding Series A-2 preferred stock will be voluntarily converted into shares of our common stock in connection with such relisting. As noted above, on June 13, 2006, we filed an application to list our common stock on the Nasdaq National Stock Market. If we are successful in relisting our common stock on the Nasdaq National Stock Market, all of our shares of outstanding Series A-2 preferred stock are converted into common stock in connection with such relisting, Proposals Three and Four are both approved, and this Proposal Five is approved by our stockholders, the amended and restated certificate of incorporation will be filed with the Secretary of State of the State of Delaware as soon as possible following the relisting of our common stock. In the event that we are unable to relist our common stock on the Nasdaq National Stock Market or any of the other events listed above do not happen, the proposed amended and restated certificate of incorporation will not be filed and will not become effective, even if approved by our stockholders at the annual meeting. A copy of the proposed amended and restated certificate of incorporation marked to show the proposed changes to the current certificate of incorporation, as amended, is attached to this proxy statement as Appendix D. We encourage you to review the proposed amended and restated certificate of incorporation carefully.

Summary of Amended and Restated Certificate of Incorporation

The following is a summary of the principal provisions of our current certificate of incorporation and the proposed amendments to be included in the amended and restated certificate of incorporation.

Provisions of the Current Certificate of Incorporation

Authorized Shares

950,000,000 shares of our common stock and 7,000,000 shares of our preferred stock are currently authorized under our certificate of incorporation.

Provisions of the Proposed Amended and Restated Certificate of Incorporation and Reasons for the Amendments

The proposed amendment and restatement of the certificate of incorporation decreases the number of authorized shares of our common stock from 950,000,000 to 250,000,000 and increases the number of authorized shares of our preferred stock from 7,000,000 to 10,000,000. These changes result in the total number of authorized shares of our capital stock being reduced from 957,000,000 to 260,000,000.

As noted in Proposal Three, in March 2006, we conducted a 1-for-40 reverse stock split of our outstanding common stock. As a result of the stock split, we had an excessive number of authorized, but unissued, shares of common stock. We currently have no need for such an excessive number of authorized, but unissued shares of common stock. The proposed decrease in the number of authorized shares of our common stock set forth in the amended and restated certificate of incorporation will eliminate these unnecessary shares. In decreasing the authorized common stock, the Board of Directors determined that 250 million authorized shares would be appropriate in order to permit flexibility in declaring stock dividends and issuing shares in connection with acquisition or financing transactions. Other than a proposed public offering of common stock, Occam has no current plans with respect to any such transactions, however.

As noted in Proposal Four, the increase in the number of authorized shares of preferred stock is intended solely for purposes of reserving a sufficient number of shares of preferred stock in the event we need to issue shares of preferred stock in the future. The additional shares of preferred stock would be available for issuance to investors in future financing transactions, to partners in future strategic transactions, to existing stockholders to avoid a future takeover attempt of Occam, or other similar transactions and circumstances. Although we have no specific plans, understandings or agreements at present for the issuance of the additional shares of preferred stock, if an increase in the authorized number of shares of preferred stock were to be postponed until a specific need arose, the delay and expense incident to obtaining approval of the stockholders at that time could significantly impair our ability to consummate a transaction, meet financing requirements or other objectives that may be related to the issuance of such additional shares of preferred stock.

Provisions of the Current Certificate of Incorporation

Provisions of the Proposed Amended and Restated Certificate of Incorporation and Reasons for the Amendments

Under the provisions of our certificate of incorporation, the additional preferred stock authorized under our certificate of incorporation would be available for issuance by the Board without any future action by the stockholders, unless such action were specifically required by our certificate of incorporation, applicable law or the rules of any stock exchange or quotation system on which our securities may then be listed.

The table set forth in Proposal Three includes information regarding our current capitalization as of June 20, 2006, and our as-proposed capitalization, assuming the approval of the decrease in the number of authorized shares of our common stock, the increase in the number of authorized shares of our preferred stock, the approval of the 2006 Equity Incentive Plan and the approval of the 2006 Employee Stock Purchase Plan set forth in this proxy statement. Please see the table in Proposal Three to better understand the impact the approval of these changes in our authorized stock would have on our capitalization.

In addition, Proposal Four includes a summary of the principal rights, preferences, and privileges of our currently outstanding Series A-2 preferred stock (including the terms on which the Series A-2 preferred stock will be converted into common stock) under the heading, “Description of our Series A-2 Preferred Stock.” A description of the transaction in which shares of our currently outstanding Series A-2 preferred stock were issued is set forth under the heading “Related Party Transactions” on page 61 of this proxy statement. As indicated in Proposal Four, in connection with our proposed public offering and relisting on the Nasdaq National Stock Market, we expect that stockholders will elect to convert all outstanding shares of our Series A-2 preferred stock into common stock at the applicable conversion ratio of 2.27273 shares of common stock for each outstanding share of Series A-2 preferred stock. If and to the extent Occam were to issue additional shares of preferred stock in the future, the rights, preferences, and privileges of the preferred stock issued could differ materially from the rights, preferences, and privileges of the currently outstanding Series A-2 preferred stock. Our Board of Directors will have the discretion to establish the rights, preferences, and privileges of any future issuances of preferred stock.

In addition to the decrease in authorized shares of common stock and the increase in authorized shares of preferred stock, language regarding the stock split that was effected in March 2006 will be removed from the current certificate of incorporation because the stock split has already occurred and the continued inclusion of the language is not necessary.

Provisions of the Current Certificate of Incorporation

Rights, Preferences and Privileges

The Board of Directors is entitled to issue shares of preferred stock and determine the rights, preferences, privileges and restrictions on such preferred stock without further stockholder approval. In addition, the Board of Directors is authorized to increase or decrease the number of shares of any series of preferred stock, but not below the number of shares of such series then outstanding.

Provisions of the Proposed Amended and Restated Certificate of Incorporation and Reasons for the Amendments

Language will be added to clarify that each share of our common stock entitles the holder of such stock to one vote on any matter submitted to a vote at a meeting of stockholders; provided, however, except as otherwise required by law, holders of common stock are not entitled to vote on any amendment to our certificate of incorporation that relates solely to the terms of one or more outstanding shares of preferred stock if the holders of such affected series are entitled to vote on such amendment separately or together as a class with holders of other series of preferred stock. The added language is consistent with the provisions of Sections 212 and 242 of the Delaware General Corporation Law.

In addition, language will be added to provide that except as may be required by law, stockholders are not entitled to cumulate votes at any election of directors. If we are successful in relisting our common stock on the Nasdaq National Stock Market, we will no longer be subject to Section 2115 of the California Corporations Code, which would otherwise give our stockholders the right to cumulative voting. We would remain subject to Section 214 of the Delaware General Corporation Law, which provides that stockholders may have cumulative voting rights if allowed under the certificate of incorporation. Our current certificate of incorporation does not provide for cumulative voting under Delaware law, and our Board does not believe that allowing the stockholders to have cumulative voting rights is in the best interests of Occam at this time.

Amendment of Bylaws Our bylaws may be amended by our Board of Directors, or by the vote of holders of at least sixty-six and two-thirds percent (66 2/3%) of our outstanding shares of voting stock.	No changes will be made to this provision.

Provisions of the Current Certificate of Incorporation

Board of Directors

The number of directors is determined by resolution of the Board of Directors. At each annual meeting of stockholders, directors of Occam are elected and hold office until the expiration of the term for which they are elected, or until their successors have been elected. Vacancies on the Board of Directors may be filled only by a vote of a majority of the remaining members of the Board of Directors. Directors appointed by the Board of Directors hold office for the remainder of the full term of the director for which the vacancy was created, or until their successors have been elected. A director may be removed from office by the vote of holders of sixty-six and two-thirds percent (66 2/3%) of the outstanding shares of voting stock.

Provisions of the Proposed Amended and Restated Certificate of Incorporation and Reasons for the Amendments

Language will be added to clarify that no decrease in the number of directors constituting the Board of Directors will shorten the term of any incumbent director.

This language is being added to clarify that a decrease in the number of directors will not cause the removal of one of our directors. The added language is consistent with the bylaws of Occam.

Actions by Stockholders

Any action required or permitted to be taken by the stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by written consent of the stockholders. At any annual or special meeting of stockholders, only business that has been brought before such meeting in the manner provided by our bylaws may be conducted or considered at such meeting. Special meetings may only be called by the Chairman of the Board of Directors, or by a majority of the members of the Board of Directors.

Language will be added to provide that the Chief Executive Officer or the President of Occam may also call a special meeting of the stockholders.

This language is being added to provide more flexibility with respect to the calling of special meetings of the stockholders, if necessary. The added language is consistent with the provisions of Section 212 of the Delaware General Corporation law.

Provisions of the Current Certificate of Incorporation

Indemnification

To the fullest extent permitted by applicable law, we are authorized to provide indemnification of (and advancement of expenses to) our directors, officers, employees and agents in excess of the indemnification and advancement otherwise permitted by Delaware law, with respect to action for breach of duty to Occam, its stockholders and others. In addition, subject to certain exceptions, none of our directors are personally liable to Occam or any stockholder for monetary damages for breach of fiduciary duty as a director.

Each person who was or is made a party or is threatened to be made a party to or is in any way involved in any threatened, pending or completed action, suit of proceeding, whether civil criminal, administrative or investigative, including any appeal therefrom, by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director of Occam or a direct or indirect subsidiary of Occam, or is or was serving at the request of Occam as a director of officer of another entity or enterprise, or was a director or officer of a foreign or domestic corporation with was a predecessor corporation of Occam or of another entity or enterprise at the request of such predecessor corporation, will be indemnified and held harmless by Occam, and Occam will advance all expenses incurred by any such person in defense of any such proceeding prior to its final determination, to the fullest extent authorized by Delaware law. In any proceeding against Occam to enforce these rights, Occam has the burden of proving that such person has not met the standards of conduct for permissible indemnification under Delaware law.

Provisions of the Proposed Amended and Restated Certificate of Incorporation and Reasons for the Amendments

Language will be added to provide that no amendment of the certificate of incorporation or adoption of any provision of the certificate of incorporation or the bylaws of Occam will eliminate or reduce the effect of the indemnification provisions of the certificate of incorporation in respect of any matter that occurred prior to such amendment or adoption.

This language is being added to clarify that amendments to our certificate of incorporation or bylaws cannot negate the protection provided by the indemnification provisions set forth in our certificate of incorporation with respect to matters that occurred prior to such amendments. The language added is consistent with Section 145 of the Delaware General Corporation Law and provisions of the bylaws of Occam that provide for indemnification of certain individuals.

Amendment of Certificate of Incorporation

Except for certain provisions relating to our corporate name, our registered agent in Delaware and the nature of our business, none of the provisions of the amended and restated certificate of incorporation may be repealed or amended without the vote of holders of at least sixty-six and two-thirds percent (66  2/3%) of the outstanding voting stock.

No changes will be made to this provision.

Relationship to Proposals Three, Four and Six

This Proposal Five to approve an amendment and restatement of our certificate of incorporation is, for stockholder approval purposes, independent of and unrelated to Proposal Three to approve the decrease of the number of authorized shares of our common stock, Proposal Four to approve the increase of the number of authorized shares of our preferred stock and Proposal Six to readopt provisions of our certificate of incorporation that require supermajority approval, except that the proposed amended and restated certificate of incorporation includes the same anti-takeover provisions that exist in our current certificate of incorporation as described in Proposal Six. Nevertheless, even if stockholders approve this Proposal Five, Occam will not file the amended and restated certificate of incorporation unless Proposal Three and Proposal Four are each independently approved. In addition, if this Proposal Five is approved (including Proposal Three and Proposal Four), it will be unnecessary to file the amendments attached to this proxy statement as Appendix B and C, because, as described in Proposals Three and Four, the proposed amendments subject to such Proposals would be included in the amended and restated certificate of incorporation approved by this Proposal Five. In addition, if we are successful in relisting our common stock on the Nasdaq National Stock Market, it will be unnecessary to file the amendment attached to this proxy statement as Appendix E, because, as described in Proposal Six, we would no longer be subject to Section 2115 of the California Corporations Code and the readoption of the supermajority voting provisions requested in Proposal Six would no longer be necessary. You are encouraged to consider the merits and impact of these proposals independently and as a whole.

Required Vote

Approval of our amended and restated certificate of incorporation requires the affirmative vote of (i) 66 2/3% of our outstanding voting stock (with our common stock and Series A-2 preferred stock voting together as a single class) and each Series A-2 preferred stock being entitled to a number of votes equal to the number of shares into which it is convertible (currently 2.27273 shares of common stock); (ii) a majority of our outstanding shares of Series A-2 preferred stock; and (iii) a majority of our outstanding shares of common stock.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE PROPOSED AMENDMENT AND RESTATEMENT OF OUR CERTIFICATE OF INCORPORATION AND RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THIS PROPOSAL.

PROPOSAL SIX

READOPTION OF SUPERMAJORITY VOTING PROVISIONS

The stockholders are being asked to approve an amendment to our certificate of incorporation to readopt certain provisions of our certificate of incorporation that require the approval of at least 66 2/3% of our outstanding voting stock in order to take certain actions under our certificate of incorporation. As discussed in greater detail below, Section 710 of the California Corporations Code provides that stockholder approval is required every two years for supermajority voting provisions set forth in a company’s certificate of incorporation. The supermajority voting provisions in our amended and restated certificate of incorporation were last adopted by our stockholders at the annual meeting held on October 4, 2004. A copy of the proposed amendment to the certificate of incorporation is attached to this proxy statement as Appendix E.

Reasons for the Readoption of the Supermajority Voting Provisions in the Certificate of Incorporation

The DGCL provides generally that the affirmative vote of a majority of the shares entitled to vote is required to amend a corporation’s certificate or bylaws, unless a corporation’s certificate or bylaws, as the case may be, requires a greater percentage. Subject to Section 2115 of the California Corporations Code, discussed below, our certificate of incorporation imposes supermajority voting requirements in connection with the amendment of certain provisions of our certificate of incorporation. Specific provisions of our certificate of incorporation that require the consent of at least 66 2/3% of our outstanding voting stock in order to amend are Article IV (authorized stock), Article V (amendments to the bylaws), Article VI (number and election of directors), Article VII (no stockholder action by written consent, limitations on special meetings of stockholders), Article VIII (indemnification of directors, officers, employees and agents), Article IX (election to be governed by Section 203 of the Delaware General Corporation Law with respect to business combinations with interested directors) and Article X (amendments to certificate of incorporation).

In addition, certain other provisions of our certificate of incorporation require the consent of at least 66 2/3% of our outstanding voting stock in order to take certain actions. Article V provides, among other things, that stockholder amendments to our bylaws must be approved by at least 66 2/3% of the outstanding shares entitled to vote, and Article VI provides, among other things, that directors may only be removed by stockholders if such removal is for cause and stockholders supporting such removal hold at least 66 2/3% of the outstanding voting stock.

The Articles specified above are key provisions in our certificate of incorporation. These provisions were previously approved by the stockholders of Occam and the Board believes that it is in the interests of Occam and its stockholders that such provisions be preserved. These supermajority voting requirements were originally included in our certificate of incorporation to protect key provisions of the certificate from arbitrary amendment and to prevent a simple majority of stockholders from taking actions that may be harmful to other stockholders or making changes to provisions that are intended to protect all stockholders. The purpose of the proposed readoption of the supermajority voting requirements of Article V, VI and X is to give continued effect to the provisions of our amended and restated certificate of incorporation previously approved by our stockholders.

Although we are incorporated in Delaware, we are subject to Section 2115 of the California Corporations Code, which imposes various requirements of California corporate law on non-California corporations if they have characteristics of ownership and operations indicating significant contacts with California. Public companies listed on a recognized national securities exchange or the Nasdaq National Market are generally exempt from Section 2115. We became subject to the provisions of Section 2115 following our delisting from the Nasdaq National Stock Market in July 2002 for failure to maintain the minimum bid price requirement with respect to our common stock. Among the key provisions of the California Corporations Code that apply to

Occam are the right of our stockholders to cumulate votes in the election of directors (Section 708) and limitations on the effectiveness of supermajority voting provisions contained in a corporation’s charter documents (Section 710).

Section 710 of the California Corporations Code limits the effectiveness of supermajority voting provisions to a period of two years from the filing of the most recent charter amendment or certificate of determination that adopted or readopted the supermajority voting provision, and Section 710 applies to Occam as a result of Section 2115 described above. We recently filed an application to list our common stock on the Nasdaq National Stock Market. We believe that we will meet the criteria for listing on the Nasdaq National Stock Market due to the market value of our listed securities, the number and market value of our publicly held shares, the number of our round lot holders, the number of our market makers, and the increase in the trading price of our common stock, provided that we continue to trade at a price in excess of $5.00 for at least 90 trading days. On March 10, 2006, we effected a 1-for-40 reverse split of our common stock. Since that date, our common stock has traded at or above a price of $14.75. On June 13, 2006, Occam filed an application to relist its common stock for trading on the Nasdaq National Stock Market in connection with a proposed public offering of common stock. That application remains pending. If our common stock is relisted on the Nasdaq National Stock Market, Section 2115 would no longer apply to Occam, and readoption of the supermajority voting provisions would no longer be required. We are proposing that our stockholders approve and readopt those certain provisions of our certificate of incorporation that require 66 2/3% stockholder approval in connection with certain amendments of our certificate of incorporation.

Anti-Takeover Effects of a Readoption of the Supermajority Voting Requirement

Companies sometimes increase the level of stockholder approval required to amend or repeal provisions of their charter documents that have anti-takeover effects as an additional defensive measure to fend off hostile offers. As indicated under the caption “Provisions of our Certificate of Incorporation and Bylaws that have Anti-Takeover Effects” below, Article IV (authorized share amounts and authority of the Board to designate and issue preferred stock), Article V (authority of Board to amend bylaws and limitations on stockholder ability to amend bylaws), Article VI (number of directors, election of directors, authority of Board to fill vacancies and limitations on the ability of stockholders to remove directors), Article VII (no stockholder action by written consent, limitations on stockholder proposals, limitations on stockholder ability to call a special stockholder meetings), Article VIII (indemnification of directors, officers and employees), and Article IX (election to be governed by Section 203 of the DGCL) of our certificate of incorporation all have potential anti-takeover effects that may render more difficult the accomplishment of mergers or the assumption of control by a principal stockholder, and thus make it difficult to remove members of management or the Board. As a result, such anti-takeover effects may deprive Occam’s stockholders of the potential benefits of a takeover attempt, such as realization of a premium over the market price of their shares in a tender offer or the temporary increase in market price that could result from an attempted takeover. The proposed readoption of Article X, which requires the approval of at least 66 2/3% of the outstanding voting stock to amend the provisions listed above, as well as the readoption of Articles V and VI, which, as described above, require the approval of at least 66 2/3% of the outstanding voting stock to take certain actions, may make it more difficult for stockholders or potential acquirors to overcome the anti-takeover implications of the Articles listed above, and may have the additional effect of permitting Occam’s current management, including the current Board of Directors, to retain their positions, and place management and the Board in a better position to resist changes that stockholders may wish to make, if they are dissatisfied with the management of Occam’s business.

This proposal is not part of a plan by management to adopt a series of anti-takeover amendments and Occam does not presently intend to propose other anti-takeover measures in future proxy solicitations.

While the proposed readoption may have anti-takeover ramifications, the Board believes that the advantages of the readoption, including enhanced protection of the provisions of our certificate of incorporation, outweighs any disadvantages. To the extent that the proposal may have anti-takeover effects, it may encourage persons seeking to acquire the company to negotiate directly with the Board, thus enabling the Board to consider the proposed transaction in a manner that best serves the interest of our stockholders.

We do not know of any efforts to accumulate our common stock or obtain control of Occam by means of a merger, tender offer, solicitation in opposition to management or otherwise. We believe that our Board does not intend to exercise the powers granted to it by the certificate of incorporation except on terms which our Board deems to be in Occam’s best interest and in the best interests of our then-existing stockholders.

Provisions of our Certificate of Incorporation and Bylaws that have Anti-Takeover Effects

The following is a brief summary of certain provisions of our certificate of incorporation and bylaws that may have anti-takeover effects:

Provision

Certificate of Incorporation

Article IV authorizing the Board to issue up to 7,000,000 shares of preferred stock (or 10,000,000 shares in the event Proposal Four is approved), with rights and preferences fixed by the Board, at any time, without further stockholder approval.

Anti-Takeover Effect

The issuance of shares of preferred stock may delay or prevent a change in control transaction without further action by our stockholders. As a result, the market price of our common stock and the voting and other rights of the holders of our common stock may be adversely affected. The issuance of preferred stock may result in the loss of voting control to others.

Article V authorizing the Board to amend, repeal, alter or rescind the bylaws at anytime without stockholder approval, and requiring stockholder amendments to the bylaws to be approved by at least 66 2/3% of outstanding shares entitled to vote.	Enhances Board control over our bylaws and limits the ability of our stockholders to effect changes quickly with a simple majority vote.

Article VI which provides that vacancies on the Board may only be filled by vote of the remaining members of the Board, and also provides that a director may only be removed by stockholders if such removal is for cause and stockholders supporting such removal hold at least 66 2/3% of the outstanding voting stock.	Limits or eliminates the ability of a potential acquiror from gaining influence at the Board level until the next stockholder meeting called for purposes of election of the Board. Limits the ability of stockholders to remove members of the Board outside of a meeting called for purposes of electing directors.

Article VII which prohibits actions by written consent of the stockholders of Occam, imposes requirements, limitations and restrictions on stockholder proposals to be considered at annual stockholder meetings or special stockholder meetings, and provides that special meetings of stockholders may only be called by the chairman of the Board of Directors, the chief executive officer or president (assuming the approval of Proposal Five), or a majority of the members of the Board.	Limits the ability of a potential acquiror or stockholders favoring a change of control from acting quickly without a meeting or by special meeting.

Article X which requires any amendment or repeal of Articles IV (authorized shares and preferred stock), V (amendments to the bylaws), VI (number of directors, election of directors and vacancies), VII (no stockholder action by written consent, limitations on stockholder proposals, calling of special stockholder meetings), VIII (indemnification of directors, officers and employees), IX (election to be governed by
Precludes a reduction in specified Board powers or the removal of the specified limitations, restrictions and requirements applicable to stockholder actions until such time as proponents of such changes hold at least 66 2/3% of our outstanding voting stock. Accordingly, these provisions may discourage potential acquisition transactions by making such transactions more difficult to implement.

Provision

Section 203 of the DGCL) or X (requirement for at least 66 2/3% approval of amendments to certain provisions of certificate of incorporation) must be approved by the holders of at least 66 2/3% of the outstanding voting stock of the company.

Anti-Takeover Effect

Bylaws

Article II, Section 5 provides that special meetings of stockholders may only be called by the chairman of the Board of Directors, a majority of the Board or stockholders representing at least 50% of the votes at that meeting.

This precludes a potential acquiror or stockholders supporting a potential take-over from calling a special stockholders meeting until such time as they hold at least 50% of Occam’s voting stock. Stockholders rights to call a special meeting are further limited by the amended and restated certificate of incorporation as described above.

Article II, Sections 11 and 12 provide for limitations, restrictions and requirements applicable to stockholder proposals.	These limitations, restrictions and requirements may have the effect of precluding stockholder proposals relating to changes in management, the Board of Directors or a possible change of control of Occam.

Article III, Section 2 provides that vacancies in the Board may be filled by vote of a majority of directors then in office.	Precludes or limits the ability of a potential acquiror from appointing representatives to the Board of Directors prior to the annual meeting of stockholders.

Article VIII, Section 1 provides that the bylaws may be amended only by the vote of the Board of directors or holders of at least 66 2/3% of the outstanding voting stock.	These provisions have the effect of protecting the powers of the Board and the limitations on the powers of stockholders set forth in the bylaws.

2000 Stock Incentive Plan

The plan administrator (currently the Board of Directors) has the discretionary authority to structure one or more outstanding options under the discretionary option grant program so that those options shall, immediately prior to the effective date of a merger or other change of control, become exercisable for all the shares of common stock at the time subject to those options and may be exercised for any or all of those shares as fully vested shares of common stock, whether or not those options are to be assumed in the change of control transaction. In addition, the plan administrator has the discretionary authority to structure one or more of the corporation’s repurchase rights under the discretionary option grant program so that those rights shall not be assignable in connection with such transaction and shall accordingly terminate upon the consummation of the transaction, and the shares
The vesting of previously unvested options and shares under this plan upon a merger or change of control may discourage acquisition proposals due to the dilutive effect of the additional shares issued or issuable under the plan and the removal of an incentive for employees to remain with the business.

Provision

subject to those terminated rights shall thereupon vest in full. The plan contains additional provisions providing for acceleration of option grants to directors in the event of a change of control particularly in the context of a change of control transaction not approved by the Board of Directors

Anti-Takeover Effect

Delaware General Corporation Law

Section 203 of the Delaware General Corporation Law or DGCL, which regulates corporate acquisitions, prohibits Delaware corporations from engaging, under some circumstances, in a “business combination” with any “interested stockholder” for three years following the date that such stockholder becomes an interested stockholder. A Delaware corporation may “opt out” of the protections of Section 203 with an express provision in its certificate of incorporation. Occam has “opted into” the protections of Section 203.

The application of this section of the DGCL may have the effect of frustrating a potential take-over bid from an “interested stockholder.”

Relationship to Proposal Five

Proposal Six to readopt provisions of our certificate of incorporation that require supermajority approval is independent of and unrelated to Proposal Five to approve an amendment and restatement of our certificate of incorporation, except that the proposed amended and restated certificate of incorporation in Proposal Five includes the same anti-takeover provisions that exist in our current certificate of incorporation as described in this Proposal Six. The approval or rejection of one Proposal will not affect the other, except that if we are successful in relisting our common stock on the Nasdaq National Stock Market, it will be unnecessary to file the amendment attached to this proxy statement as Appendix E, because, as described in this Proposal Six, we would no longer be subject to Section 2115 of the California Corporations Code and the readoption of the supermajority voting provisions requested in this Proposal Six would no longer be necessary. You are encouraged to consider the merits and impact of these proposals independently and as a whole.

Required Vote

Approval of this amendment to readopt the supermajority voting provisions in our amended and restated certificate of incorporation will require the affirmative vote of at least 66 2/3% of our outstanding voting stock (with our common stock and Series A-2 preferred stock voting together as a single class) and each Series A-2 preferred stock being entitled to a number of votes equal to the number of shares into which it is convertible (currently 2.27273 shares of common stock).

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THIS AMENDMENT TO READOPT THE SUPERMAJORITY VOTING PROVISIONS IN OUR CERTIFICATE OF INCORPORATION AND RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THIS PROPOSAL.

PROPOSAL SEVEN

APPROVAL OF 2006 EQUITY INCENTIVE PLAN

The stockholders are being asked to approve a new employee equity incentive plan, the 2006 Equity Incentive Plan (the “Incentive Plan”). Our current 2000 Stock Incentive Plan (the “2000 Plan”) is scheduled to expire on the earlier of (i) March 31, 2010, (ii) the date on which all shares available for issuance under the 2000 Plan shall have been issued as fully vested shares, and (iii) the termination of all outstanding options in connection with a Corporate Transaction (as defined in the 2000 Plan). The Board has approved the Incentive Plan, subject to approval from the stockholders at the annual meeting. If the stockholders approve the Incentive Plan, it will replace the 2000 Plan, and although the 2000 Plan will continue to govern awards made thereunder, no further awards will be made under the 2000 Plan. Otherwise, the 2000 Plan will remain in effect through the remainder of its term. Approval of the Incentive Plan requires the affirmative vote of the holders of a majority of the outstanding shares of our stock that are present in person or by proxy and entitled to vote at the annual meeting.

The Board believes that long-term incentive compensation programs align the interests of management, employees and the stockholders to create long-term stockholder value. The Board believes that plans such as the Incentive Plan increase our ability to achieve this objective, especially, in the case of the Incentive Plan, by allowing for several different forms of long-term incentive awards, which the Board believes will help Occam to recruit, reward, motivate and retain talented personnel. The recent changes in the equity compensation accounting rules, which became effective for Occam in its first quarter of fiscal 2006, also make it important for us to have greater flexibility under our employee equity incentive plan. As the new equity compensation accounting rules come into effect for all companies, competitive equity compensation practices may change materially, especially as they pertain to the use of equity compensation vehicles other than stock options.

Summary of the 2006 Equity Incentive Plan

The following is a summary of the principal features of the Incentive Plan and its operation. A copy of the Incentive Plan is attached to this proxy statement as Appendix F. We encourage you to review the Incentive Plan carefully.

The Incentive Plan provides for the grant of the following types of incentive awards: (i) stock options, (ii) stock appreciation rights, (iii) restricted stock, (iv) restricted stock units, (v) performance shares and performance units, and (vi) and other stock awards. Each of these is referred to individually as an “Award.” Those who will be eligible for Awards under the Incentive Plan include employees, directors and consultants who provide services to Occam and its affiliates. As of June 1, 2006, approximately 116 employees, directors and consultants would be eligible to participate in the Incentive Plan.

Number of Shares of Common Stock Available Under the Incentive Plan. The Board has reserved 1,700,000 shares of our common stock for issuance under the Incentive Plan plus any shares that have been reserved but remain unissued under our 2000 Plan as of the date stockholders approve the Incentive Plan and any shares subject to stock options or similar awards granted under the 2000 Plan that expire or become exercisable without having been exercised in full and shares issued pursuant to awards granted under the 2000 Plan that are forfeited to or repurchased by Occam. In addition, the Incentive Plan provides for annual increases in the number of shares available for issuance thereunder on the first day of each fiscal year, beginning with fiscal 2007, equal to the lesser of (i) 3.0% of the outstanding shares of our common stock on the first day of the fiscal year, (ii) 750,000 shares, and (iii) such other amount as our Board of Directors or a committee thereof may determine. As of June 1, 2006, no Awards have been granted under the Incentive Plan.

If Occam declares a stock dividend or engages in a reorganization or other change in its capital structure, including a merger, the Board will have the discretion to adjust the number of shares (i) available for issuance under the Incentive Plan, (ii) subject to outstanding Awards, and (iii) specified as per-person limits on Awards, as appropriate to reflect the change.

Administration of the Incentive Plan. The Board, or a committee of directors or of other individuals satisfying applicable laws and appointed by the Board, will administer the Incentive Plan. To make grants to certain of our officers and key employees, the members of the committee must qualify as “non-employee directors” under Rule 16b-3 of the Exchange Act, and as “outside directors” under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) (so that Occam can receive a federal tax deduction for certain compensation paid under the Incentive Plan). Subject to the terms of the Incentive Plan, the Board or its committee has the sole discretion to select the employees, consultants, and directors who will receive Awards, determine the terms and conditions of Awards, and to interpret the provisions of the Incentive Plan and outstanding Awards. Notwithstanding the foregoing, the Board or committee may not modify or amend an option or stock appreciation right to reduce the exercise price of that Award after it has been granted or to cancel any outstanding option or stock appreciation right and replace it with a new option or stock appreciation right with a lower exercise price. The Board or other committee administering the Incentive Plan is referred to below as the “Administrator.”

Options. The Administrator is able to grant nonstatutory stock options and incentive stock options under the Incentive Plan. The Administrator determines the number of shares subject to each option, although the Incentive Plan provides that a participant may not receive options for more than 75,000 shares in any fiscal year, except in connection with his or her initial service with Occam, in which case he or she may be granted an option to purchase up to an additional 175,000 shares.

The Administrator determines the exercise price of options granted under the Incentive Plan, provided the exercise price must be at least equal to the fair market value of our common stock on the date of grant. In addition, the exercise price of an incentive stock option granted to any participant who owns more than 10% of the total voting power of all classes of our outstanding stock must be at least 110% of the fair market value of the common stock on the grant date.

The term of an option may not exceed ten (10) years, except that, with respect to any participant who owns 10% of the voting power of all classes of our outstanding capital stock, the term of an incentive stock option may not exceed five (5) years.

After a termination of service with Occam, a participant will be able to exercise the vested portion of his or her option for the period of time stated in the Award agreement. If no such period of time is stated in the participant’s Award agreement, the participant will generally be able to exercise his or her option for (i) three (3) months following his or her termination for reasons other than death or disability, and (ii) twelve (12) months following his or her termination due to death or disability. In no event may an option be exercised later than the expiration of its term.

Stock Appreciation Rights. The Administrator will be able to grant stock appreciation rights, which are the rights to receive the appreciation in fair market value of common stock between the exercise date and the date of grant. Occam may pay the appreciation in either cash or shares of common stock. Stock appreciation rights will become exercisable at the times and on the terms established by the Administrator, subject to the terms of the Incentive Plan. The Administrator, subject to the terms of the Incentive Plan, will have complete discretion to determine the terms and conditions of stock appreciation rights granted under the Incentive Plan, provided, however, that the exercise price may not be less than 100% of the fair market value of a share on the date of grant. No participant will be granted stock appreciation rights covering more than 125,000 shares during any fiscal year, except that a participant may be granted stock appreciation rights covering up to an additional 200,000 shares in connection with his or her initial service as an employee with Occam.

After termination of service with Occam, a participant will be able to exercise the vested portion of his or her stock appreciation right for the period of time stated in the Award agreement. If no such period of time is stated in a participant’s Award agreement, a participant will generally be able to exercise his or her stock appreciation right for (i) three months following his or her termination for reasons other than cause, death, or disability, and (ii) twelve months following his or her termination due to death or disability In no event will a stock appreciation right be exercised later than the expiration of its term.

Restricted Stock. Awards of restricted stock are rights to acquire or purchase shares of our common stock, which vest in accordance with the terms and conditions established by the Administrator in its sole discretion. For example, the Administrator may set restrictions based on the achievement of specific performance goals. The Award agreement will generally grant Occam a right to repurchase or reacquire the shares upon the termination of the participant’s service with Occam for any reason (including death or disability). The Administrator will determine the number of shares granted pursuant to an Award of restricted stock, but no participant will be granted a right to purchase or acquire more than 125,000 shares of restricted stock during any fiscal year, except that a participant may be granted up to an additional 200,000 shares of restricted stock in connection with his or her initial employment with Occam.

Restricted Stock Units. Awards of restricted stock units result in a payment to a participant only if the vesting criteria the Administrator establishes is satisfied. For example, the Administrator may set restrictions based on the achievement of specific performance goals. Upon satisfying the applicable vesting criteria, the participant will be entitled to the payout specified in the Award agreement. Notwithstanding the foregoing, at any time after the grant of restricted stock units, the Administrator may reduce or waive any vesting criteria that must be met to receive a payout. The Administrator, in its sole discretion, may pay earned restricted stock units in cash, shares, or a combination thereof. On the date set forth in the Award agreement, all unearned restricted stock units will be forfeited to Occam. The Administrator determines the number of restricted stock units granted to any participant, but during any fiscal year of Occam, no participant may be granted more than 125,000 restricted stock units during any fiscal year, except that the participant may be granted up to an additional 200,000 restricted stock units in connection with his or her initial employment to Occam.

Performance Units and Performance Shares. The Administrator will be able to grant performance units and performance shares, which are Awards that will result in a payment to a participant only if the performance goals or other vesting criteria the Administrator may establish are achieved or the Awards otherwise vest. The Administrator will establish performance or other vesting criteria in its discretion, which, depending on the extent to which they are met, will determine the number and/or the value of performance units and performance shares to be paid out to participants. Notwithstanding the foregoing, after the grant of performance units or shares, the Administrator, in its sole discretion, may reduce or waive any performance objectives or other vesting provisions for such performance units or shares. During any fiscal year, no participant will receive more than 125,000 performance shares, except that a participant may be granted performance shares covering up to an additional 200,000 shares in connection with his or her initial employment with Occam. Performance units will have an initial dollar value established by the Administrator on or before the date of grant.

Performance Goals. Awards of restricted stock, restricted stock units, performance shares, performance units and other incentives under the Incentive Plan may be made subject to the attainment of performance goals relating to one or more business criteria within the meaning of Section 162(m) of the Code and may provide for a targeted level or levels of achievement including; cash flow; cash position; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; earnings per share; economic profit; economic value added; equity or stockholder’s equity; market share; net income; net profit; net sales; operating earnings; operating income; profit before tax; ratio of debt to debt plus equity; ratio of operating earnings to capital spending; return on equity; return on net assets; return on sales; revenue; sales growth; or total return to stockholders. The performance goals may differ from participant to participant and from Award to Award and may be used to measure the performance of Occam as a whole or a business unit of Occam and may be measured relative to a peer group or index.

Transferability of Awards. Awards granted under the Incentive Plan are generally not transferable, and all rights with respect to an Award granted to a participant generally will be available during a participant’s lifetime only to the participant.

Change of Control. In the event of a change of control of Occam, each outstanding Award will be assumed or an equivalent option or right substituted by the successor corporation or a parent or subsidiary of the successor corporation. In the event that the successor corporation, or the parent or subsidiary of the successor corporation, refuses to assume or substitute for the Award, the participant will fully vest in and have the right to exercise all of his or her outstanding options or stock appreciation rights, including shares as to which such Awards would not otherwise be vested or exercisable, all restrictions on restricted stock will lapse, and, with respect to restricted stock units, performance shares and performance units, all performance goals or other vesting criteria will be deemed achieved at target levels and all other terms and conditions met. In addition, if an option or stock appreciation right becomes fully vested and exercisable in lieu of assumption or substitution in the event of a change of control, the Administrator will notify the participant in writing or electronically that the option or stock appreciation right will be fully vested and exercisable for a period of time determined by the Administrator in its sole discretion, and the option or stock appreciation right will terminate upon the expiration of such period.

Amendment and Termination of the Incentive Plan. The Administrator will have the authority to amend, alter, suspend or terminate the Incentive Plan, except that stockholder approval will be required for any amendment to the Incentive Plan to the extent required by any applicable laws. No amendment, alteration, suspension or termination of the Incentive Plan will impair the rights of any participant, unless mutually agreed otherwise between the participant and the Administrator and which agreement must be in writing and signed by the participant and Occam. The Incentive Plan will terminate on May 17, 2016, unless the Board terminates it earlier.

Number of Awards Granted to Employees, Consultants, and Directors

The number of Awards that an employee, director or consultant may receive under the Incentive Plan is in the discretion of the Administrator and therefore cannot be determined in advance. The following table sets forth (a) the aggregate number of shares of common stock subject to options granted under the 2000 Plan during the last fiscal year, (b) the average per share exercise price of such options, (c) the aggregate number of shares issued pursuant to awards of restricted stock granted under the 2000 Plan during the last fiscal year, and (d) the dollar value of such shares based on $12.00 per share, the last sales price of our common stock on December 23, 2005 as reported by the Over-the-Counter Bulletin Board.

Name of Individual or Group	Number of Options Granted	Average Per Share Exercise Price	Number of Shares of Restricted Stock		Dollar Value of Shares of Restricted Stock
Current Named Executive Officers
Robert L. Howard-Anderson	—	$—	15,000	(1)		$165,600	(1)
Mark Rumer	57,344	$4.20	—			$—
Russell J. Sharer	50,505	$4.20	—			$—
Gregory R. Dion	75,000	$3.60	—			$—
David C. Mason	38,563	$4.20			$
Former Named Executive Officer
Howard W. Bailey	16,438	$4.20	—			$—
All executive officers, as a group	237,850	$4.01	15,000	(1)		$165,600	(1)
All directors who are not executive officers, as a group	13,125	$5.17	—			$—
All employees who are not executive officers, as a group	226,750	$10.91	—			$—

(1)	On September 12, 2005, Mr. Howard-Anderson was granted 15,000 shares of restricted common stock. Of these shares, Mr. Howard-Anderson was issued a net of 10,967 shares, reflecting a reduction of 4,033 in the number of shares otherwise issuable to Mr. Howard-Anderson to satisfy tax withholding obligations. The last sale price per share of our common stock on the date of grant, as reported by the OTC Bulletin Board was $11.04. Based on such price, the value of the aggregate share grant on the date of grant was $165,600. All of the shares subject to the restricted stock grant were fully vested upon issuance to Mr. Howard-Anderson.

Federal Tax Aspects

The following paragraphs are a summary of the general federal income tax consequences to U.S. taxpayers and Occam of Awards granted under the Incentive Plan. Tax consequences for any particular individual may be different.

Nonstatutory Stock Options. No taxable income is reportable when a nonstatutory stock option with an exercise price equal to the fair market value of the underlying stock on the date of grant is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the excess of the fair market value (on the exercise date) of the shares purchased over the exercise price of the option. Any taxable income recognized in connection with an option exercise by an employee of Occam is subject to tax withholding by Occam. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.

Incentive Stock Options. No taxable income is reportable when an incentive stock option is granted or exercised (except for purposes of the alternative minimum tax, in which case taxation is the same as for nonstatutory stock options). If the participant exercises the option and then later sells or otherwise disposes of the shares more than two years after the grant date and more than one year after the exercise date, the difference between the sale price and the exercise price will be taxed as capital gain or loss. If the participant exercises the option and then later sells or otherwise disposes of the shares before the end of the two- or one-year holding periods described above, he or she generally will have ordinary income at the time of the sale equal to the fair market value of the shares on the exercise date (or the sale price, if less) minus the exercise price of the option.

Stock Appreciation Rights. No taxable income is reportable when a stock appreciation right with an exercise price equal to the fair market value of the underlying stock on the date of grant is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the amount of cash received and the fair market value of any shares received. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.

Restricted Stock, Restricted Stock Units, Performance Units and Performance Shares. A participant generally will not have taxable income at the time an Award of restricted stock, restricted stock units, performance shares or performance units are granted. Instead, he or she will recognize ordinary income in the first taxable year in which his or her interest in the shares underlying the Award becomes either (i) freely transferable, or (ii) no longer subject to substantial risk of forfeiture. However, the recipient of a restricted stock Award may elect to recognize income at the time he or she receives the Award in an amount equal to the fair market value of the shares underlying the Award (less any cash paid for the shares) on the date the Award is granted.

Tax Effect for Occam. Occam generally will be entitled to a tax deduction in connection with an Award under the Incentive Plan in an amount equal to the ordinary income realized by a participant and at the time the participant recognizes such income (for example, the exercise of a nonstatutory stock option). Special rules limit the deductibility of compensation paid to our Chief Executive Officer and to each of our four most highly compensated executive officers. Under Section 162(m) of the Code, the annual compensation paid to any of these specified executives will be deductible only to the extent that it does not exceed $1,000,000. However, Occam can preserve the deductibility of certain compensation in excess of $1,000,000 if the conditions of Section 162(m) are met. These conditions include stockholder approval of the Incentive Plan, setting limits on the number of Awards that any individual may receive and for Awards other than certain stock options, establishing performance criteria that must be met before the Award actually will vest or be paid. The Incentive Plan has been designed to permit the Administrator to grant Awards that qualify as performance-based for purposes of satisfying the conditions of Section 162(m), thereby permitting Occam to continue to receive a federal income tax deduction in connection with such Awards.

THE FOREGOING IS ONLY A SUMMARY OF THE EFFECTS OF FEDERAL INCOME TAXATION UPON PARTICIPANTS AND OCCAM WITH RESPECT TO THE GRANT AND EXERCISE OF AWARDS UNDER THE INCENTIVE PLAN. IT DOES NOT PURPORT TO BE COMPLETE, AND DOES NOT DISCUSS THE TAX CONSEQUENCES OF A PARTICIPANT’S DEATH OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE OR FOREIGN COUNTRY IN WHICH THE PARTICIPANT MAY RESIDE.

Required Vote

The approval of the Incentive Plan requires the affirmative vote of a majority of the outstanding shares of our stock that are present in person or by proxy and entitled to vote at the annual meeting.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE 2006 EQUITY INCENTIVE PLAN AND RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE ADOPTION OF THE 2006 EQUITY INCENTIVE PLAN AND THE NUMBER OF SHARES RESERVED FOR ISSUANCE THEREUNDER.

PROPOSAL EIGHT

APPROVAL OF 2006 EMPLOYEE STOCK PURCHASE PLAN

Stockholders are being asked to approve a new employee stock purchase plan, the 2006 Employee Stock Purchase Plan (the “Purchase Plan”). Our current 2000 Employee Stock Purchase Plan (the “2000 ESPP”) expires on the earlier of: (i) the last business day in April, 2010, (ii) the date on which all shares available for issuance under the 2000 ESPP shall have been sold pursuant to purchase rights exercised under the 2000 ESPP, and (iii) the date on which all purchase rights are exercised in connection with a Change in Control (as defined in the 2000 ESPP). The Board has determined that it is still in the best interests of Occam and its stockholders to have an employee stock purchase plan. If the stockholders approve the adoption of the Purchase Plan, the total number of shares available to be issued under such plan will be 200,000. In addition, the Purchase Plan provides for annual increases in the number of shares available for issuance under the Purchase Plan on the first day of each fiscal year, beginning with fiscal 2007, equal to the lesser of (i) 1.5% of the outstanding shares of our common stock on the first day of the fiscal year, (ii) 300,000 shares, and (iii) such other amount as may be determined by our Board of Directors or a committee thereof. As of the date of stockholder approval of the Purchase Plan, no options had been granted pursuant to the Purchase Plan.

Description of the 2006 Employee Stock Purchase Plan

The following is a summary of the principal features of the Purchase Plan and its operation. A copy of the Purchase Plan is attached to this proxy statement as Appendix G. We encourage you to review the Purchase Plan carefully.

General.

The Purchase Plan was adopted by the Board in May 2006. The purpose of the Purchase Plan is to provide employees with an opportunity to purchase our common stock through payroll deductions. As of June 1, 2006, approximately 110 employees would be eligible to participate in the Purchase Plan.

Administration.

The Purchase Plan may be administered by the Board or a committee appointed by the Board (referred to herein as the “Administrator.”) All questions of interpretation or application of the Purchase Plan are determined by the Administrator and its decisions are final, conclusive and binding upon all participants.

Eligibility.

Each of Occam’s employees or the employees of Occam’s designated subsidiaries who is a common law employee and whose customary employment with Occam or one of the designated subsidiaries is at least fifteen (15) hours per week and more than five (5) months in a calendar year is eligible to participate in the Purchase Plan; except that no employee shall be granted an option under the Purchase Plan to the extent that (i) immediately after the grant, such employee would own 5% or more of the total combined voting power of all classes of our capital stock or the capital stock of one of the designated subsidiaries, or (ii) his or her rights to purchase stock under all of our employee stock purchase plans accrues at a rate which exceeds $25,000 worth of stock (determined at the fair market value of the shares at the time such option is granted) for each calendar year.

Offering Period.

Until determined otherwise by the Administrator, an option period will be periods of approximately six months with such periods to start on the first trading day on or after January 1 and July 1 of each year, provided, however, that the first offering period under the Purchase Plan will commence with the first trading day on or after the date on which the Securities and Exchange Commission declares our Registration Statement on Form S-1 filed with the Commission on May 19, 2006, effective and ending with the first trading day on or after the earlier of (i) January 1, 2007 or (ii) twenty-seven (27) months from the beginning of such first offering period. To participate in the Purchase Plan, an eligible employee must authorize payroll deductions pursuant to the Purchase Plan. Such payroll deductions may not exceed 15% of a participant’s compensation during the offering period. Once an employee becomes a participant in the Purchase Plan, the employee automatically will participate in each successive offering period until the employee withdraws from the Purchase Plan or the employee’s employment with Occam and the designated subsidiaries terminates. At the beginning of each offering period, each participant automatically is granted an option to purchase shares of common stock. The option expires at the end of the offering period or upon termination of employment, whichever is earlier, but is exercised at the end of each purchase period to the extent of the payroll deductions accumulated during such purchase period.

Purchase Price.

Shares of our common stock may be purchased under the Purchase Plan at a purchase price not less than 85% of the fair market value of the common stock on the Exercise Date. The fair market value of our common stock on any relevant date will be: (i) if the common stock is listed on any established stock exchange or a national market system, including without limitation the New York Stock Exchange, its fair market value shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the date of determination, as reported in The Wall Street Journal, or such other sources the Board deems reliable, (ii) if the common stock is regularly quoted by a recognized securities dealer but selling prices are not reported, its fair market value shall be the mean of the closing bid and asked prices for the common stock on the date of determination, as reported in The Wall Street Journal or such other source as the Board deems reliable, (iii) in the absence of an established market for the common stock, the fair market value thereof shall be determined in good faith by the Board. The number of shares of common stock a participant purchases in each offering period is determined by dividing the total amount of payroll deductions withheld from the participant’s compensation prior to the last day of the purchase period by the purchase price.

Payment of Purchase Price; Payroll Deductions.

The purchase price of the shares is accumulated by payroll deductions throughout each purchase period. The number of shares of our common stock a participant may purchase in each purchase period during an offering period is determined by dividing the total amount of payroll deductions withheld from the participant’s compensation during that purchase period by the purchase price; provided, however, that a participant may not purchase more than 1,000 shares each offering period. During the offering period, a participant may discontinue his or her participation in the Purchase Plan, and may decrease or increase the rate of payroll deductions in an offering period within limits set by the administrator.

All payroll deductions made for a participant are credited to the participant’s account under the Purchase Plan and are withheld in whole percentages only.

Withdrawal.

Generally, a participant may withdraw from an offering period at any time by written or electronic notice without affecting his or her eligibility to participate in future offering periods. However, once a participant withdraws from a particular offering period, that participant may not participate again in the same offering period. To participate in a subsequent offering period, the participant must deliver to Occam a new subscription agreement.

Termination of Employment.

Upon termination of a participant’s employment for any reason, including disability or death, he or she will be deemed to have elected to withdraw from the plan and the payroll deductions credited to the participant’s account (to the extent not used to make a purchase of our common stock) will be returned to him or her or, in the case of death, to the person or persons entitled thereto as provided in the Purchase Plan, and such participant’s option will automatically be terminated.

Adjustments upon Changes in Capitalization, Dissolution, Liquidation, Merger or Change of Control.

Changes in Capitalization. Subject to any required action by our stockholders, the number of shares reserved under the Purchase Plan, the maximum number of shares that may be purchased during any purchase period, as well as the price per share of common stock covered by each option under the Purchase Plan which has not yet been exercised shall be proportionately adjusted for any increase or decrease in the number of issued shares of common stock resulting from a stock split, reverse stock split, any dividend or other distribution, combination, recapitalization, reorganization, merger, consolidation, split-up, spin-off, repurchase or exchange.

Dissolution or Liquidation. In the event of Occam’s proposed dissolution or liquidation, the Administrator shall shorten any purchase periods and offering periods then in progress by setting a new exercise date and any offering periods shall end on the new exercise date. The new exercise date shall be prior to the dissolution or liquidation. If the Administrator shortens any purchase periods and offering periods then in progress, the Administrator shall notify each participant in writing, at least ten business days prior to the new exercise date, that the exercise date has been changed to the new exercise date and that the option will be exercised automatically on the new exercise date, unless the participant has already withdrawn from the offering period.

Merger or Change of Control. In the event of any merger or “change of control,” as defined in the Purchase Plan, each option under the Purchase Plan shall be assumed or an equivalent option shall be substituted by such successor corporation or a parent or subsidiary of such successor corporation. In the event the successor corporation refuses to assume or substitute for the options, the Administrator shall shorten any purchase periods and offering periods then in progress by setting a new exercise date and any offering periods shall end on the new exercise date. The new exercise date shall be prior to the merger or change of control. If the Administrator shortens any purchase periods and offering periods then in progress, the Administrator shall notify each participant in writing, at least ten business days prior to the new exercise date, that the exercise date has been changed to the new exercise date and that the option will be exercised automatically on the new exercise date, unless the participant has already withdrawn from the offering period.

Amendment and Termination of the Plan.

The Administrator may at any time terminate or amend the Purchase Plan including the term of any offering period then outstanding. Generally, no such termination can adversely affect options previously granted.

Certain Federal Income Tax Information

The following brief summary of the effect of federal income taxation upon the participant and Occam with respect to the shares purchased under the Purchase Plan does not purport to be complete, and does not discuss the tax consequences of a participant’s death or the income tax laws of any state or foreign country in which the participant may reside.

The Purchase Plan, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of Sections 421 and 423 of the Code. Under these provisions, no income will be taxable to a participant until the shares purchased under the Purchase Plan are sold or otherwise disposed of. Upon sale or other disposition of the shares, the participant will generally be subject to tax in an amount that depends upon the holding period. If the shares are sold or otherwise disposed of more than two years from the first day of the applicable offering period and one year from the applicable date of purchase, the participant will recognize ordinary income measured as the lesser of (a) the excess of the fair market value of the shares at the time of such sale or disposition over the purchase price, or (b) an amount equal to 15% of the fair market value of the shares as of the first day of the applicable offering period. Any additional gain will be treated as long-term capital gain. If the shares are sold or otherwise disposed of before the expiration of these holding periods, the participant will recognize ordinary income generally measured as the excess of the fair market value of the shares on the date the shares are purchased over the purchase price. Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on how long the shares have been held from the date of purchase. Occam generally is not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant except to the extent of ordinary income recognized by participants upon a sale or disposition of shares prior to the expiration of the holding periods described above.

THE FOREGOING IS ONLY A SUMMARY OF THE EFFECTS OF FEDERAL INCOME TAXATION UPON PARTICIPANTS AND OCCAM UNDER THE PURCHASE PLAN. IT DOES NOT PURPORT TO BE COMPLETE, AND DOES NOT DISCUSS THE TAX CONSEQUENCES OF A PARTICIPANT’S DEATH OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE OR FOREIGN COUNTRY IN WHICH THE PARTICIPANT MAY RESIDE.

Required Vote

The approval of the Purchase Plan requires the affirmative vote of a majority of the outstanding shares of our stock that are present in person or by proxy and are entitled to vote at the annual meeting.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE 2006 EMPLOYEE STOCK PURCHASE PLAN AND RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE ADOPTION OF THE 2006 EMPLOYEE STOCK PURCHASE PLAN AND THE NUMBER OF SHARES RESERVED FOR ISSUANCE THEREUNDER.

PROPOSAL NINE

APPROVAL OF INDEMNIFICATION AGREEMENT

Overview

We are asking our stockholders to approve the form of Occam Networks, Inc. Indemnification Agreement (the “Indemnification Agreement”), which may be entered into between Occam and its directors and officers, in substantially the form attached hereto as Appendix F. We intend to enter into new indemnification agreements with each of our directors and officers (the “Indemnified Parties”). Such indemnification agreements would indemnify the Indemnified Parties against certain liabilities arising out of their service in such capacities. In addition, this proposal would authorize us to enter into indemnification agreements providing rights similar to those set forth in the Indemnification Agreement to any future director or officer.

Purpose

The Board of Directors believes the Indemnification Agreement serves the best interests of Occam and its stockholders by strengthening our ability to attract and retain the services of knowledgeable and experienced persons as directors and officers who, through their efforts and expertise, can make a significant contribution to our success. The Indemnification Agreement is intended to supplement the indemnity protection available under applicable law, our amended and restated certificate of incorporation and any policies of insurance which are or may hereafter be maintained by Occam.

We currently have indemnification agreements with our directors and officers. We adopted those agreements as a response to the hazard, and related expense, of unfounded litigation directed against directors and officers, the difficulty of obtaining broad directors’ and officers’ liability insurance and significant limitations in amounts and breadth of coverage, dramatic increases in premiums for that coverage, and our potential inability to continue to attract and retain qualified directors and executive officers in light of these circumstances.

We are proposing the approval of the Indemnification Agreement to replace our existing form of agreements in order to provide for updates in applicable law and to expand certain provisions set forth in our current agreements. We believe these changes are important to make in an era of increased corporate litigation. The following is a summary of the material differences between the Indemnification Agreement and our existing agreements:

•	Under the Indemnification Agreement, Occam has thirty (30) days from receipt of demand to make any required indemnification payments. Under our existing agreements, the time period is set at five (5) days. The thirty (30) day time period in the Indemnification Agreement provides additional flexibility to Occam with respect to the payment of its indemnification obligations.

•	Under the Indemnification Agreement, following a change of control of Occam, an indemnified party may require Occam to create a trust for the benefit of an indemnified party and fund the trust from time to time in an amount sufficient to satisfy reasonable expenses anticipated at the time of the request. Our existing agreements do not include a requirement for Occam to create a trust for the benefit of an indemnified party. The requirement to create a trust for the benefit of an indemnified party following a change of control of Occam provides an additional level of assurance that our officers and directors who will be a party to the Indemnification Agreement will actually receive indemnification payments they may be entitled to receive.

•	Under the Indemnification Agreement, Occam is obligated to use commercially reasonable efforts to obtain directors’ and officers’ liability insurance policies, subject to certain exceptions. Under the existing agreements, our directors and officers who are a party to those agreements are entitled to be covered by directors’ and officers’ liability policies, to the extent that Occam maintains such policies. Because such insurance policies may provide indemnification to our officers and directors that may not otherwise be provided by the Indemnification Agreement, the requirement, rather than the option, on the part of Occam to obtain directors’ and officers’ liability insurance policies provides another layer of indemnification protection for such individuals.

The Indemnification Agreement has been approved by our Board of Directors, subject to stockholder approval. We consider it appropriate to submit the Indemnification Agreement to our stockholders for approval because certain members of the Board of Directors would be parties to, and the beneficiaries of, the rights contained in the Indemnification Agreement.

Description of the Indemnification Agreement

The following paragraphs provide a summary of the principal features of the Indemnification Agreement. The Indemnification Agreement is set forth in its entirety as Appendix H to this proxy statement. We encourage you to review the Indemnification Agreement carefully.

Under the Indemnification Agreement, Occam agrees to indemnify an Indemnified Party from and against any and all expenses to the fullest extent permitted by law if the Indemnified Party was, is or becomes a party to, or witness, or other participant in, or is threatened to be made a party to, or witness or other participant in, any threatened, pending or completed action, suit or proceeding or any alternative dispute resolution mechanism or any inquiry, hearing or investigation, whether formal or informal, whether conducted by Occam or an affiliate of Occam or any other party, that the Indemnified Party in good faith believes might lead to the institution of any such action, suit or proceeding, whether civil, criminal, administrative, investigative or other. Occam has no obligation to provide such indemnification if the party selected by the Board of Directors to review the Indemnified Party’s request for indemnification (the “Reviewing Party”), determines that the Indemnified Party is not entitled to indemnification under applicable law. The Reviewing Party may include a member or members of our Board of Directors and independent legal counsel. If Occam does not indemnify the Indemnified Party within thirty (30) days from receipt of demand, the Indemnified Party may bring a lawsuit to enforce his or her rights to indemnification. Occam must indemnify the Indemnified Party against expenses incurred in bringing such action.

In addition, the Indemnification Agreement provides that expenses must be advanced by Occam upon written request by an Indemnified Party. However, if Occam has advanced expenses to the Indemnified Party and a court of competent jurisdiction determines in a final judgment that the Indemnified Party is not entitled to be indemnified by Occam, the advanced expenses must be reimbursed by the Indemnified Party to Occam, which reimbursement obligation shall be unsecured and without interest.

If there is a change in control of Occam, then the Indemnified Party may choose independent legal counsel, subject to Occam’s approval, to act as the Reviewing Party with respect to all matters concerning the rights of the Indemnified Party to indemnification under the Indemnification Agreement or under any other agreement or under applicable law or Occam’s amended and restated certificate of incorporation or bylaws. Occam agrees to pay the reasonable fees of such independent counsel in connection with his or her engagement under this provision of the Indemnification Agreement.

In addition, if there is a change of control of Occam, Occam shall, upon written request by the Indemnified Party, create a trust for the benefit of the Indemnified Party and from time to time upon written request of the Indemnified Party shall fund the trust in an amount sufficient to satisfy any and all expenses reasonably anticipated at the time of each such request to be incurred in connection with investigating, preparing for, participating in, and/or defending any proceeding relating to an indemnifiable event.

If an Indemnified Party is successful on the merits or otherwise in defense of any proceeding relating in whole or in part to an indemnifiable event or in defense of any issue or matter therein, Occam is required to indemnify such Indemnified Party against all expenses incurred in connection with such proceeding.

The termination of any claim, action, suit or proceeding by judgment, order, settlement (whether with or without court approval), conviction, or upon a plea of nolo contendere, or its equivalent, shall not create a presumption that an Indemnified Party did not meet a particular standard of conduct or have any particular belief or that a court has determined that indemnification is not permitted by applicable law. Additionally, in connection with any determination by a Reviewing Party as to whether the Indemnified Party is entitled to indemnification under the Indemnification Agreement, the burden of proof shall be on Occam.

Promptly after receipt by an Indemnified Party of notice of the commencement of any proceeding, the Indemnified Party shall, if a claim in respect thereof is to be made against Occam under the Indemnification Agreement, notify Occam of the commencement of such proceeding. With respect to any proceeding as to which the Indemnified Party notifies Occam of its commencement, Occam is entitled to participate in the proceeding at its own expense, and to the extent Occam so wishes, it may assume the defense of such proceeding with counsel reasonably satisfactory to such Indemnified Party upon the delivery to such Indemnified Party of written notice of Occam’s election to do so.

Occam is not obligated to make any payment in connection with any claim against an Indemnified Party to the extent such Indemnified Party has otherwise actually received payment (under any insurance policy or other indemnity provision) of the amounts indemnifiable under the Indemnification Agreement, except with respect to any excess beyond the amount paid under any insurance policy or other indemnity provision.

In addition, Occam shall not be obligated under the Indemnification Agreement to pay indemnification claims under the Indemnification Agreement on account of any proceeding in which a final judgment is rendered against the Indemnified Party or the Indemnified Party enters into a settlement, in each case (i) for which payment is prohibited by law, or (ii) for an accounting of profits made from the purchase or sale by such Indemnified Party of securities of Occam pursuant to the provisions of Section 16(b) of the Exchange Act or similar provisions of any federal, state or local laws, unless the Indemnified Party ultimately establishes that no recovery of such profits from the Indemnified Party is permitted under such provisions.

Occam agrees to use commercially reasonable efforts to obtain policies of directors’ and officers’ liability insurance.

The rights to indemnification and advancement provided in the Indemnification Agreement are nonexclusive, meaning that the Indemnified Party may also seek indemnification or advancement pursuant to Occam’s certificate of incorporation, bylaws, applicable statutes, common law or otherwise.

The Indemnification Agreement is governed by Delaware law.

Delaware Law

The Delaware General Corporation Law (“DGCL”) permits our Board of Directors to indemnify any person against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with any threatened, pending or completed action, suit or proceeding in which such person is made a party by reason of his or her being or having been a director, officer, employee or agent of Occam, if his or her conduct was in good faith and he or she reasonably believed that his or her conduct was in or not opposed to the corporation’s best interests, and in the case of any criminal proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful.

The DGCL also authorizes corporations to advance reasonable expenses to a director or officer in advance of final disposition of a proceeding if the corporation receives an undertaking by or on behalf of such director or officer to repay such amount if it is ultimately determined that such person is not entitled to be indemnified by the corporation. In addition, the DGCL states that Delaware corporations shall indemnify any present or former director or officer against reasonable expenses (including attorneys’ fees) incurred in connection with any proceeding to which such person was a party if that person is successful on the merits or otherwise in the defense of such action.

The DGCL provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any by-law, agreement, vote of shareholders or disinterested directors, or otherwise.

Occam’s Amended and Restated Certificate of Incorporation

Our amended and restated certificate of incorporation, which is being submitted for stockholder approval at the 2006 annual meeting of stockholders, provides for indemnification of our directors, officers, employees and other agents to the fullest extent permitted by law. Our amended and restated certificate of incorporation eliminates a director’s personal liability for monetary damages to us and our stockholders arising from a breach or alleged breach of a director’s fiduciary duty as a director, other than (i) a breach of the director’s duty of loyalty to us or our stockholders, (ii) for acts not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for any matter in respect of which such director shall be liable under Section 174 of the DGCL or (iv) for any matter from which the director derived an improper personal benefit.

Indemnification for Liabilities under the Securities Act of 1933

The Securities and Exchange Commission has expressed its opinion that indemnification of directors, officers and controlling persons against liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against liabilities under the Securities Act (other than the payment by Occam of expenses incurred or paid by a director or officer of Occam in the successful defense of the action, suit or proceeding) is asserted by a director, officer or controlling person in connection with securities that have been registered under the Securities Act, Occam will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act.

Required Vote

Approval of the form of Indemnification Agreement requires the affirmative vote of a majority of the outstanding shares of our stock that are present in person or by proxy and entitled to vote at the annual meeting.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE FORM OF INDEMNIFICATION AGREEMENT AND RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE ADOPTION OF THE FORM OF INDEMNIFICATION AGREEMENT.

OWNERSHIP OF SECURITIES

The following table sets forth certain information known to us with respect to the beneficial ownership of our common stock and Series A-2 preferred stock on April 26, 2006. Based on the current conversion price of $4.40, the 3,842,976 shares of Series A-2 preferred stock outstanding on April 26, 2006 are convertible into approximately 8,734,036 shares of common stock. The table also reflects ownership of the Series A-2 preferred stock as a separate class. The table reflects beneficial ownership for the following persons and classes of persons:

•	each person who is the beneficial owner of 5% or more of the outstanding shares of our common stock or preferred stock;

•	each director of Occam;

•	each executive officer named in the summary compensation table; and

•	all current directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as indicated by the footnotes below, we believe, based on information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws, where applicable. In computing the number of shares of common stock beneficially owned, shares subject to options or warrants held by a stockholder that are exercisable within sixty days of April 26, 2006 are deemed outstanding for the purpose of determining the percentage ownership of that stockholder. These shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other stockholder. As of April 26, 2006, we had 7,055,933 shares of common stock outstanding and 3,842,976 shares of Series A-2 preferred stock outstanding. Assuming conversion of all outstanding Series A-2 preferred stock at the current conversion price, we would have had outstanding 15,789,969 shares of common stock as of April 26, 2006. Unless otherwise indicated, the address for each person is our address at 77 Robin Hill Road, Santa Barbara, California 93117.

Name of Beneficial Owner	Common Stock (1)			Series A-2 Preferred Stock			As-converted (2)
	Number of Shares Beneficially Owned		Percentage Beneficially Owned	Number of Shares of Series A-2 Preferred Purchased		Percentage Series A-2 Beneficially Owned As a Separate Class	Number of Common Shares Beneficially Owned After Conversion	Percentage of Shares Beneficially Owned after Conversion
Current Directors and Named Executive Officers:
Robert L. Howard-Anderson	152,761	(3)	2.2%	2,000		*	157,306	1.0%
Mark Rumer	216,906	(4)	3.1%	2,000		*	221,451	1.4%
Gregory R. Dion	28,439	(5)	*	1,834		*	32,607	*
David C. Mason	42,659	(6)	*	—		—	42,659	*
Russell J. Sharer	68,195	(7)	1.0%	—		—	68,195	*
Steven M. Krausz	2,118,581	(8)	30.0%	1,390,910	(9)	36.2%	5,279,740	33.4%
Robert B. Abbott	968,850	(10)	13.7%	653,200	(11)	17.0%	2,453,395	15.5%
Robert E. Bylin	4,985	(12)	*	—		—	4,985	*
Thomas E. Pardun	4,985	(13)	*	—		—	4,985	*
Kenneth R. Cole	4,282	(14)	*	—		—	4,282	*
Brian H. Strom	—		—	—		—	—	—
All current directors and executive officers as a group (12 persons)	3,610,643		51.2%	2,049,944		53.3%	8,269,605	52.4%
Former Named Executive Officer:
Howard M. Bailey	51,875		*	—		—	51,875	*
5% Stockholders
Alta Partners One Embarcadero Center, Suite 4050 San Francisco, CA 94111	—		—	826,800	(15)	21.5%	1,879,090	11.9%
U.S. Venture Partners 2735 Sand Hill Road Menlo Park, CA 94025	2,116,831	(16)	30.0%	1,390,910	(17)	36.2%	5,277,990	33.4%
New Enterprise Associates 2490 Sand Hill Road Menlo Park, CA 94025	1,140,285	(18)	16.2%	320,000	(19)	8.3%	1,867,557	11.8%
Norwest Venture Partners 525 University Avenue, Suite 800 Palo Alto, CA 94301	967,600	(20)	13.7%	653,200	(21)	17.0%	2,452,145	15.5%
Tellabs Equity Holdings Corporation 1465 North McDowell Boulevard Petaluma, CA 94954	—		—	200,000		5.2%	454,545	2.9%

*	Represents less than 1% of the total shares.
(1)	Based on outstanding shares of common stock as of April 26, 2006, and includes options and warrants to acquire shares of common stock held by the named individual or entity, and all executive officers as a group, that were exercisable within 60 days after April 26, 2006.
(2)

Based on outstanding shares of common stock, assuming conversion of all outstanding Series A-2 preferred stock, and includes options and warrants to acquire shares of common stock held by the named individual or entity, and all executive officers as a group, that were exercisable within 60 days after

April 26, 2006. Assumed conversion ratio for conversion of Series A-2 preferred stock into common stock is 2.27273 shares of Common Stock for each issued and outstanding share of Series A-2 preferred stock. Applicable conversion ratio is subject to adjustment as described in our Current Report on Form 8-K filed with the Securities and Exchange Commission on November 21, 2003 and the Certificate of Designation of the Series A-2 preferred stock filed as Exhibit 4.4 of such Form 8-K.

(3)	Includes options to purchase 141,794 shares within 60 days of April 26, 2006.
(4)	Includes options to purchase 58,828 shares within 60 days of April 26, 2006.
(5)	Includes options to purchase 23,439 shares within 60 days of April 26, 2006.
(6)	Includes options to purchase 42,659 shares within 60 days of April 26, 2006.
(7)	Includes options to purchase 63,102 shares within 60 days of April 26, 2006.
(8)	Includes (a) 258,160 shares held by U.S. Venture Partners V, L.P. (“USVP V”); (b) 14,341 shares held by USVP V International, L.P. (“V Int’l”); (c) 8,032 shares held by 2180 Associates Fund V, L.P. (“2180 V”); (d) 6,311 shares held by USVP V Entrepreneur Partners, L.P. (“EP V”); (e) 1,756,789 shares held by U.S. Venture Partners VII, L.P. (“USVP VII”); (f) 36,600 shares held by 2180 Associates Fund VII, L.P. (“2180 VII”); (g) 18,299 shares held by USVP Entrepreneur Partners VII-A L.P. (“EP VII-A”); and (h) 18,299 shares held by USVP Entrepreneur Partners VII-B L.P. (“EP VII-B”). Mr. Krausz is a managing member of Presidio Management Group V, L.L.C. (“PMG V”) and Presidio Management Group VII, L.L.C. (“PMG VII”). PMG V is the general partner of each of USVP V, V Int’l, 2180 V and EP V. PMG VII is the general partner of USVP VII, 2810 VII, EP VII-A and EP VII-B. PMG V or PMG VII may be deemed to share voting and dispositive power over the shares held by each of USVP V, V Int’l, 2180 V, EP V, USVP VII, 2180 VII, EP VII-A and EP VII-B, as the case may be. Accordingly, as the managing member of PMG V and PMG VII, Mr. Krausz may be deemed to share voting and dispositive power over these shares as well. Mr. Krausz disclaims beneficial interest in such shares, except as to his proportionate membership interest therein. Also includes options to purchase 1,750 shares within 60 days of April 26, 2006 held by Mr. Krausz. Information with respect to the number of shares held by certain entities affiliated with U.S. Venture Partners (“USVP”) is based on the Schedule 13D/A filed with the SEC by USVP on January 27, 2005.
(9)	Includes (a) 1,224,000 shares held by USVP VII; (b) 25,500 shares held by 2180 VII; (c) 12,750 shares held by EP VII-A; (d) 12,750 shares held by EP VII-B; (e) 104,319 shares held by USVP V; (f) 5,796 shares held by V Int’l; (g) 3,245 shares held by 2180 V; and (h) 2,550 shares held by EP V. Mr. Krausz is a managing member of PMG V and PMG VII. As noted in footnote 8, as the managing member of PMG V and PMG VII, Mr. Krausz may be deemed to share voting and dispositive power over these shares as well. Mr. Krausz disclaims beneficial interest in such shares, except as to his proportionate membership interest therein. Information with respect to the number of shares held by USVP is based on the Schedule 13D/A filed with the SEC by USVP on January 27, 2005, and the Forms 4 filed with the SEC by PMG V and PMG VII on March 24, 2005.
(10)	Includes (a) 921,819 shares held by Norwest Venture Partners VIII L.P. (“NVP VIII”); (b) 45,781 shares held by NVP Entrepreneurs Fund VIII L.P. (“NVP EF VIII”); and (c) options to purchase 1,250 shares within 60 days of April 26, 2006 held by Mr. Abbott. Information with respect to the number of shares held by certain entities affiliated with Norwest Venture Partners (“NVP”) is based on the Form 4 filed by NVP on November 21, 2003. Mr. Abbott is a general partner of NVP and may be deemed to beneficially own the shares held by NVP.
(11)	Includes (a) 622,283 shares held by NVP VIII and (b) 30,917 shares held by NVP EF VIII. As noted in footnote 10, as a general partner of NVP, Mr. Abbott may be deemed to beneficially own the shares held by NVP.
(12)	Includes options to purchase 531 shares within 60 days of April 26, 2006.
(13)	Includes options to purchase 531 shares within 60 days of April 26, 2006.
(14)	Includes options to purchase 532 shares within 60 days of April 26, 2006.
(15)	Includes (a) 799,793 shares held by Alta California Partners III, L.P. and (b) 27,007 shares held by Alta Embarcadero Partners III, LLC. Information with respect to the number of shares held by certain entities affiliated with Alta Partners (“AP”) is based on the Schedule 13D/A filed with the SEC by AP on April 4, 2006, and the Form 4 filed with the SEC by AP on April 21, 2005.

(16)	Includes (a) 258,160 shares held by USVP V; (b) 14,341 shares held by V Int’l; (c) 8,032 shares held by 2180 V; (d) 6,311 shares held by EP V; (e) 1,756,789 shares held by USVP VII; (f) 36,600 shares held by 2180 VII; (g) 18,299 shares held by EP VII-A; and (h) 18,299 shares held by EP VII-B. Information with respect to the number of shares held by USVP is based on the Schedule 13D/A filed with the SEC by USVP on January 27, 2005.
(17)	Includes (a) 1,224,000 shares held by USVP VII: (b) 25,500 shares held by 2180 VII; (c) 12,750 shares held by EP VII-A; (d) 12,750 shares held by EP VII-B; (e) 104,319 shares held by USVP V; (f) 5,796 shares held by V Int’l; (g) 3,245 shares held by 2180 V; and (h) 2,550 shares held by EP V. Information with respect to the number of shares held by USVP is based on the Schedule 13D/A filed with the SEC by USVP on January 27, 2005.
(18)	Includes 1,140,285 shares held by New Enterprise Associates 9, Limited Partnership (“NEA 9”). Information with respect to the number of shares held by NEA 9 is based on the Schedule 13D/A filed with the SEC by certain entities affiliated with New Enterprise Associates (“NEA”) on April 21, 2006.
(19)	Includes 320,000 shares held by NEA 9. Information with respect to the number of shares held by NEA 9 is based on the Schedule 13D/A filed with the SEC by NEA on April 21, 2006.
(20)	Includes (a) 921,819 shares held by NVP VIII and (b) 45,781 shares held by NVP EF VIII. Information with respect to the number of shares held by certain entities affiliated with NVP is based on the Form 4 filed by NVP on November 21, 2003.
(21)	Includes (a) 622,283 shares held by NVP VIII and (b) 30,917 shares held by NVP EF VIII.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Summary of Cash and Certain Other Compensation

The following table provides certain summary information concerning the compensation earned for services rendered during the 2005, 2004 and 2003 fiscal years by our current chief executive officer and for each of our four other most highly compensated executive officers whose salary and bonus for the 2005 fiscal year was in excess of $100,000. No other executive officer that would otherwise have been included in this table on the basis of salary and bonus earned for the 2005 fiscal year has been excluded by reason of his or her termination of employment or change in executive status during that year.

SUMMARY COMPENSATION TABLE

						Long-Term Compensation Awards
Name and Principal Positions	Years	Annual Compensation
		Salary ($)		Bonus ($)		Securities Underlying Options/ SARs (#)
Current Executive Officers:
Robert L. Howard-Anderson	2005	$184,898	(1)	$168,535	(2)	—
President and Chief Executive Officer	2004	181,937		—		—
	2003	161,417		—		80,625

Mark Rumer	2005	$155,501	(3)	$2,494		57,344
Chief Technology Officer	2004	155,354		—		—
	2003	149,600		18,695		25,000

Russell J. Sharer	2005	$161,843	(4)	$25,000		50,505
Vice President of Sales & Marketing	2004	154,670		—		—
	2003	141,742		—		28,076

Gregory R. Dion (5)	2005	$154,195	(6)	$2,348		75,000
Vice President of Operations	2004	—		—		—
	2003	—		—		—

David C. Mason (7)	2005	$175,001	(8)	$2,568		38,563
Vice President of Engineering	2004	84,808		—		62,500
	2003	—		—		—

Former Executive Officer:
Howard M. Bailey (9)	2005	$194,884		—		16,438
Chief Financial Officer	2004	144,568		—		—
	2003	157,471		—		25,000

(1)	In April 2006 our compensation committee increased Mr. Howard-Anderson’s annual salary to $215,000.
(2)	Includes a cash bonus payment of $2,935 and a grant of 15,000 shares of restricted common stock. Mr. Howard-Anderson was issued a net of 10,967 shares, reflecting a reduction of 4,033 in the number of shares otherwise issuable to Mr. Howard-Anderson to satisfy tax withholding obligations. The last sale price per share of our common stock on September 12, 2005, the date of grant, as reported by the OTC Bulletin Board was $11.04. Based on such price, the value of the aggregate share grant on the date of grant was $165,600. All of the shares subject to the restricted stock grant were fully vested upon issuance to Mr. Howard-Anderson.

(3)	In April 2006 our compensation committee increased Mr. Rumer’s annual salary to $178,500.
(4)	In April 2006 our compensation committee increased Mr. Sharer’s annual salary to $183,600.
(5)	Mr. Dion was named our Vice President of Operations in February 2005.
(6)	In April 2006 our compensation committee increased Mr. Dion’s annual salary to $187,200.
(7)	Mr. Mason was named our Vice President of Engineering in July 2004.
(8)	In April 2006 our compensation committee increased Mr. Mason’s annual salary to $185,500.
(9)	Mr. Bailey served as our Chief Financial Officer from June 2002 to December 31, 2005.

Stock option grants

The following table contains information concerning the stock options granted during our 2005 fiscal year to each of our executive officers named above in the summary compensation table. Grants were made under our amended and restated 2000 Stock Incentive Plan. We did not grant any stock appreciation rights during the 2005 fiscal year.

OPTION GRANTS IN LAST FISCAL YEAR

	Individual Grants
Name	Number of Securities Underlying Options Granted	% of Total Options Granted to Employees in Fiscal Year	Exercise Price Per Share (3)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (1)
					5%	10%
Current Executive Officers:
Robert L. Howard-Anderson	—	—	$—	—	$—	$—
Mark Rumer (2)	57,344	12.0%	4.20	1/18/2015	151,466	383,845
Russell J. Sharer (2)	50,505	10.6%	4.20	1/18/2015	133,402	338,066
Gregory R. Dion (2)	75,000	15.7%	3.60	3/3/2015	169,802	430,310
David C. Mason (2)	38,563	8.1%	4.20	1/18/2015	101,859	258,130

Former Executive Officer:
Howard M. Bailey	16,438	3.4%	$4.20	1/18/2015	$43,419	$110,031

(1)	The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the Securities and Exchange Commission and do not represent our estimate or projection of our future common stock prices. Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These amounts represent assumed rates of appreciation in the value of the common stock from the fair market value on the date of grant. Actual gains, if any, on stock option exercises are dependent on the future performance of our common stock and overall stock market conditions. The amounts reflected in the table may not necessarily be achieved. Potential realizable values are net of exercise price, but before the payment of taxes associated with exercise.
(2)	These options have a term of ten years and vest over four years, with 25% of the option shares vesting one year after the option grant date and the remaining option shares vesting in equal monthly installments over the succeeding thirty-six months.
(3)	The exercise price for each option is equal to the fair value of the common stock on the date of grant; the closing stock price of our common stock.

Aggregated option exercises and fiscal year-end values

The following table provides information, with respect to each of our executive officers named above in the summary compensation table, concerning unexercised options held by them at the end of that fiscal year. None of the named executive officers exercised any stock options or stock appreciation rights during the 2005 fiscal year, and no stock appreciation rights were held by any named executive officer at the end of such year.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR

AND FISCAL YEAR-END OPTION VALUES

Name	Number of Unexercised Options at Fiscal Year End (#)		Value of Unexercised In-the-Money Options at Fiscal Year End ($) (1)
	Exercisable	Unexercisable	Exercisable	Unexercisable
Current Executive Officers:
Robert L. Howard-Anderson	129,024	33,081	$1,051,738	$260,069
Mark Rumer	48,535	52,903	391,299	412,643
Russell J. Sharer	53,600	47,838	445,397	373,175
Gregory R. Dion	—	75,000	—	630,000
David C. Mason	31,777	69,286	239,206	524,285

Former Executive Officer:
Howard M. Bailey	62,604	33,834	432,436	256,280

(1)	Determined based on the closing selling price per share of our common stock on the OTC Bulletin Board on December 23, 2005, less the option exercise price payable per share.

Equity Compensation Plan Information

The following table provides information as of December 25, 2005, about shares of our common stock that may be issued upon the exercise of options and similar rights under all of our existing equity compensation plans, including our amended and restated 2000 Stock Incentive Plan, 1999 Stock Plan, and 2000 Employee Stock Purchase Plan. Our stockholders have approved all of our equity incentive plans. Occam CA’s stockholders approved its 1999 Stock Plan. Options to purchase shares of Occam CA common stock granted pursuant to Occam CA’s 1999 Stock Plan were assumed by us in connection with the merger of Occam CA and Accelerated Networks and are governed by the terms of that plan. No additional options will be issued under the 1999 Stock Plan and employee contributions and stock issuances under the 2000 Employee Stock Purchase Plan have been terminated.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (1)		Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights (1)		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the First Column)
Equity compensation plans approved by security holders	1,767,484	(2)	$9.59	(3)	711,831	(4)
Equity compensation not approved by security holders	—		$—		—

Total	1,767,484		$9.59		711,831

(1)	We are unable to ascertain with specificity the number of securities to be issued upon exercise of outstanding rights under the 2000 Employee Stock Purchase Plan or the weighted average exercise price of outstanding rights under such plan. The 2000 Employee Stock Purchase Plan provides that shares of our common stock may be purchased at a per share price equal to 85% of the fair market value of the common stock on the beginning of the offering period or a purchase date applicable to such offering period, whichever is lower.
(2)	Reflects the number of shares of common stock to be issued upon exercise of outstanding options under the amended and restated 2000 Stock Incentive Plan and the 1999 Stock Plan.

(3)	Reflects weighted average exercise price of outstanding options under the amended and restated 2000 Stock Incentive Plan and 1999 Stock Plan.
(4)	Includes 446,213 shares available for future issuance under the amended and restated 2000 Stock Incentive Plan and 265,618 shares available for future issuance under the 2000 Employee Stock Purchase Plan in the event it is re-instated. The amended and restated 2000 Stock Incentive Plan provides that the number of securities available for issuance under such plan shall automatically increase on the first trading day of January each calendar year by an amount equal to three percent (3%) of the total number of shares of common stock outstanding on the last trading day in December of the immediately preceding calendar year.

Employment contracts and change in control arrangements

Robert L. Howard-Anderson, our current President and Chief Executive Officer, is a party to an employment agreement with Occam CA, which became effective as of February 14, 2002 when he joined Occam CA as Senior Vice President of Product Operations. In connection with his employment agreement, Mr. Howard-Anderson was granted an option to purchase 81,479 shares of our common stock at an exercise price of $3.60 per share. One-fourth of the shares subject to the option vested one year after the commencement of his employment and the remainder are vesting in equal installments each month thereafter so that the option will be fully vested and exercisable four years from the vesting commencement date. If Mr. Howard-Anderson is involuntarily terminated within twelve months following an acquisition of over 50% of our then-outstanding voting securities or a merger or consolidation in which we do not own more than 50% of the surviving entity, or through a sale or disposition of all or substantially all of our assets, vesting on the unvested portion of the option to purchase 81,479 shares of our common stock will accelerate and vest to the extent of an additional 25% of the number of shares originally granted.

As part of the terms of employment of Christopher B. Farrell, our current Chief Financial Officer, Occam has agreed that if Mr. Farrell is involuntarily terminated within twelve months following an acquisition of over 50% of our then-outstanding voting securities or a merger or consolidation in which we do not own more than 50% of the surviving entity, or through a sale or disposition of all or substantially all of our assets, vesting on the unvested portion of all options to purchase our common stock held by Mr. Farrell will accelerate and vest to the extent of an additional 20% of the number of shares originally granted under such options. As of May 15, 2006, Mr. Farrell held options to purchase an aggregate of 81,500 shares of our common stock at a weighted average exercise price of $14.29. As of May 15, 2006, none of the shares subject to such options were vested.

The compensation committee of the Board of Directors, as the plan administrator of the amended and restated 2000 Stock Incentive Plan, has the authority to provide for accelerated vesting of the shares of common stock subject to any outstanding options held by the chief executive officer, or any other executive officer, or any unvested share issuances actually held by such individual, in connection with certain changes in control of Occam or the subsequent termination of the officer’s employment following the change in control event.

Pursuant to agreements between us and directors Robert Bylin, Thomas Pardun and Kenneth Cole, each of these directors received certain options to purchase our common stock. In the event of a merger, consolidation, sale of all assets or other change of control of our company, all such options held by these directors will accelerate and vest immediately prior to the closing of such change of control transaction.

RELATED PARTY TRANSACTIONS

Employment and Indemnification Agreements

We are a party to employment agreements with each of our Chief Executive Officer and Chief Financial Officer as described under the caption “Employment Contracts and Change in Control Arrangements,” under “Executive Compensation and Related Information” in this proxy statement.

In addition to the indemnification provisions contained in our certificate of incorporation and bylaws, we have entered into separate indemnification agreements with each of our directors and officers. These agreements require us, among other things, to indemnify each such director and officer against expenses (including attorneys’ fees), judgments, fines and settlements paid by such individual in connection with any action, suit or proceeding arising out of such individual’s status or service as our director or officer (other than such liabilities arising from willful misconduct or conduct that is knowingly fraudulent or deliberately dishonest) and to advance expenses incurred by such individual in connection with any proceeding against such individual with respect to which such individual may be entitled to indemnification by us. We also provide director and officer liability insurance to our directors and officers at our expense. We have been named as defendants in several class action lawsuits generally referred to as “IPO Allocation” claims relating to our initial public offering in June 2000. Certain of our former officers and directors and one of our current directors, Steven Krausz, have been named as co-defendants in these class action lawsuits and we may be required to indemnify these persons in connection with the lawsuits and our director and officer liability insurance provider may be required to pay damages, awards or settlement amounts on behalf of such current and former directors and officers.

Series A-2 Financing

In October 2003, in light of a substantial need for additional working capital, our Board of Directors delegated full authority to a special financing committee of the Board to structure, negotiate, and conclude, with the assistance of our financial advisor and Chief Financial Officer, an equity financing transaction with existing investors. We had previously sought alternative sources of financing from new investors but had not been successful in obtaining any financing commitments. The special committee was initially comprised of Robert L. Howard-Anderson, who serves as our President and Chief Executive Officer and as a member of our Board of Directors. In January 2004, Tom Frederick joined our Board of Directors and was appointed to serve as a member of the special financing committee. Mr. Frederick resigned from the Board of Directors in September 2004. Directors Robert E. Bylin and Kenneth Cole were appointed to the committee in January 2005.

In November 2003, the special committee designated a new series of our preferred stock as the Series A-2 preferred stock, and we raised approximately $16.1 million in the initial private placement of Series A-2 preferred stock. The principal investors at the initial closing were investment funds affiliated with U.S. Venture Partners (USVP), Norwest Venture Partners (Norwest), and New Enterprise Associates (NEA). These investors collectively held approximately 64.7% of our outstanding common stock immediately prior to the private placement, and representatives of each of these funds serve on our Board of directors. We sold the Series A-2 preferred stock at a price of $10.00 per share, and each share is presently convertible into approximately 2.27273 shares of common stock at a common-equivalent conversion price of $4.40.

In January and February 2004, the special committee negotiated the terms of an additional investment in the Series A-2 preferred stock by investment funds affiliated with Alta Partners. Alta had not previously invested in us. At a closing held in March 2004, Alta invested $4.0 million in the Series A-2 preferred stock financing at the same price per share and with substantially similar contractual rights as those established at the initial closing. As a condition to obtaining Alta’s investment, however, the special financing committee approved our granting to Alta Partners warrants to acquire up to an additional $3.8 million of Series A-2 preferred stock at an exercise price of $10.00 per share. No other purchasers of Series A-2 preferred stock in the private placement transactions received any warrants, and purchasers in the recent rights offering did not receive any warrants. The amount of the Alta warrants was subject to reduction based on our ability to raise additional financing. In April 2004, investment funds affiliated with USVP and Norwest purchased additional shares of Series A-2 preferred stock for an aggregate additional investment of $1.5 million. As a result, the amount subject to the Alta warrants automatically decreased to approximately $2.3 million. This amount was subject to further reduction by the amount, if any, that we raised in excess of $1.5 million in connection with the rights offering. To the extent exercisable, Alta was permitted to exercise these warrants during the period beginning after the end of the rights offering and continuing through September 2005. In April 2005, our Board of Directors approved an amendment of the warrant to permit Alta to exercise it immediately for a total of 226,800 shares of Series A-2 preferred stock. The Board approved the amendment because the commencement of the rights offering had been substantially delayed from the anticipated schedule at the time the warrant was issued, because the warrant would otherwise expire in September 2005, and because it was not clear if the rights offering would be concluded before the expiration of the warrant. On April 20, 2005, Alta exercised the warrant in full, acquiring 226,800 shares of Series A-2 preferred stock for aggregate proceeds of $2.3 million.

Alta was also granted certain Board rights and observer rights in connection with its investment. Under these rights, Alta may require us to nominate a designee of Alta for election to the Board of Directors in connection with any meeting of stockholders at which directors will be elected and to include the nomination in any stockholder solicitation materials relating to the election. We are then required to use our commercially reasonable efforts to cause the election of Alta’s designee and to maintain the designee as a director. In addition, Alta may at any time request that the Board of Directors appoint a designee of Alta to serve as a director. In such event, we have agreed to use our commercially reasonable efforts to cause Alta’s designee to be appointed to the Board and to maintain the status of Alta’s designee as a director. If Alta has not designated a director, we have agreed to permit one representative of Alta to attend and participate in Board meetings in a non-voting observer capacity, subject to our ability to exclude the observer from such meetings under certain circumstances.

From November 2003 through the end of 2004, we raised gross proceeds of approximately $22.2 million through the issuance of our Series A-2 preferred stock. We raised an additional $5.6 million in January 2005 and $4.9 million in March 2005 through additional issuance of Series A-2 preferred stock. In addition, In March 2005, a holder of an outstanding promissory note converted $534,790 of outstanding principal and accrued interest into shares of Series A-2 preferred stock and, as noted above, in April 2005, Alta exercised its warrants to purchase 226,800 shares of Series A-2 preferred stock for $2,268,000. As of May 15, 2006, the outstanding shares of Series A-2 preferred stock were convertible into approximately 8,858,186 shares of common stock and, for voting purposes, will have a number of votes equal to the number of shares of common stock that are issuable upon conversion.

Each of USVP, NEA, and Norwest held in excess of 5% of our outstanding voting stock at the time of the financing, and each continues to hold in excess of 5% of our outstanding common stock and in excess of 5% of our outstanding Series A-2 preferred stock. Affiliates of these investment firms serve or have served on our Board of Directors. Director Steven M. Krausz is a managing member of the general partner of USVP and director Robert B. Abbott is a general partner of Norwest. Former director Thomas C. McConnell is a former general partner of NEA.

Restricted Stock Grant

On September 12, 2005, our Board of Directors, based on the recommendation of its compensation committee, approved a restricted stock grant to Robert Howard-Anderson, our President and Chief Executive Officer. The restricted stock grant consisted of 15,000 shares of our common stock, subject to applicable tax withholding, and is subject to the terms and conditions of our executive officer stock grant program—restricted stock grant agreement. On September 12, 2005, we entered into the restricted stock grant agreement with Mr. Howard-Anderson and issued to him a net of 10,967 shares of our common stock, reflecting a reduction of

4,033 in the number of shares otherwise issuable to Mr. Howard-Anderson to satisfy tax withholding obligations. All of the shares subject to the restricted stock grant were fully vested upon issuance to Mr. Howard-Anderson. The aggregate fair market value of the shares on the date of grant was $165,600, based on the last sale price per share of our common stock on September 12, 2005 of $11.04, as reported by the OTC Bulletin Board.

Statement Regarding Affiliate Transactions

We believe that all of the transactions described above were made on terms no less favorable to us than could have been obtained from unaffiliated third parties.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The information contained in this report will not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor will such information be incorporated by reference into any future filing under the Securities Act or the Exchange Act, except to the extent that Occam specifically incorporates it by reference in such filing.

Since May 17, 2006, our compensation committee has been comprised of directors, Steven M. Krausz, Robert B. Abbott, and Thomas Pardun. Prior to May 17, 2006 and during fiscal 2005, our compensation committee consisted of directors Krausz and Pardun. Mr. Krausz serves as chairman of the compensation committee.

It is the duty of the compensation committee to review and determine the salaries and bonuses of our executive officers, including our chief executive officer, and to establish the general compensation policies for such individuals. The compensation committee also has the authority to make grant discretionary awards to our executive officers under our amended and restated 2000 Stock Incentive Plan and, assuming stockholder approval at the annual meeting, under our 2006 Equity Incentive Plan.

The compensation committee believes that the compensation programs for our executive officers should reflect our performance and the value created for our stockholders. In addition, the compensation programs should support our short-term and long-term strategic goals and values and should reward individual contribution to our success. We are engaged in a very competitive industry, and our success depends upon our ability to attract and retain qualified executives through the competitive compensation packages we offer to such individuals.

General Compensation Policy. The compensation committee’s policy is to provide our executive officers with compensation opportunities which are based upon their personal performance, our financial performance and their contribution to that performance, and which are competitive enough to attract and retain highly skilled individuals. Each executive officer’s compensation package is comprised of three elements: (i) base salary that is competitive with the market and reflects individual performance, (ii) annual variable performance awards payable in cash and tied to our achievement of annual financial performance goals, and (iii) long-term stock-based incentive awards designed to strengthen the mutuality of interests between our executive officers and stockholders. As an officer’s level of responsibility increases, a greater proportion of his or her total compensation will be dependent upon our financial performance and stock price appreciation rather than base salary.

Factors. The principal factors that the compensation committee takes into account in establishing each executive officer’s compensation package are described below. However, the compensation committee may in its discretion apply entirely different factors, such as different measures of financial performance, for future fiscal years.

Base Salary. In setting base salaries, the compensation committee reviews published compensation survey data for its industry. The base salary for each officer reflects the salary levels for comparable positions in the published surveys and the comparative group of companies, as well as the individual’s personal performance and internal alignment considerations. The relative weight given to each factor varies with each individual in the sole discretion of the compensation committee. Each executive officer’s base salary is adjusted each year on the basis of (i) the compensation committee’s evaluation of the officer’s personal performance for the year and (ii) the competitive marketplace for persons in comparable positions. Our performance and profitability may also be a factor in determining the base salaries of executive officers.

For fiscal 2006, the annual salaries of our executive officers, other than our chief executive officer, have been set as follows:

Name	Fiscal 2006 Annual Salary
Gregory R. Dion	$187,200
David C. Mason	$185,500
Russell J. Sharer	$183,600
Christopher B. Farrell	$178,500
Mark Rumer	$178,500

Annual Incentives. The annual incentive bonus for the chief executive officer is based on a percentage of his base pay but is adjusted to reflect the actual financial performance of the company in comparison to our business plan. Our other executive officers are also awarded annual incentive bonuses equal to a percentage of base salary on the basis of our performance to plan, with additional consideration given to attainment of individual goals.

Long Term Incentives. Stock options granted to our executive officers are designed to align the interests of the executive officers with those of the stockholders and provide each individual with a significant incentive to manage the company from the perspective of an owner with an equity stake in the business. Each grant allows the officer to acquire shares of the common stock at a fixed price per share (the market price on the grant date) over a specified period of time (up to ten years). Each option typically becomes exercisable in a series of installments over a four-year period, contingent upon the officer’s continued employment with us. Accordingly, the option will provide a return to the executive officer only if he or she remains employed by us during the vesting period, and then only if the market price of the shares appreciates over the option term. The compensation committee may approve grants with different vesting schedules in order to reward or provide an incentive to an executive officer.

The size of the option grant to each executive officer, including the chief executive officer, is set by the compensation committee at a level that is intended to create a meaningful opportunity for stock ownership based upon the individual’s current position with us, the individual’s personal performance in recent periods and his or her potential for future responsibility and promotion over the option term. The compensation committee also takes into account the number of unvested options held by the executive officer in order to maintain an appropriate level of equity incentive for that individual. The relevant weight given to each of these factors varies from individual to individual. The compensation committee has established certain guidelines with respect to the option grants made to the executive officers, but has the flexibility to make adjustments to those guidelines at its discretion.

CEO Compensation. During fiscal 2005, compensation for Robert L. Howard-Anderson, our chief executive officer, consisted of base salary, a modest cash bonus, and a restricted stock grant. Mr. Howard-Anderson’s base salary paid in fiscal 2005 totaled approximately $185,000, reflecting a $3,000 increase over 2004. In addition, we paid Mr. Howard-Anderson a cash bonus of approximately $3,000. The compensation committee reviewed Mr. Howard-Anderson’s cash compensation and determined that it was within the range of cash compensation for CEOs of comparably situated companies. The committee also believed limiting increases in cash compensation was appropriate in the face of our continuing need for financing during 2005 and uncertainty about the development of Occam’s business. The committee also noted, however, the substantial improvement in Occam’s revenues from fiscal 2004 to fiscal 2005. In light of that improvement and continuing growth and development of our business, the committee determined that the bonus grant of 15,000 shares of fully vested restricted stock was appropriate in lieu of a larger cash bonus. The committee and Board approved the grant in September 2005, and Occam issued Mr. Howard-Anderson a net of 10,967 shares of common stock, reflecting a reduction to satisfy tax withholding obligations. The last sale price of Occam’s common stock on the date of grant was $11.04 resulting in a pre-tax reduction grant value of $165,600.

For fiscal 2006, the compensation committee again reviewed Mr. Howard-Anderson’s cash compensation and determined that it was necessary to increase Mr. Howard-Anderson’s base salary to $215,000 based on Occam’s improved financial performance and a comparison of cash compensation for CEOs of comparably situated companies. In addition, Mr. Howard-Anderson was granted an option to purchase up to 40,000 shares of common stock at an exercise price of $17. The shares subject to such option vest at the rate of  1/4 of the shares vesting on the one year anniversary of the vesting commencement date and  1/48 of the shares vesting each month thereafter. The compensation committee granted the option to Mr. Howard-Anderson following a review of his unvested stock position in Occam.

Compliance with Internal Revenue Code Section 162(m). Section 162(m) of the Internal Revenue Code disallows a tax deduction to publicly held companies for compensation paid to certain of their executive officers, to the extent that compensation exceeds $1,000,000 per covered officer in any fiscal year. The limitation applies only to compensation not considered to be performance-based. Non-performance based compensation paid to our executive officers for the 2005 fiscal year did not exceed the $1,000,000 limit per officer, and the compensation committee does not anticipate that the non-performance based compensation to be paid to our executive officers for fiscal 2006 will exceed that limit. The amended and restated 2000 Stock Incentive Plan and the 2006 Equity Incentive Plan have been structured so that any compensation deemed paid in connection with the exercise of option grants made under that plan with an exercise price equal to the fair market value of the option shares on the grant date will qualify as performance-based compensation which will not be subject to the $1,000,000 limitation. Because it is unlikely that the cash compensation payable to any of our executive officers in the foreseeable future will approach the $1,000,000 limit, the compensation committee has decided at this time not to take any action to limit or restructure the elements of cash compensation payable to our executive officers. The compensation committee will reconsider this decision should the individual cash compensation of any executive officer ever approach the $1,000,000 level.

It is the opinion of the compensation committee that the executive compensation policies and plans provide the necessary total remuneration program to properly align our performance and the interests of our stockholders through the use of competitive and equitable executive compensation in a balanced and reasonable manner, for both the short and long-term.

Submitted by the compensation committee of the Board of Directors.

Steven M. Krausz	Robert B. Abbott*	Thomas E. Pardun
Chairman

*	Mr. Abbott became a member of the compensation committee on May 17, 2006.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The information contained in this report will not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor will such information be incorporated by reference into any future filing under the Securities Act or the Exchange Act, except to the extent that Occam specifically incorporates it by reference in such filing.

Prior to May 17, 2006 and during fiscal year 2005, our audit committee was comprised of directors Robert B. Abbott, Robert E. Bylin, and Steven M. Krausz. Since May 17, 2006, our audit committee has consisted of directors Robert E. Bylin, Kenneth R. Cole, and Brian H. Strom. Mr. Bylin serves as the chairman of the audit committee.

The following is the report of the audit committee with respect to the audited financial statements for the fiscal year ended December 25, 2005, which include the consolidated balance sheets as of December 25, 2005 and December 26, 2004, and the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows for each of the three years in the period ended December 25, 2005, and the notes thereto.

Review with Management. The audit committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent registered public accounting firm. The audit committee oversees our financial reporting process on behalf of the Board of Directors. Our management has the primary responsibility for the financial statements and reporting process, including our systems of internal controls. In fulfilling its oversight responsibilities, the audit committee reviewed with management the audited financial statements included in the Annual Report on Form 10-K for the fiscal year ended December 25, 2005. This review included a discussion of the quality and the acceptability of our financial reporting and controls, including the clarity of disclosures in the financial statements.

Review and Discussions with Independent Registered Public Accounting Firm. The audit committee has discussed with Singer Lewak Greenbaum & Goldstein LLP, our independent registered public accounting firm, the matters required to be discussed by SAS 61 (Codification of Statements on Accounting Standards) which includes, among other items, matters related to the conduct of the audit of our financial statements.

The audit committee has also received written disclosures and the letter from Singer Lewak Greenbaum & Goldstein LLP required by Independence Standards Board Standard No. 1 (which relates to the accountant’s independence from us and our related entities), and has discussed with Singer Lewak Greenbaum & Goldstein LLP their independence from us.

Conclusion. Based on the review and discussions referred to above, the committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 25, 2005.

Submitted by the audit committee of the Board of Directors (as comprised on March 31, 2006).

Robert E. Bylin	Robert B. Abbott	Steven M. Krausz
Chairman

STOCK PERFORMANCE GRAPH & OTHER INFORMATION

The graph depicted below shows a comparison of cumulative total stockholder returns for our common stock, the Nasdaq Stock Market (U.S.) Index and the Nasdaq Telecommunications Index for the period from December 31, 2000, to December 25, 2005.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*

AMONG OCCAM NETWORKS, INC., THE NASDAQ STOCK MARKET (U.S.) INDEX

AND THE NASDAQ TELECOMMUNICATIONS INDEX

The graph assumes that $100 was invested in our common stock on December 31, 2000, and in each index, and that all dividends were reinvested. No cash dividends have been declared on our common stock. Stockholder returns over the indicated period should not be considered indicative of future stockholder returns.

Notwithstanding anything to the contrary set forth in any of our previous or future filings made under the Securities Act or the Exchange Act that might incorporate this proxy statement or future filings made by us under those statutes, the compensation committee report, the audit committee report, reference to the independence of the audit committee members and the preceding stock performance graph are not deemed filed with the Securities and Exchange Commission and will not be incorporated by reference into any such prior filings or into any future filings made by us under those statutes.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The members of our Board of Directors, our executive officers and persons who hold more than 10% of our outstanding common stock are subject to the reporting requirements of Section 16(a) of the Exchange Act which require them to file reports with respect to their ownership of the common stock and their transactions in such common stock. Based upon (i) the copies of Section 16(a) reports which we received from such persons for their 2005 fiscal year transactions in the common stock and their common stock holdings, and (ii) the representations received from one or more of such persons that no annual Form 5 reports were required to be filed by them for the 2005 fiscal year, we believe that, except as noted below, all reporting requirements under Section 16(a) for such fiscal year were met in a timely manner by our directors, executive officers and greater than ten percent beneficial owners.

Certain funds and individuals affiliated with New Enterprise Associates, and certain funds and individuals affiliated with U.S. Venture Partners, were each delinquent in the filing of a Form 4 relating to the purchase of shares of our Series A-2 preferred shares.

Howard Bailey, our former Chief Financial Officer, was delinquent in the filing of a Form 4 relating to the purchase of shares of our common stock.

Mr. Abbott, Mr. Mason, Mr. Pardun and Mr. Cole were each delinquent in the filing of a Form 4 relating to grants of options to purchase shares of our common stock.

ANNUAL REPORT

A copy of our annual report on Form 10-K for the 2005 fiscal year, as filed with the Securities and Exchange Commission, has been mailed concurrently with this proxy statement to all stockholders entitled to notice of and to vote at the annual meeting. The annual report is not incorporated into this proxy statement and is not considered proxy solicitation material.

OTHER MATTERS

We do not know of any matters to be presented at the annual meeting other than those mentioned in this proxy statement. If any other matters are properly brought before the meeting, it is intended that the proxies will be voted in accordance with the best judgment of the person or persons voting the proxies.

BY ORDER OF THE BOARD OF DIRECTORS OF

OCCAM NETWORKS, INC.

Chris Farrell, Chief Financial Officer and Secretary

Santa Barbara, California

July 6, 2006

APPENDIX A

CHARTER FOR THE AUDIT COMMITTEE

OF THE BOARD

OF

OCCAM NETWORKS, INC.

(as amended and restated on May 17, 2006)

PURPOSE

The purpose of the Audit Committee of the Board of Directors (the “Board”) of Occam Networks, Inc. (the “Company”) shall be to:

•	provide oversight of the Company’s accounting and financial reporting processes and the audit of the Company’s financial statements;

•	assist the Board in monitoring (i) the integrity of the Company’s financial statements; (ii) the Company’s internal accounting and financial controls; (iii) the Company’s compliance with legal and regulatory requirements; (iv) the organization and performance of the Company’s internal audit function (when established); and (v) the independent auditor’s qualifications, independence, and performance;

•	prepare the report that the rules of the Securities and Exchange Commission (the “SEC”) require be included in the Company’s annual proxy statement;

•	provide the Board with the results of the Audit Committee’s monitoring and recommendations derived therefrom; and

•	provide to the Board such information and materials as it may deem necessary to make the Board aware of significant financial matters that require the attention of the Board.

In addition, the Audit Committee will undertake those specific duties and responsibilities listed below and other duties as the Board may from time to time prescribe.

MEMBERSHIP REQUIREMENTS

The Audit Committee members will be appointed by, and will serve at the discretion of, the Board. Audit Committee members may be replaced by the Board. The Audit Committee will consist of at least three members of the Board. Members of the Audit Committee must meet the following criteria (as well as any additional criteria required by the Nasdaq Stock Market, Inc. Marketplace Rules (the “Nasdaq Rules”) or the SEC):

•	each member must be an “independent director” in accordance with (i) the Audit Committee requirements of the Nasdaq Rules and (ii) the rules of the SEC;

•	no member may have participated in the preparation of the financial statements of the Company or any current subsidiary of the Company at any time during the past three (3) years;

•	each member must be able to read and understand fundamental financial statements, including the Company’s balance sheet, income statement and cash flow statement; and

•	at least one member must have past employment experience in finance or accounting, requisite professional certification in finance or accounting, or any other comparable experience or background which results in such individual’s financial sophistication, including being or having been a chief executive officer, chief financial officer, or other senior officer with financial oversight responsibilities.

The Board may designate one member of the Audit Committee as its chair.

ROLE OF THE AUDIT COMMITTEE

This charter assigns oversight responsibility to the Audit Committee. Management shall be responsible for the preparation, presentation, and integrity of the Company’s financial statements; accounting and financial reporting principles; internal controls; and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditor retained by the Audit Committee shall be responsible for performing an independent audit of the consolidated financial statements in accordance with generally accepted auditing standards.

The members of the Committee are not acting as experts in accounting or auditing and may rely on the information provided to them and on the representations made by management and the independent auditor. It is recognized that the Audit Committee are not full time employees of the Company and that it is not the duty or responsibility of the Audit Committee or its members to conduct “field work” or other types of audit or accounting reviews or to set auditor independence standards. The Committee’s oversight does not provide an independent basis to determine that the Company’s financial statements have been prepared in accordance with generally accepted accounting principles or that the audit of the Company’s financial statements by the independent auditor has been carried out in accordance with generally accepted auditing standards. Accordingly, each member of the Audit Committee shall be entitled to rely on (i) the integrity of those persons within and outside the Company from whom the Audit Committee receives information and (ii) the accuracy of the financial and other information provided to the Audit Committee, in each case absent actual knowledge to the contrary.

AUTHORITY AND RESPONSIBILITIES

The authority and responsibilities of the Audit Committee shall include the following:

•	The Audit Committee shall exercise sole responsibility to appoint and oversee the work of the independent auditors, approve the compensation of the independent auditors and review and, if appropriate, discharge the independent auditors. In this regard, the independent auditors shall report directly to the Audit Committee, and the Audit Committee shall have the sole authority to approve the hiring and discharging of the independent auditors, all audit engagement fees and terms, and all permissible non-audit engagements with the independent auditors.

•	The Audit Committee shall pre-approve (or, where permitted under the rules of the SEC, subsequently approve) engagements of the independent auditors to render audit or non-audit services and/or establish pre-approval policies and procedures for such engagements, provided that (i) such policies and procedures are detailed as to the particular services rendered, (ii) the Audit Committee is informed of each such service, and (iii) such policies and procedures do not include delegation to management of the Audit Committee’s responsibilities under the Securities Exchange Act of 1934, as amended.

•	The Audit Committee shall review the independence of the independent auditors, including (i) obtaining on a periodic basis a formal written statement from the independent auditors delineating all relationships between the independent auditors and the Company, consistent with Independence Standards Board Standard No. 1, (ii) maintaining an active dialogue with the independent auditors, covering any disclosed relationship or services that may impair their objectivity and independence, (iii) presenting this statement to the Board, and (iv) to the extent there are any such relationships, monitoring and investigating them and, if necessary, taking, or recommending to the Board that the Board take, appropriate action to oversee the independence of the outside auditors.

•	The Audit Committee shall evaluate, at least annually, the independent auditors’ qualifications, performance and independence, which evaluation shall include a review and evaluation of the lead partner of the independent auditors and consideration of whether there should be rotation of the lead audit partner or the auditing firm, and take appropriate action to oversee the independence of the independent auditors.

•	The Audit Committee shall review, in consultation with the independent auditors, the annual audit plan and scope of audit activities and monitor such plan’s progress.

•	The Audit Committee shall discuss and, as appropriate, review with management and the independent auditors the Company’s annual and quarterly financial statements and annual and quarterly reports on Forms 10-K and 10-Q, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” discuss with the independent auditors any other matters required to be discussed by Statement on Auditing Standards 61, and recommend to the Board whether the audited financial statements and Management’s Discussion and Analysis should be included in the Company’s Form 10-K.

•	The Audit Committee shall discuss with management, the internal auditor and the independent auditors significant financial reporting issues raised and judgments made in connection with the preparation of the Company’s financial statements, including the review of (i) major issues regarding accounting principles and financial statement presentation, including any significant changes in the Company’s selection or application of accounting principles, and major issues as to the adequacy of the Company’s internal controls and any special audit steps adopted in light of material control deficiencies; (ii) analyses prepared by management and/or the independent auditors setting forth significant financial reporting issues raised and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements; (iii) the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the Company’s financial statements; and (iv) the type and presentation of information to be included in earnings press releases, as well as any financial information and earnings guidance to be provided to analysts and rating agencies.

•	The Audit Committee shall receive, review, and discuss quarterly reports from the independent auditors on (i) the major critical accounting policies and practices to be used; (ii) significant alternative treatments of financial information within GAAP that have been discussed with management; (iii) ramifications of the use of such alternative disclosures and treatments; (iv) any treatments preferred by the independent auditors; and (v) other material written communications between the independent auditors and management, such as any management letter or schedule of unadjusted differences.

•	The Audit Committee shall review on a regular basis with the Company’s independent auditors any problems or difficulties encountered by the independent auditors in the course of any audit work, including management’s response with respect thereto, any restrictions on the scope of the independent auditors’ activities or on access to requested information, and any significant disagreements with management. The Audit Committee shall resolve any disagreements between management and the independent auditors regarding financial reporting.

•	The Audit Committee shall discuss with management and the independent auditors any correspondence with regulators or governmental agencies and any published reports that raise material issues regarding the Company’s financial statements or accounting policies.

•	The Audit Committee shall discuss, in a general manner, earnings press releases and financial information and earnings guidance to be provided to analysts and rating agencies, including any proposed use of “pro forma” or “adjusted” non-GAAP information.

•	The Audit Committee shall discuss guidelines and policies with respect to risk assessment and risk management.

•	The Audit Committee shall discuss with the Company’s counsel legal matters that may have a material impact on the financial statements or the Company’s compliance procedures.

•

The Audit Committee shall review the adequacy and effectiveness of the Company’s internal control policies and procedures on a regular basis, including the responsibilities, budget and staffing of the Company’s audit function, as well as any special audit steps adopted in light of material control deficiencies, through inquiry and discussions with the Company’s independent auditors and management. In addition, the Audit Committee shall review the reports prepared by management, and attested to by the Company’s independent auditors, assessing the adequacy and effectiveness of the Company’s internal controls and procedures, prior to the inclusion of such reports in the Company’s periodic filings as required under SEC rules. The Audit Committee shall review disclosures regarding the Company’s internal controls that are required to be included in SEC reports.

•	The Audit Committee shall establish procedures for receiving, retaining and treating complaints received by the Company regarding accounting, internal accounting controls or auditing matters and procedures for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

•	The Audit Committee shall act as the Company’s Qualified Legal Compliance Committee (“QLCC”) for the purposes of internal and external attorney reporting under SEC rules. The Audit Committee shall establish procedures for the confidential receipt, retention and consideration of any attorney report to the QLCC.

•	The Audit Committee shall review, approve and monitor the portions of the Company’s code of ethics applicable to its senior financial officers.

•	The Audit Committee shall review and approve in advance any proposed related party transaction.

•	The Audit Committee shall oversee compliance with the requirements of the SEC for disclosure of auditor’s services and Audit Committee member qualifications and activities.

•	The Audit Committee shall make regular reports to the Board, which reports shall include any issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance and independence of the Company’s independent auditors or the performance of the internal audit function.

•	The Audit Committee shall review and reassess the adequacy and scope of this Charter annually and recommend any proposed changes to the Board for approval.

•	At least annually, the Audit Committee shall evaluate its performance.

•	The Audit Committee shall have the authority to engage independent counsel and other advisers, as it determines necessary to carry out its duties. The Company shall provide for appropriate funding, as determined by the Audit Committee, for payment of (i) compensation to the independent auditors engaged for the purpose of preparing or issuing an audit report or performing other audit review or attest services for the Company; (ii) compensation to any advisers employed by the Audit Committee; and (iii) ordinary administrative expenses of the Audit Committee that are necessary or appropriate for carrying out its duties.

•	Periodically, the Audit Committee shall meet separately with the Company’s management, with the internal auditors (when such function is established), and with the independent auditors.

•	The Audit Committee may form subcommittees for any purpose that the Audit Committee deems appropriate and may delegate to such subcommittees such power and authority as the Audit Committee deems appropriate. The Audit Committee shall not delegate to a subcommittee any power or authority required by law, regulation or listing standard to be exercised by the Audit Committee as a whole.

•	The Audit Committee shall perform such other functions as assigned by law, the Company’s certificate of incorporation or bylaws or the Board.

MEETINGS

The Audit Committee will meet at least once in each fiscal quarter of the Company and shall have at all times the option to meet more frequently. The Audit Committee may establish its own schedule, which it will provide to the Board in advance.

The Audit Committee will maintain written minutes of its meetings, which minutes will be filed with the minutes of the meetings of the Board.

COMPENSATION

Members of the Audit Committee shall receive such fees, if any, for their service as Audit Committee members as may be determined by the Board in its sole discretion. Such fees may include retainers or per meeting fees. Fees may be paid in such form of consideration as is determined by the Board.

Members of the Audit Committee may not receive any compensation from the Company except the fees received as a member of the Board or any committee thereof.

APPENDIX B

CERTIFICATE OF AMENDMENT TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

OCCAM NETWORKS, INC.

The first paragraph of Article IV of the currently effective Amended and Restated Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety as follows:

“The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares that the Corporation is authorized to issue is Two Hundred and Fifty-Seven Million (257,000,000). Two Hundred and Fifty Million (250,000,000) shares shall be Common Stock, par value $0.001 per share, and Seven Million (7,000,000) shares shall be Preferred Stock, par value $0.001 per share.”

B-1

APPENDIX C

CERTIFICATE OF AMENDMENT TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

OCCAM NETWORKS, INC.

The first paragraph of Article IV of the currently effective Amended and Restated Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety as follows:

“The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares that the Corporation is authorized to issue is Nine Hundred and Sixty Million (960,000,000). Nine Hundred and Fifty Million (950,000,000) shares shall be Common Stock, par value $0.001 per share, and Ten Million (10,000,000) shares shall be Preferred Stock, par value $0.001 per share.”

C-1

APPENDIX D

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

OCCAM NETWORKS, INC.

The undersigned Robert L. Howard-Anderson and Christopher B. Farrell hereby certify that:

ONE: They are the duly elected and acting Chief Executive Officer and Secretary, respectively, of said corporation.

TWO: The original Certificate of Incorporation of Accelerated Ventures, Inc. was filed with the Secretary of State of Delaware on April 7, 2000.

THREE: An Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware on April 10, 2000.

FOUR: The Corporation changed its name to Accelerated Networks, Inc. by way of a Certificate of Merger filed with the Secretary of State of Delaware on June 6, 2000.

FIVE: An Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware on June 28, 2000.

SIX: The Corporation changed its name to Occam Networks, Inc. by way of a Certificate of Amendment filed with the Secretary of State of Delaware on May 14, 2002.

SEVEN: The Amended and Restated Certificate of Incorporation of said corporation shall be amended and restated to read in full as follows:

ARTICLE I

The name of this corporation is Occam Networks, Inc. (the "Corporation").

ARTICLE II

The address of the Corporation's registered office in the State of Delaware is 9 East Loockerman Street, Dover, County of Kent, Delaware 19901. The name of the Corporation's registered agent at such address is National Registered Agents, Inc.

ARTICLE III

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the "GCL").

ARTICLE IV

The Corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares that the Corporation is authorized to issue is ~~Nine~~Two Hundred ~~and Fifty-Seven~~Sixty Million (~~957,000,000~~260,000,000). ~~Nine~~Two Hundred ~~and~~ Fifty Million (~~950,000,000~~250,000,000) shares shall be Common Stock, par value $0.001 per share, and ~~Seven~~Ten Million (~~7,000,000~~10,000,000) shares shall be Preferred Stock, par value $0.001 per share.

Each share of Common Stock shall entitle the holder thereof to one (1) vote on any matter submitted to a vote at a meeting of stockholders.

The Preferred Stock may be issued from time to time in one or more series, without further stockholder approval. The Board of Directors of the Corporation is hereby authorized to fix or alter the rights, preferences, privileges and restrictions granted to or imposed upon each series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or of any of them. The rights, privileges, preferences and restrictions of any such additional series may be subordinated to, pari passu with (including, without limitation, inclusion in provisions with respect to liquidation and acquisition preferences, redemption and/or approval of matters by vote), or senior to any of those of any present or future class or series of Preferred Stock or Common Stock. The Board of Directors is also authorized to increase or decrease the number of shares of any series prior or subsequent to the issue of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

~~Effective at 5:00 pm Eastern Standard Time on March 10, 2006 (the “Effective Time”), pursuant to the General Corporation Law of the State of Delaware, every forty (40) shares of the Corporation’s Common Stock, par value $0.001 per share (the “Old Common Stock”), issued and outstanding immediately prior to the Effective Time, will be automatically reclassified as and converted into one share of Common Stock, par value $0.001 per share, of the Corporation (the “New Common Stock”). This forty for one reverse split of the outstanding Common Stock of the Corporation shall not affect the total number of shares of Common Stock and Preferred Stock that the Corporation is authorized to issue, which shall remain as set forth in the first paragraph of this Article IV.~~

~~Notwithstanding the immediately preceding sentence, no fractional shares of New Common Stock shall be issued to the holders of record of Old Common Stock in connection with the foregoing reclassification of shares of Old Common Stock. In lieu of any fractional shares of New Common Stock to which a holder of record would otherwise be entitled, such holder shall receive such fraction multiplied by the then fair market value of a share of New Common Stock as determined by the Board of Directors of the Company.~~

~~Each stock certificate that, immediately prior to the Effective Time, represented shares of Old Common Stock shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified (as well as the right to receive cash in lieu of any factional shares of New Common Stock as set forth above), provided, however, that each holder of record of a certificate that represented shares of Old Common Stock shall receive, upon surrender of such certificate, a new certificate representing the number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified, as well as any cash in lieu of fractional shares of New Common Stock to which such holder may be entitled pursuant to the immediately preceding paragraph.~~

Except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Amended and Restated Certificate of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon by law or pursuant to this Amended and Restated Certificate of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock).

No stockholder will be permitted to cumulate votes at any election of directors.

ARTICLE V

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Corporation. In addition, the Bylaws may be amended by the affirmative vote of holders of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding shares of voting stock of the Corporation entitled to vote at an election of directors.

ARTICLE VI

The number of directors of the Corporation shall be determined by resolution of the Board of Directors.

Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide. Advance notice of stockholder nominations for the election of directors and of any other business to be brought before any meeting of the stockholders shall be given in the manner provided in the Bylaws of this Corporation.

At each annual meeting of stockholders, directors of the Corporation shall be elected to hold office until the expiration of the term for which they are elected, or until their successors have been duly elected and qualified; except that if any such election shall not be so held, such election shall take place at a stockholders' meeting called and held in accordance with the GCL.

Vacancies occurring on the Board of Directors for any reason may be filled only by vote of a majority of the remaining members of the Board of Directors, even if less than a quorum, at any meeting of the Board of Directors. A person so elected by the Board of Directors to fill a vacancy shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director's successor shall have been duly elected and qualified. A director may be removed from office by the affirmative vote of the holders of 66 2/3% of the outstanding shares of voting stock of the Corporation entitled to vote at an election of directors, provided that such removal is for cause. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

ARTICLE VII

Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of the stockholders of the Corporation and may not be effected by any consent in writing of such stockholders. At any annual or special meeting of stockholders of the Corporation, only such business will be conducted or considered as has been brought before such meeting in the manner provided in the Bylaws of the Corporation. Special meetings of the stockholders, for any purpose or purposes, may only be called by the Chairman of the Board of Directors, the Chief Executive Officer, or the President of the Corporation, or by a majority of the members of the Board of Directors of the Corporation. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation. Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide.

ARTICLE VIII

To the fullest extent permitted by applicable law, this Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers, employees and agents (and any other persons to which Delaware law permits this Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the GCL, subject only to limits created by applicable Delaware law (statutory or non-statutory), with respect to action for breach of duty to the Corporation, its stockholders, and others.

No director of the Corporation shall be personally liable to the Corporation or any stockholder for monetary damages for breach of fiduciary duty as a director, except for any matter in respect of which such director shall be liable under Section 174 of the GCL or any amendment thereto or shall be liable by reason that, in addition to any and all other requirements for such liability, such director (1) shall have breached the director's duty ~~or~~of loyalty to the Corporation or its stockholders, (2) shall have acted in manner not in good faith or involving intentional misconduct or a, knowing violation of law or, in failing to act, shall have acted in a manner involving intentional misconduct or a knowing violation of law, or (3) shall have derived an improper personal benefit. If the GCL is hereafter amended to authorize the further elimination or limitation of the liability of a director, the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the GCL, as so amended.

Each person who was or is made a party or is threatened to be made a party to or is in any way involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), including any appeal therefrom, by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation or a direct or indirect subsidiary of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another entity or enterprise, or was a director or officer of a foreign or domestic corporation which was predecessor corporation of the Corporation or of another entity or enterprise at the request of such predecessor corporation, shall be indemnified and held harmless by the Corporation, and the Corporation shall advance all expenses incurred by any such person in defense of any such proceeding prior to its final determination, to the fullest extent authorized by the GCL. In any proceeding against the Corporation to enforce these rights, such person shall be presumed to be entitled to indemnification and the Corporation shall have the burden of proving that such person has not met the standards of conduct for permissible indemnification set forth in the GCL. The rights to indemnification and advancement of expenses conferred by this Article VIII shall be presumed to have been relied upon by the directors and officers of the Corporation in serving or continuing to serve the Corporation and shall be enforceable as contract rights. Said rights shall not be exclusive of any other rights to which those seeking indemnification may otherwise be entitled. The Corporation may, upon written demand presented by a director or officer of the Corporation or of a direct or indirect subsidiary of the Corporation, or by a person serving at the request of the Corporation as a director or officer of another entity or enterprise, enter into contracts to provide such persons with specified rights to indemnification, which contracts may confer rights and protections to the maximum extent permitted by the GCL, as amended and in effect from time to time.

If a claim under this Article VIII is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expenses of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce the right to be advanced expenses incurred in defending any proceeding prior to its final disposition where the required undertaking, if any, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the GCL for the Corporation to indemnify the claimant for the amount claimed, but the claimant shall be presumed to be entitled to indemnification and the Corporation shall have the burden of proving that the claimant has not met the standards of conduct for permissible indemnification set forth in the GCL.

If the GCL is hereafter amended to permit the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment, the indemnification rights conferred by this Article VIII shall be broadened to the fullest extent permitted by the GCL, as so amended.

Neither any amendment nor repeal of any section of this Article VIII, nor the adoption of any provision of this Amended and Restated Certificate of Incorporation or the Bylaws of the Corporation inconsistent with this Article VIII, shall eliminate or reduce the effect of this Article VIII in respect of any matter occurring, or any cause of action, suit, claim or proceeding accruing or arising or that, but for this Article VIII, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE IX

The Corporation expressly elects to be governed by the provisions of Section 203 of the GCL.

ARTICLE X

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation. Notwithstanding the foregoing, the provisions set forth in Articles IV, V, VI, VII, VIII, IX and this Article X of this Amended and Restated Certificate of Incorporation may not be repealed or amended in any respect without the affirmative vote of holders at least 66-2/3% of the outstanding voting stock of the Corporation entitled to vote at an election of directors.

EIGHT:    The foregoing amendment and restatement has been duly adopted in accordance with the applicable provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the undersigned have executed this certificate on             , 2006.

Robert L. Howard-Anderson President and Chief Executive Officer

Christopher B. Farrell Secretary

APPENDIX E

CERTIFICATE OF AMENDMENT TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

OCCAM NETWORKS, INC.

The following paragraph of Article V of the currently effective Amended and Restated Certificate of Incorporation of the Corporation is hereby re-adopted in its entirety:

“In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Corporation. In addition, the Bylaws may be amended by the affirmative vote of holders of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding shares of voting stock of the Corporation entitled to vote at an election of directors.”

The following paragraph of Article VI of the currently effective Amended and Restated Certificate of Incorporation of the Corporation is hereby re-adopted in its entirety:

“Vacancies occurring on the Board of Directors for any reason may be filled only by vote of a majority of the remaining members of the Board of Directors, even if less than a quorum, at any meeting of the Board of Directors. A person so elected by the Board of Directors to fill a vacancy shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor shall have been duly elected and qualified. A director may be removed from office by the affirmative vote of the holders of 66 2/3% of the outstanding shares of voting stock of the Corporation entitled to vote at an election of directors, provided that such removal is for cause. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.”

The following paragraph of Article X of the currently effective Amended and Restated Certificate of Incorporation of the Corporation is hereby re-adopted in its entirety:

“The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation. Notwithstanding the foregoing, the provisions set forth in Articles IV, V, VI, VII, VIII, IX and this Article X of this Amended and Restated Certificate of Incorporation may not be repealed or amended in any respect without the affirmative vote of holders of at least 66 2/3% of the outstanding voting stock of the Corporation entitled to vote at an election of directors.”

E-1

APPENDIX F

OCCAM NETWORKS, INC.

2006 EQUITY INCENTIVE PLAN

1. Purposes of the Plan. The purposes of this Plan are:

•	to attract and retain the best available personnel for positions of substantial responsibility,

•	to provide incentives to individuals who perform services to the Company, and

•	to promote the success of the Company’s business.

The Plan permits the grant of Incentive Stock Options, Nonstatutory Stock Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights, Performance Units, Performance Shares and other stock or cash awards as the Administrator may determine.

2. Definitions. As used herein, the following definitions will apply:

(a) “Administrator” means the Board or any of its Committees as will be administering the Plan, in accordance with Section 4 of the Plan.

(b) “Affiliate” means any corporation or any other entity (including, but not limited to, partnerships and joint ventures) controlling, controlled by, or under common control with the Company.

(c) “Annual Revenue” means the Company’s or a business unit’s net sales for the Performance Period, determined in accordance with generally accepted accounting principles; provided, however, that prior to the Performance Period, the Administrator shall determine whether any significant item(s) shall be excluded or included from the calculation of Annual Revenue with respect to one or more Participants.

(d) “Applicable Laws” means the requirements relating to the administration of equity-based awards under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where Awards are, or will be, granted under the Plan.

(e) “Award” means, individually or collectively, a grant under the Plan of Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights, Performance Units, Performance Shares and other stock or cash awards as the Administrator may determine.

(f) “Award Agreement” means the written or electronic agreement setting forth the terms and provisions applicable to each Award granted under the Plan. The Award Agreement is subject to the terms and conditions of the Plan.

(g) “Board” means the Board of Directors of the Company.

(h) “Cash Collections” means the actual cash or other freely negotiable consideration, in any currency, received in satisfaction of accounts receivable created by the sale of any Company products or services.

(i) “Change in Control” means the occurrence of any of the following events:

(i) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities;

(ii) The consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets;

(iii) A change in the composition of the Board occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” means directors who either (A) are Directors as of the effective date of the Plan, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but will not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company); or

(iv) The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation.

(j) “Code” means the Internal Revenue Code of 1986, as amended. Any reference to a section of the Code herein will be a reference to any successor or amended section of the Code.

(k) “Committee” means a committee of Directors or of other individuals satisfying Applicable Laws appointed by the Board in accordance with Section 4 hereof.

(l) “Common Stock” means the common stock of the Company.

(m) “Company” means Occam Networks, Inc., a Delaware corporation, or any successor thereto.

(n) “Consultant” means any person, including an advisor, engaged by the Company or its Affiliates to render services to such entity.

(o) “Customer Satisfaction MBOs” means as to any Participant, the objective and measurable individual goals set by a “management by objectives” process and approved by the Administrator, which goals relate to the satisfaction of external or internal customer requirements.

(p) “Determination Date” means the latest possible date that will not jeopardize the qualification of an Award granted under the Plan as “performance-based compensation” under Section 162(m) of the Code.

(q) “Director” means a member of the Board.

(r) “Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code, provided that in the case of Awards other than Incentive Stock Options, the Administrator in its discretion may determine whether a permanent and total disability exists in accordance with uniform and non-discriminatory standards adopted by the Administrator from time to time.

(s) “Earnings Per Share” means as to any Performance Period, the Company’s Net Income or a business unit’s Pro Forma Net Income, divided by a weighted average number of Shares outstanding and dilutive common equivalent Shares deemed outstanding.

(t) “Employee” means any person, including Officers and Directors, employed by the Company or its Affiliates. Neither service as a Director nor payment of a director’s fee by the Company will be sufficient to constitute “employment” by the Company.

(u) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(v) “Fair Market Value” means, as of any date, the value of Common Stock as the Administrator may determine in good faith by reference to the price of such stock on any established stock exchange or a national market system, including without limitation The Nasdaq National Market or The Nasdaq SmallCap Market of The Nasdaq Stock Market, on the day of determination if the Common Stock is so listed on any established stock exchange or a national market system. If the Common Stock is not listed on any established stock exchange or a national market system, the value of the Common Stock will be determined by the Administrator in good faith.

(w) “Fiscal Year” means the fiscal year of the Company.

(x) “Incentive Stock Option” means an Option that by its terms qualifies and is otherwise intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(y) “Net Income” means as to any Performance Period, the income after taxes of the Company determined in accordance with generally accepted accounting principles, provided that prior to the Performance Period, the Administrator shall determine whether any significant item(s) shall be included or excluded from the calculation of Net Income with respect to one or more participants.

(z) “New Orders” means as to any Performance Period, the firm orders for a system, product, part, or service that are being recorded for the first time as defined in the Company’s order recognition policy.

(aa) “Non-Owner Outside Director” means an Outside Director who is not the beneficial owner of more than 5% of the Company’s outstanding capital stock.

(bb) “Nonstatutory Stock Option” means an Option that by its terms does not qualify or is not intended to qualify as an Incentive Stock Option.

(cc) “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(dd) “Operating Profit” means as to any Performance Period, the difference between revenue and related costs and expenses, excluding income derived from sources other than regular activities and before income deductions.

(ee) “Option” means a stock option granted pursuant to the Plan.

(ff) “Outside Director” means a Director who is not an Employee.

(gg) “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

(hh) “Participant” means the holder of an outstanding Award.

(ii) “Performance Goals” will have the meaning set forth in Section 11 of the Plan.

(jj) “Performance Period” means any Fiscal Year of the Company or such other period as determined by the Administrator in its sole discretion.

(kk) “Performance Share” means an Award denominated in Shares which may be earned in whole or in part upon attainment of Performance Goals or other vesting criteria as the Administrator may determine pursuant to Section 10.

(ll) “Performance Unit” means an Award which may be earned in whole or in part upon attainment of Performance Goals or other vesting criteria as the Administrator may determine and which may be settled for cash, Shares or other securities or a combination of the foregoing pursuant to Section 10.

(mm) “Period of Restriction” means the period during which the transfer of Shares of Restricted Stock are subject to restrictions and therefore, the Shares are subject to a substantial risk of forfeiture. Such restrictions may be based on the passage of time, the achievement of target levels of performance, or the occurrence of other events as determined by the Administrator.

(nn) “Plan” means this 2006 Equity Incentive Plan.

(oo) “Pro Forma Net Income” means as to any business unit for any Performance Period, the Net Income of such business unit, minus allocations of designated corporate expenses.

(pp) “Product Shipments” means as to any Performance Period, the quantitative and measurable number of units of a particular product that shipped during such Performance Period.

(qq) “Restricted Stock” means Shares issued pursuant to an Award of Restricted Stock under Section 8 of the Plan, or issued pursuant to the early exercise of an Option.

(rr) “Restricted Stock Unit” means a bookkeeping entry representing an amount equal to the Fair Market Value of one Share, granted pursuant to Section 9. Each Restricted Stock Unit represents an unfunded and unsecured obligation of the Company.

(ss) “Return on Designated Assets” means as to any Performance Period, the Pro Forma Net Income of a business unit, divided by the average of beginning and ending business unit designated assets, or Net Income of the Company, divided by the average of beginning and ending designated corporate assets.

(tt) “Return on Equity” means, as to any Performance Period, the percentage equal to the value of the Company’s or any business unit’s common stock investments at the end of such Performance Period, divided by the value of such common stock investments at the start of such Performance Period, excluding any common stock investments so designated by the Administrator.

(uu) “Return on Sales” means as to any Performance Period, the percentage equal to the Company’s Net Income or the business unit’s Pro Forma Net Income, divided by the Company’s or the business unit’s Annual Revenue.

(vv) “Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.

(ww) “Section 16(b)” means Section 16(b) of the Exchange Act.

(xx) “Service Provider” means an Employee, Director or Consultant.

(yy) “Share” means a share of the Common Stock, as adjusted in accordance with Section 15 of the Plan.

(zz) “Stock Appreciation Right” means an Award, granted alone or in connection with an Option, that pursuant to Section 7 is designated as a Stock Appreciation Right.

(aaa) “Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.

(bbb) “Successor Corporation” has the meaning given to such term in Section 15(c) of the Plan.

3. Stock Subject to the Plan.

(a) Stock Subject to the Plan. Subject to the provisions of Section 15 of the Plan, the maximum aggregate number of Shares that may be awarded and sold under the Plan is 1,700,000 Shares plus (i) any Shares that, as of the date of stockholder approval of this Plan, have been reserved but not issued pursuant to any awards granted under the Company’s 1997 Stock Option/Stock Issuance Plan (the “1997 Plan”), the Company’s 2000 Stock Incentive Plan (the “2000 Plan”), and are not subject to any awards granted thereunder, and (ii) any Shares subject to stock options or similar awards granted under the 1997 Plan, and the 2000 Plan, that expire or otherwise terminate without having been exercised in full and Shares issued pursuant to awards granted under the 1997 Plan and the 2000 Plan, that are forfeited to or repurchased by the Company, and (iii) an annual increase to be added on the first day of the Company’s fiscal year beginning in 2007, equal to the lesser of (a) 750,000 shares, (b) three percent (3%) of the outstanding shares on such date, or (c) an amount determined by the Board. The Shares may be authorized, but unissued, or reacquired Common Stock.

(b) Full Value Awards. Any Shares subject to Awards granted of Restricted Stock, Restricted Stock Units, Performance Units, Performance Shares and Stock Appreciation Rights will be counted against the numerical limits of this Section 3 as two (2) Shares for every one (1) Share subject thereto. Further, if Shares acquired pursuant to any such Award are forfeited or repurchased by the Company and would otherwise return to the Plan pursuant to Section 3(c), two (2) times the number of Shares so forfeited or repurchased will return to the Plan and will again become available for issuance.

(c) Lapsed Awards. If an Award expires or becomes unexercisable without having been exercised in full, or, with respect to Restricted Stock, Restricted Stock Units, Performance Shares or Performance Units, is forfeited to or repurchased by the Company, the unpurchased Shares (or for Awards other than Options and Stock Appreciation Rights), the forfeited or repurchased Shares which were subject thereto will become available for future grant or sale under the Plan (unless the Plan has terminated). With respect to Stock Appreciation Rights, all of the Shares covered by the Award (that is, Shares actually issued pursuant to a Stock Appreciation Right, as well as the Shares that represent payment of the exercise price) will cease to be available under the Plan.

However, Shares that have actually been issued under the Plan under any Award will not be returned to the Plan and will not become available for future distribution under the Plan; provided, however, that if unvested Shares of Restricted Stock, Restricted Stock Units, Performance Shares or Performance Units are repurchased by the Company or are forfeited to the Company, such Shares will become available for future grant under the Plan. Shares used to pay the tax and exercise price of an Award will not become available for future grant or sale under the Plan. To the extent an Award under the Plan is paid out in cash rather than Shares, such cash payment will not result in reducing the number of Shares available for issuance under the Plan. Notwithstanding the foregoing and, subject to adjustment provided in Section 15, the maximum number of Shares that may be issued upon the exercise of Incentive Stock Options will equal the aggregate Share number stated in Section 3(a), plus, to the extent allowable under Section 422 of the Code, any Shares that become available for issuance under the Plan under this Section 3(c).

4. Administration of the Plan.

(a) Procedure.

(i) Multiple Administrative Bodies. Different Committees with respect to different groups of Service Providers may administer the Plan.

(ii) Section 162(m). To the extent that the Administrator determines it to be desirable to qualify Awards granted hereunder as “performance-based compensation” within the meaning of Section 162(m) of the Code, the Plan will be administered by a Committee of two or more “outside directors” within the meaning of Section 162(m) of the Code.

(iii) Rule 16b-3. To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, the transactions contemplated hereunder will be structured to satisfy the requirements for exemption under Rule 16b-3.

(iv) Other Administration. Other than as provided above, the Plan will be administered by (A) the Board or (B) a Committee, which committee will be constituted to satisfy Applicable Laws.

(b) Powers of the Administrator. Subject to the provisions of the Plan, and in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator will have the authority, in its discretion:

(i) to determine the Fair Market Value;

(ii) to select the Service Providers to whom Awards may be granted hereunder;

(iii) to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder;

(iv) to construe and interpret the terms of the Plan and Awards granted pursuant to the Plan;

(v) to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of satisfying applicable foreign laws;

(vi) to modify or amend each Award (subject to Section 20(c) of the Plan). Notwithstanding the previous sentence, the Administrator may not modify or amend an Option or Stock Appreciation Right to reduce the exercise price of such Option or Stock Appreciation Right after it has been granted (except for adjustments made pursuant to Section 15), and neither may the Administrator cancel any outstanding Option or Stock Appreciation Right and immediately replace it with a new Option or Stock Appreciation Right with a lower exercise price;

(vii) to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;

(viii) to allow a Participant to defer the receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant under an Award pursuant to such procedures as the Administrator may determine; and

(ix) to make all other determinations deemed necessary or advisable for administering the Plan.

(c) Effect of Administrator’s Decision. The Administrator’s decisions, determinations and interpretations will be final and binding on all Participants and any other holders of Awards.

5. Eligibility. Nonstatutory Stock Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights, Performance Units, Performance Shares and such other cash or stock awards as the Administrator determines may be granted to Service Providers. Incentive Stock Options may be granted only to employees of the Company or any Parent or Subsidiary of the Company.

6. Stock Options.

(a) Limitations. Each Option will be designated in the Award Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. However, notwithstanding such designation, to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds $100,000, such Options will be treated as Nonstatutory Stock Options. For purposes of this Section 6(a), Incentive Stock Options will be taken into account in the order in which they were granted. The Fair Market Value of the Shares will be determined as of the time the Option with respect to such Shares is granted.

(b) Number of Shares. The Administrator will have complete discretion to determine the number of Options granted to any Participant, provided that during any Fiscal Year, no Participant will be granted Options covering more than 75,000 Shares. Notwithstanding the foregoing limitation, in connection with a Participant’s initial service as an Employee, an Employee may be granted Options covering up to an additional 175,000 Shares.

(c) Term of Option. The Administrator will determine the term of each Option in its sole discretion. Any Option granted under the Plan will not be exercisable after the expiration of ten (10) years from the date of grant or such shorter term as may be provided in the Award Agreement. Moreover, in the case of an Incentive Stock Option granted to a Participant who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option will be five (5) years from the date of grant or such shorter term as may be provided in the Award Agreement.

(d) Option Exercise Price and Consideration.

(i) Exercise Price. The per share exercise price for the Shares to be issued pursuant to exercise of an Option will be determined by the Administrator, but will be no less than 100% of the Fair Market Value per Share on the date of grant. In addition, in the case of an Incentive Stock Option granted to an Employee who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price will be no less than 110% of the Fair Market Value per Share on the date of grant. Notwithstanding the foregoing provisions of this Section 6(d), Options may be granted with a per Share exercise price of less than 100% of the Fair Market Value per Share on the date of grant pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code. The Administrator may not modify or amend an Option to reduce the exercise price of such Option after it has been granted (except for adjustments made pursuant to Section 15 of the Plan) nor may the Administrator cancel any outstanding Option and replace it with a new Option, Stock Appreciation Right, or other Award with a lower exercise price, unless, in either case, such action is approved by the Company’s stockholders.

(ii) Waiting Period and Exercise Dates. At the time an Option is granted, the Administrator will fix the period within which the Option may be exercised and will determine any conditions that must be satisfied before the Option may be exercised.

(iii) Form of Consideration. The Administrator will determine the acceptable form(s) of consideration for exercising an Option, including the method of payment, to the extent permitted by Applicable Laws.

(e) Exercise of Option.

(i) Procedure for Exercise; Rights as a Stockholder. Any Option granted hereunder will be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Award Agreement. An Option may not be exercised for a fraction of a Share.

An Option will be deemed exercised when the Company receives: (i) notice of exercise (in such form as the Administrator may specify from time to time) from the person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is exercised (together with an applicable withholding taxes). No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 15 of the Plan.

(ii) Termination of Relationship as a Service Provider. If a Participant ceases to be a Service Provider, other than upon the Participant’s termination as the result of the Participant’s death or Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for three (3) months following the Participant’s termination. Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If after termination the Participant does not exercise his or her Option within the time specified by the Administrator, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(iii) Disability of Participant. If a Participant ceases to be a Service Provider as a result of the Participant’s Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following the Participant’s termination. Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If after termination the Participant does not exercise his or her Option within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(iv) Death of Participant. If a Participant dies while a Service Provider, the Option may be exercised following the Participant’s death within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of death (but in no event may the option be exercised later than the expiration of the term of such Option as set forth in the Award Agreement), by the Participant’s designated beneficiary, provided such beneficiary has been designated prior to Participant’s death in a form acceptable to the Administrator. If no such beneficiary has been designated by the Participant, then such Option may be exercised by the personal representative of the Participant’s estate or by the person(s) to whom the Option is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution. In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following Participant’s death. Unless otherwise provided by the Administrator, if at the time of death Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will immediately revert to the Plan. If the Option is not so exercised within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(v) Other Termination. A Participant’s Award Agreement may also provide that if the exercise of the Option following the termination of Participant’s status as a Service Provider (other than upon the Participant’s death or Disability) would result in liability under Section 16(b), then the Option will terminate on the earlier of (A) the expiration of the term of the Option set forth in the Award Agreement, or (B) the

10th day after the last date on which such exercise would result in such liability under Section 16(b). Finally, a Participant’s Award Agreement may also provide that if the exercise of the Option following the termination of the Participant’s status as a Service Provider (other than upon the Participant’s death or disability) would be prohibited at any time solely because the issuance of Shares would violate the registration requirements under the Securities Act, then the Option will terminate on the earlier of (A) the expiration of the term of the Option, or (B) the expiration of a period of three (3) months after the termination of the Participant’s status as a Service Provider during which the exercise of the Option would not be in violation of such registration requirements.

(vi) Administrator Discretion. The Administrator, in its sole discretion, may, after an Option is granted, extend the maximum term of an Option (subject to Section 6(c) regarding Incentive Stock Options) or the post-termination exercisability period of an Option provided, however, that such Option shall terminate no later than following the expiration of ten (10) years from the Grant Date. Unless otherwise determined by the Committee, any extension of the term or post-termination exercisability period of an Option pursuant to this Section 6(e)(vi) shall comply with Section 409A of the Code.

7. Stock Appreciation Rights.

(a) Grant of Stock Appreciation Rights. Subject to the terms and conditions of the Plan, a Stock Appreciation Right may be granted to Service Providers at any time and from time to time as will be determined by the Administrator, in its sole discretion.

(b) Number of Shares. The Administrator will have complete discretion to determine the number of Stock Appreciation Rights granted to any Participant, provided that during any Fiscal Year, no Participant will be granted Stock Appreciation Rights covering more than 125,000 Shares. Notwithstanding the foregoing limitation, in connection with a Participant’s initial service as an Employee, an Employee may be granted Stock Appreciation Rights covering up to an additional 200,000 Shares.

(c) Exercise Price and Other Terms. The Administrator, subject to the provisions of the Plan, will have complete discretion to determine the terms and conditions of Stock Appreciation Rights granted under the Plan, provided, however, that the exercise price will be not less than 100% of the Fair Market Value of a Share on the date of grant. The Administrator may not modify or amend a Stock Appreciation Right to reduce the exercise price of such Stock Appreciation Right after it has been granted (except for adjustments made pursuant to Section 15 of the Plan) nor may the Administrator cancel any outstanding Stock Appreciation Right and replace it with a new Stock Appreciation Right, Option, or other Award with a lower exercise price, unless, in either case, such action is approved by the Company’s stockholders.

(d) Stock Appreciation Right Agreement. Each Stock Appreciation Right grant will be evidenced by an Award Agreement that will specify the exercise price, the term of the Stock Appreciation Right, the conditions of exercise, and such other terms and conditions as the Administrator, in its sole discretion, will determine.

(e) Expiration of Stock Appreciation Rights. A Stock Appreciation Right granted under the Plan will expire upon the date determined by the Administrator, in its sole discretion, and set forth in the Award Agreement. Notwithstanding the foregoing, the rules of Section 6(e) also will apply to Stock Appreciation Rights.

(f) Payment of Stock Appreciation Right Amount. Upon exercise of a Stock Appreciation Right, a Participant will be entitled to receive payment from the Company in an amount determined by multiplying:

(i) The difference between the Fair Market Value of a Share on the date of exercise over the exercise price; times

(ii) The number of Shares with respect to which the Stock Appreciation Right is exercised.

At the discretion of the Administrator, the payment upon Stock Appreciation Right exercise may be in cash, in Shares of equivalent value, or in some combination thereof.

(g) Administrator Discretion. The Administrator, in its sole discretion, may, after a Stock Appreciation Right is granted, extend the maximum term of a Stock Appreciation Right or the post-termination exercisability period of a Stock Appreciation Right provided, however, that such Stock Appreciation Right shall terminate no later than following the expiration of ten (10) years from the Grant Date. Unless otherwise determined by the Committee, any extension of the term or post-termination exercisability period of a Stock Appreciation Right pursuant to this Section 7(g) shall comply with Section 409A of the Code.

8. Restricted Stock.

(a) Grant of Restricted Stock. Subject to the terms and provisions of the Plan, the Administrator, at any time and from time to time, may grant Shares of Restricted Stock to Service Providers in such amounts as the Administrator, in its sole discretion, will determine.

(b) Restricted Stock Agreement. Each Award of Restricted Stock will be evidenced by an Award Agreement that will specify the Period of Restriction, the number of Shares granted, and such other terms and conditions as the Administrator, in its sole discretion, will determine. Notwithstanding the foregoing sentence, during any Fiscal Year no Participant will receive more than an aggregate of 125,000 Shares of Restricted Stock; provided, however, that in connection with a Participant’s initial service as an Employee, an Employee may be granted an aggregate of up to an additional 200,000 Shares of Restricted Stock. Unless the Administrator determines otherwise, Shares of Restricted Stock will be held by the Company as escrow agent until the restrictions on such Shares have lapsed.

(c) Transferability. Except as provided in this Section 8, Shares of Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction.

(d) Other Restrictions. The Administrator, in its sole discretion, may impose such other restrictions on Shares of Restricted Stock as it may deem advisable or appropriate.

(e) Removal of Restrictions. Except as otherwise provided in this Section 8, Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan will be released from escrow as soon as practicable after the last day of the Period of Restriction. The Administrator, in its discretion, may accelerate the time at which any restrictions will lapse or be removed.

(f) Voting Rights. During the Period of Restriction, Service Providers holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares, unless the Administrator determines otherwise.

(g) Dividends and Other Distributions. During the Period of Restriction, Service Providers holding Shares of Restricted Stock will be entitled to receive all dividends and other distributions paid with respect to such Shares unless otherwise provided in the Award Agreement. If any such dividends or distributions are paid in Shares, the Shares will be subject to the same restrictions on transferability and forfeitability as the Shares of Restricted Stock with respect to which they were paid.

(h) Return of Restricted Stock to Company. On the date set forth in the Award Agreement, the Restricted Stock for which restrictions have not lapsed will revert to the Company and again will become available for grant under the Plan.

9. Restricted Stock Units.

(a) Grant. Restricted Stock Units may be granted at any time and from time to time as determined by the Administrator. Each Restricted Stock Unit grant will be evidenced by an Award Agreement that will specify such other terms and conditions as the Administrator, in its sole discretion, will determine, including all terms, conditions, and restrictions related to the grant, the number of Restricted Stock Units and the form of payout, which, subject to Section 9(d), may be left to the discretion of the Administrator. Notwithstanding the anything to the contrary in this subsection (a), during any Fiscal Year of the Company, no Participant will receive more than an aggregate of 125,000 Restricted Stock Units; provided, however, that in connection with a Participant’s initial service as an Employee, an Employee may be granted an aggregate of up to an additional 200,000 Restricted Stock Units.

(b) Vesting Criteria and Other Terms. The Administrator will set vesting criteria in its discretion, which, depending on the extent to which the criteria are met, will determine the number of Restricted Stock Units that will be paid out to the Participant. After the grant of Restricted Stock Units, the Administrator, in its sole discretion, may reduce or waive any restrictions for such Restricted Stock Units. Each Award of Restricted Stock Units will be evidenced by an Award Agreement that will specify the vesting criteria, and such other terms and conditions as the Administrator, in its sole discretion, will determine.

(c) Earning Restricted Stock Units. Upon meeting the applicable vesting criteria, the Participant will be entitled to receive a payout as specified in the Award Agreement. Notwithstanding the foregoing, at any time after the grant of Restricted Stock Units, the Administrator, in its sole discretion, may reduce or waive any vesting criteria that must be met to receive a payout, provided that, unless the Administrator determines otherwise, the payout of such accelerated Award shall be structured to comply with Section 409A of the Code.

(d) Form and Timing of Payment. Payment of earned Restricted Stock Units will be made as soon as practicable after the date(s) set forth in the Award Agreement. The Administrator, in its sole discretion, may pay earned Restricted Stock Units in cash, Shares, or a combination thereof. Shares represented by Restricted Stock Units that are fully paid in cash again will be available for grant under the Plan.

(e) Cancellation. On the date set forth in the Award Agreement, all unearned Restricted Stock Units will be forfeited to the Company.

10. Performance Units and Performance Shares.

(a) Grant of Performance Units/Shares. Performance Units and Performance Shares may be granted to Service Providers at any time and from time to time, as will be determined by the Administrator, in its sole discretion. The Administrator will have complete discretion in determining the number of Performance Units/Shares granted to each Participant provided that during any Fiscal Year, no Participant will receive more than 125,000 Performance Shares. Notwithstanding the foregoing limitation, in connection with a Participant’s initial service as an Employee, an Employee may be granted up to an additional 200,000 Performance Shares.

(b) Value of Performance Units/Shares. Each Performance Unit will have an initial value that is established by the Administrator on or before the date of grant. Each Performance Share will have an initial value equal to the Fair Market Value of a Share on the date of grant.

(c) Performance Objectives and Other Terms. The Administrator will set performance objectives or other vesting provisions (including, without limitation, continued status as a Service Provider) in its discretion which, depending on the extent to which they are met, will determine the number or value of Performance Units/Shares that will be paid out to the Participant. The Administrator may set performance objectives based upon the achievement of Company-wide, divisional, or individual goals, or any other basis determined by the Administrator in its discretion. Each Award of Performance Units/Shares will be evidenced by an Award Agreement that will specify the Performance Period, and such other terms and conditions as the Administrator, in its sole discretion, will determine.

(d) Earning of Performance Units/Shares. After the applicable Performance Period has ended, the holder of Performance Units/Shares will be entitled to receive a payout of the number of Performance Units/Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance objectives or other vesting provisions have been achieved. After the grant of a Performance Unit/Share, the Administrator, in its sole discretion, may reduce or waive any performance objectives or other vesting provisions for such Performance Unit/Share, provided that, unless the Administrator determines otherwise, the payout of such accelerated Award shall be structured to comply with Section 409A of the Code.

(e) Form and Timing of Payment of Performance Units/Shares. Payment of earned Performance Units/Shares will be made as soon as practicable after the expiration of the applicable Performance Period. The Administrator, in its sole discretion, may pay earned Performance Units/Shares in the form of cash, in Shares (which have an aggregate Fair Market Value equal to the value of the earned Performance Units/Shares at the close of the applicable Performance Period) or in a combination thereof.

(f) Cancellation of Performance Units/Shares. On the date set forth in the Award Agreement, all unearned or unvested Performance Units/Shares will be forfeited to the Company, and again will be available for grant under the Plan.

11. Performance Goals. The granting and/or vesting of Awards of Restricted Stock, Restricted Stock Units, Performance Shares and Performance Units and other incentives under the Plan may be made subject to the attainment of performance goals relating to one or more business criteria within the meaning of Section 162(m) of the Code and may provide for a targeted level or levels of achievement (“Performance Goals”) including one or more of the following measures: (a) Annual Revenue, (b) Cash Collections, (c) Customer Satisfaction MBOs, (d) Earnings Per Share, (e) Net Income, (f) New Orders, (g) Operating Profit, (h) Pro Forma Net Income, (i) Return on Designated Assets, (j) Return on Equity, (k) Return on Sales, and (l) Product Shipments. Any Performance Goals may be used to measure the performance of the Company as a whole or a business unit of the Company and may be measured relative to a peer group or index. The Performance Goals may differ from Participant to Participant and from Award to Award. Any criteria used may be (i) measured in absolute terms, (ii) compared to another company or companies, (iii) measured against the performance of the Company as a whole or a segment of the Company and/or (iv) measured on a pre-tax or post-tax basis (if applicable). Prior to the Determination Date, the Administrator will determine whether any significant element(s) will be included in or excluded from the calculation of any Performance Goal with respect to any Participant.

12. Automatic Option Grants to Non-Owner Outside Directors. All grants of Options to Non-Owner Outside Directors pursuant to this Section 12 shall be automatic and nondiscretionary, except as otherwise provided herein, and will be made strictly in accordance with the following provisions:

(a) Type of Option. All Options granted pursuant to this Section shall be Nonstatutory Stock Options and, except as otherwise provided herein, shall be subject to the other terms and conditions of the Plan.

(b) No Discretion. No person shall have any discretion to select which Non-Owner Outside Directors shall be granted Options under this Section or to determine the number of Shares to be covered by such Options (except as provided in Section 12(e)).

(c) Initial Option Grant. Each Non-Owner Outside Director shall be automatically granted an Option to purchase 16,250 Shares (the “Initial Grant”) upon the date on which such person first becomes a Director, whether through election by the stockholders of the Company or appointment by the Board of Directors to fill a vacancy; provided however, that a Non-Owner Outside Director who has previously been employed by the Company shall not be eligible to receive an Initial Grant.

(d) Annual Option Grant. At each of the Company’s annual stockholder meetings, and commencing in 2007, each Non-Owner Outside Director who was a Non-Owner Outside Director on the date of the prior year’s annual stockholder meeting automatically will be granted an Option to purchase 5,000 Shares (the “Annual Grant”).

(e) Terms. The terms of each Director Option granted pursuant to this Section shall be as follows:

(i) The term of the Option shall be ten (10) years.

(ii) The exercise price per Share shall be one hundred percent (100%) of the Fair Market Value per Share on the date of grant of the Director Option.

(iii) Subject to Section 15 hereof, the Initial and Annual Grants will vest and become exercisable as to 25% of the Shares subject to the Option twelve (12) months after the vesting commencement date as set forth in the applicable Award Agreement, and 1/48 of the Shares subject to the Option shall vest each month thereafter, subject to the Participant continuing to serve as a Director through such dates.

(f) Adjustments. The Administrator in its discretion may change and otherwise revise the terms of Options granted under this Section 12, including, without limitation, the number of Shares and exercise prices thereof, for Options granted on or after the date the Administrator determines to make any such change or revision.

(g) Other Awards. Nothing in this Section 12 will limit the ability of the Administrator to grant all types of Awards under the Plan to Non-Owner Outside Directors in addition to the Director Options that are granted to them under this Section 12.

13. Leaves of Absence/Transfer Between Locations. Unless the Administrator provides otherwise, vesting of Awards granted hereunder will be suspended during any unpaid leave of absence. A Service Provider will not cease to be an Employee in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company and its Affiliates. For purposes of Incentive Stock Options, no such leave may exceed ninety (90) days, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, then three (3) months following the ninety-first (91st) day of such leave any Incentive Stock Option held by the Participant will cease to be treated as an Incentive Stock Option and will be treated for tax purposes as a Nonstatutory Stock Option.

14. Transferability of Awards. Unless determined otherwise by the Administrator, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Participant, only by the Participant. With the approval of the Administrator, a Participant may, in a manner specified by the Administrator, (a) transfer an Award to a Participant’s spouse or former spouse pursuant to a court-approved domestic relations order which relates to the provision of child support, alimony payments or marital property rights, and (b) transfer an Option by bona fide gift and not for any consideration, to (i) a member or members of the Participant’s immediate family, (ii) a trust established for the exclusive benefit of the Participant and/or member(s) of the Participant’s immediate family, (iii) a partnership, limited liability company of other entity whose only partners or members are the Participant and/or member(s) of the Participant’s immediate family, or (iv) a foundation in which the Participant and/or member(s) of the Participant’s immediate family control the management of the foundation’s assets. For purposes of this Section 14, “immediate family” shall mean the Participant’s spouse, former spouse, children, grandchildren, parents, grandparents, siblings, nieces, nephews, parents-in-law, sons-in-law, daughters-in-law, brothers-in-law, sisters-in-law, including adoptive or step relationships and any person sharing the Participant’s household (other than as a tenant or employee).

15. Adjustments; Dissolution or Liquidation; Merger or Change in Control.

(a) Adjustments. In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs, the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the Plan, may (in its sole discretion) adjust the number and class of Shares that may be delivered under the Plan and/or the number, class, and price of Shares covered by each outstanding Award, and the numerical Share limits set forth in Sections 3, 6, 7, 8, 9 and 10.

(b) Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Administrator will notify each Participant as soon as practicable prior to the effective date of such proposed transaction. To the extent it has not been previously exercised, an Award will terminate immediately prior to the consummation of such proposed action.

(c) Change in Control. In the event of a Change in Control, each outstanding Award will be assumed or an equivalent option or right substituted by the successor corporation or a Parent or Subsidiary of the successor corporation (the “Successor Corporation”). In the event that the Successor Corporation refuses to assume or substitute for the Award, the Participant will fully vest in and have the right to exercise all of his or her outstanding Options and Stock Appreciation Rights, including Shares as to which such Awards would not otherwise be vested or exercisable, all restrictions on Restricted Stock will lapse, and, with respect to Restricted Stock Units, Performance Shares and Performance Units, all Performance Goals or other vesting criteria will be deemed achieved at target levels and all other terms and conditions met. In addition, if the Successor Corporation refuses to assume or substitute an Option or Stock Appreciation Right in the event of a Change in Control, the Administrator will notify the Participant in writing or electronically that the Option or Stock Appreciation Right will be fully vested and exercisable for a period of time determined by the Administrator in its sole discretion, and the Option or Stock Appreciation Right will terminate upon the expiration of such period.

For the purposes of this subsection (c), an Award will be considered assumed if, following the Change in Control, the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the Change in Control, the consideration (whether stock, cash, or other securities or property) or, in the case of a Stock Appreciation Right upon the exercise of which the Administrator determines to pay cash or a Performance Share or Performance Unit which the Administrator can determine to pay in cash, the fair market value of the consideration received in the merger or Change in Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the Change in Control is not solely common stock of the Successor Corporation, the Administrator may, with the consent of the Successor Corporation, provide for the consideration to be received upon the exercise of an Option or Stock Appreciation Right or upon the payout of a Restricted Stock Unit, Performance Share or Performance Unit, for each Share subject to such Award (or in the case of an Award settled in cash, the number of implied shares determined by dividing the value of the Award by the per share consideration received by holders of Common Stock in the Change in Control), to be solely common stock of the Successor Corporation equal in fair market value to the per share consideration received by holders of Common Stock in the Change in Control.

Notwithstanding anything in this Section 15(c) to the contrary, an Award that vests, is earned or paid-out upon the satisfaction of one or more Performance Goals will not be considered assumed if the Company or its successor modifies any of such Performance Goals without the Participant’s consent; provided, however, a modification to such Performance Goals only to reflect the Successor Corporation’s post-Change in Control corporate structure will not be deemed to invalidate an otherwise valid Award assumption.

16. Tax Withholding.

(a) Withholding Requirements. Prior to the delivery of any Shares or cash pursuant to an Award (or exercise thereof), the Company will have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, local, foreign or other taxes required to be withheld with respect to such Award (or exercise thereof).

(b) Withholding Arrangements. The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit a Participant to satisfy such tax withholding obligation, in whole or in part by (without limitation) (a) paying cash, (b) electing to have the Company withhold otherwise deliverable cash or Shares having a Fair Market Value equal to the amount required to be withheld, (c) delivering to the Company already-owned Shares having a Fair Market Value equal to the amount required to be withheld, or (d) selling a sufficient number of Shares otherwise deliverable to the Participant through such means as the Administrator may determine in its sole discretion (whether through a broker or otherwise) equal to the amount required to be withheld. The amount of the withholding requirement will be deemed to include any amount which the Administrator agrees may be withheld at the time the election is made, not to exceed the amount determined by using the maximum federal, state or local marginal income tax rates applicable to the Participant with respect to the Award on the date that the amount of tax to be withheld is to be determined. The Fair Market Value of the Shares to be withheld or delivered will be determined as of the date that the taxes are required to be withheld.

17. No Effect on Employment or Service. Neither the Plan nor any Award will confer upon a Participant any right with respect to continuing the Participant’s relationship as a Service Provider with the Company, nor will they interfere in any way with the Participant’s right or the Company’s right to terminate such relationship at any time, with or without cause, to the extent permitted by Applicable Laws.

18. Date of Grant. The date of grant of an Award will be, for all purposes, the date on which the Administrator makes the determination granting such Award, or such other later date as is determined by the Administrator. Notice of the determination will be provided to each Participant within a reasonable time after the date of such grant.

19. Term of Plan. Subject to Section 23 of the Plan, the Plan will become effective upon its adoption by the Board. It will continue in effect for a term of ten (10) years unless terminated earlier under Section 20 of the Plan.

20. Amendment and Termination of the Plan.

(a) Amendment and Termination. The Administrator may at any time amend, alter, suspend or terminate the Plan.

(b) Stockholder Approval. The Company will obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws.

(c) Effect of Amendment or Termination. No amendment, alteration, suspension or termination of the Plan will impair the rights of any Participant, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company. Termination of the Plan will not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

21. Conditions Upon Issuance of Shares.

(a) Legal Compliance. Shares will not be issued pursuant to the exercise of an Award unless the exercise of such Award and the issuance and delivery of such Shares will comply with Applicable Laws and will be further subject to the approval of counsel for the Company with respect to such compliance.

(b) Investment Representations. As a condition to the exercise of an Award, the Company may require the person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

22. Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, will relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority will not have been obtained.

23. Stockholder Approval. The Plan will be subject to approval by the stockholders of the Company within twelve (12) months after the date the Plan is adopted. Such stockholder approval will be obtained in the manner and to the degree required under Applicable Laws.

APPENDIX G

OCCAM NETWORKS INC.

2006 EMPLOYEE STOCK PURCHASE PLAN

1. Purpose. The purpose of the Plan is to provide employees of the Company and its Designated Subsidiaries with an opportunity to purchase Common Stock of the Company through accumulated payroll deductions. It is the intention of the Company to have the Plan qualify as an “Employee Stock Purchase Plan” under Section 423 of the Code. The provisions of the Plan, accordingly, shall be construed so as to extend and limit participation in a uniform and nondiscriminatory basis consistent with the requirements of Section 423.

2. Definitions.

(a) “Administrator” shall mean the Board or any Committee designated by the Board to administer the plan pursuant to Section 14.

(b) “Board” shall mean the Board of Directors of the Company.

(c) “Change in Control” means the occurrence of any of the following events:

(i) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) other than a Permitted Transferee (as defined in the Company’s 2006 Certificate of Incorporation) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities; or

(ii) The consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets; or

(iii) A change in the composition of the Board occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” means directors who either (A) are Directors as of the effective date of the Plan, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Directors at the time of such election or nomination (but will not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company); or

(iv) The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation.

(d) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(e) “Committee” means a committee of the Board appointed by the Board in accordance with Section 14 hereof.

(f) “Common Stock” shall mean the common stock of the Company.

(g) “Company” shall mean Occam Networks, Inc., a Delaware corporation.

(h) “Compensation” shall mean all base straight time gross earnings, commissions, overtime and shift premium, but exclusive of payments for incentive compensation, bonuses and other compensation.

(i) “Designated Subsidiary” shall mean any Subsidiary selected by the Administrator as eligible to participate in the Plan.

(j) “Director” shall mean a member of the Board.

(k) “Eligible Employee” shall mean any individual who is a common law employee of the Company or any Designated Subsidiary and whose customary employment with the Company or Designated Subsidiary is at least fifteen (15) hours per week and more than five (5) months in any calendar year. For purposes of the Plan, the employment relationship shall be treated as continuing intact while the individual is on sick leave or other leave of absence approved by the Company. Where the period of leave exceeds 90 days and the individual’s right to reemployment is not guaranteed either by statute or by contract, the employment relationship shall be deemed to have terminated on the 91st day of such leave.

(l) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(m) “Exercise Date” shall mean the first Trading Day on or after July 1 and January 1 of each year. The first Exercise Date under the Plan shall be July 1, 2006.

(n) “Fair Market Value” shall mean, as of any date and unless the Administrator determines otherwise, the value of Common Stock determined as follows:

(i) If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the Nasdaq National Market or The Nasdaq SmallCap Market of The Nasdaq Market, its Fair Market Value shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the date of determination, as reported in The Wall Street Journal or such other source as the Board deems reliable;

(ii) If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, its Fair Market Value shall be the mean of the closing bid and asked prices for the Common Stock on the date of determination, as reported in The Wall Street Journal or such other source as the Board deems reliable; or

(iii) In the absence of an established market for the Common Stock, the Fair Market Value thereof shall be determined in good faith by the Board.

(iv) For purposes of the first Offering Period under the Plan, the Fair Market Value will be the initial price to the public as set forth in the final prospectus deemed to be included within the registration statement on Form S-1 filed with the Securities and Exchange Commission for the initial public offering of the Common Stock (the “Registration Statement”).

(o) “Offering Date” shall mean the first Trading Day of each Offering Period.

(p) “Offering Periods” shall mean the periods of approximately six (6) months during which an option granted pursuant to the Plan may be exercised, commencing on the first Trading Day on or after July 1 and January 1 of each year and terminating on the first Trading Day on or after the subsequent Offering Period commencement date approximately six months later; provided that the first Offering Period under the Plan shall commence with the first Trading Date on or after the date on which the Securities and Exchange Commission declares the Company’s Registration Statement effective and ending with the first Trading Date on or after the earlier of (i) January 1, 2007 or (ii) twenty-seven (27) months from the beginning of the first Offering Period. The duration and timing of Offering Periods may be changed pursuant to Section 4 of this Plan.

(q) “Plan” shall mean this 2006 Employee Stock Purchase Plan.

(r) “Purchase Price” shall mean, for the first Offering Period, eighty-five percent (85%) of the Fair Market Value of a share of Common Stock on the Offering Date or on the Exercise Date, whichever is lower; provided however, that the Purchase Price may be determined for subsequent Offering Periods by the Administrator subject to compliance with Section 423 of the Code (or any successor rule or provision or any other applicable law, regulation or stock exchange rule) or pursuant to Section 20.

(s) “Subsidiary” shall mean a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.

(t) “Trading Day” shall mean a day on which national stock exchanges and the Nasdaq System are open for trading.

3. Eligibility.

(a) First Offering Period. Any individual who is an Eligible Employee immediately prior to the first Offering Period shall be automatically enrolled in the first Offering Period.

(b) Subsequent Offering Periods. Any Eligible Employee on a given Offering Date shall be eligible to participate in the Plan.

(c) Limitations. Any provisions of the Plan to the contrary notwithstanding, no Eligible Employee shall be granted an option under the Plan (i) to the extent that, immediately after the grant, such Eligible Employee (or any other person whose stock would be attributed to such Eligible Employee pursuant to Section 424(d) of the Code) would own capital stock of the Company and/or hold outstanding options to purchase such stock possessing five percent (5%) or more of the total combined voting power or value of all classes of the capital stock of the Company or of any Subsidiary, or (ii) to the extent that his or her rights to purchase stock under all employee stock purchase plans of the Company and its subsidiaries accrues at a rate which exceeds Twenty-Five Thousand Dollars ($25,000) worth of stock (determined at the fair market value of the shares at the time such option is granted) for each calendar year in which such option is outstanding at any time.

4. Offering Periods. The Plan shall be implemented by consecutive Offering Periods with a new Offering Period commencing on the first Trading Day on or after July 1 and January 1 each year, or on such other date as the Board shall determine; provided, however, that the first Offering Period under the Plan shall commence with the first Trading Date on or after the date on which the Securities and Exchange Commission declares the Company’s Registration Statement effective and ending with the first Trading Date on or after the earlier of (i) January 1, 2007 or (ii) twenty-seven (27) months from the beginning of the first Offering Period. The Board shall have the power to change the duration of Offering Periods (including the commencement dates thereof) with respect to future offerings without stockholder approval if such change is announced prior to the scheduled beginning of the first Offering Period to be affected thereafter.

5. Participation.

(a) First Offering Period. An Eligible Employee shall be entitled to participate in the first Offering Period only if such individual submits a subscription agreement authorizing payroll deductions in a form determined by the Administrator (which may be similar to the form attached hereto as Exhibit A) to the Company’s designated plan administrator (i) no earlier than the effective date of the filing of the Company’s Registration Statement on Form S-8 with respect to Common Stock issuable under the Plan (the “Effective Date”) and (ii) no later than fifteen (15) business days from the Effective Date or such other period of time as the Administrator may determine (the “Enrollment Window”). An Eligible Employee’s failure to submit the subscription agreement during the Enrollment Window shall result in the automatic termination of such individual’s participation in the Offering Period.

(b) Subsequent Offering Periods. An Eligible Employee may become a participant in the Plan by completing a subscription agreement in a form determined by the Administrator (which may be similar to the form attached hereto as Exhibit A) and filing it with the Company’s designated Plan administrator prior to the applicable Offering Date.

6. Payroll Deductions.

(a) At the time a participant files his or her subscription agreement, he or she shall elect to have payroll deductions made on each pay day during the Offering Period in an amount not exceeding fifteen percent (15%) of the Compensation which he or she receives on each pay day during the Offering Period; provided, however, that should a pay day occur on an Exercise Date, a participant shall have the payroll deductions made on such day applied to his or her account under the new Offering Period. A participant’s subscription agreement shall remain in effect for successive Offering Periods unless terminated as provided in Section 10 hereof.

(b) Payroll deductions for a participant shall commence on the first pay day following the Offering Date and shall end on the last pay day in the Offering Period to which such authorization is applicable, unless sooner terminated by the participant as provided in Section 10 hereof; provided, however, that for the first Offering Period, payroll deductions shall commence on the first pay day on or following the end of the Enrollment Window.

(c) All payroll deductions made for a participant shall be credited to his or her account under the Plan and shall be withheld in whole percentages only. A participant may not make any additional payments into such account.

(d) A participant may discontinue his or her participation in the Plan as provided in Section 10 hereof, or may increase or decrease the rate of his or her payroll deductions during the Offering Period by completing or filing with the Company a new subscription agreement authorizing a change in payroll deduction rate. The Administrator may, in its discretion, limit the nature and/or number of participation rate changes during any Offering Period. The change in rate shall be effective with the first full payroll period following five (5) business days after the Company’s receipt of the new subscription agreement unless the Company elects to process a given change in participation more quickly.

(e) Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 3(c) hereof, a participant’s payroll deductions may be decreased to zero percent (0%) at any time during an Offering Period. Payroll deductions shall recommence at the rate provided in such participant’s subscription agreement at the beginning of the first Offering Period which is scheduled to end in the following calendar year, unless terminated by the participant as provided in Section 10 hereof.

(f) At the time the option is exercised, in whole or in part, or at the time some or all of the Company’s Common Stock issued under the Plan is disposed of, the participant must make adequate provision for the Company’s or its Subsidiary’s federal, state, or any other tax liability payable to any authority, national insurance, social security or other tax withholding obligations, if any, which arise upon the exercise of the option or the disposition of the Common Stock including, for the avoidance of doubt, any liability to pay secondary Class 1 National Insurance Contributions for which an agreement or election has been entered into under paragraph 3A or 3B of Schedule 1 to the Social Security Contributions and Benefits act 1992. At any time, the Company or its Subsidiary may, but shall not be obligated to, withhold from the participant’s compensation the amount necessary for the Company or its Subsidiary to meet applicable withholding obligations, including any withholding required to make available to the Company or its Subsidiary any tax deductions or benefits attributable to sale or early disposition of Common Stock by the Eligible Employee.

7. Grant of Option. On the Offering Date of each Offering Period, each Eligible Employee participating in such Offering Period shall be granted an option to purchase on each Exercise Date during such Offering Period (at the applicable Purchase Price) up to a number of shares of the Company’s Common Stock determined by dividing such Eligible Employee’s payroll deductions accumulated prior to such Exercise Date by the applicable Purchase Price; provided that in no event shall an Eligible Employee be permitted to purchase during each Offering Period more than 1,000 shares of the Company’s Common Stock (subject to any adjustment pursuant to Section 19), and provided further that such purchase shall be subject to the limitations set forth in Sections 3(c) and 13 hereof. The Eligible Employee may accept the grant of such option by turning in a completed Subscription Agreement (attached hereto as Exhibit A) to the Company on or prior to an Offering Date, or with respect to the first Offering Period, prior to the last day of the Enrollment Window. The Administrator may, for future Offering Periods, increase or decrease, in its absolute discretion, the maximum number of shares of the Company’s Common Stock an Eligible Employee may purchase during each Offering Period. Exercise of the option shall occur as provided in Section 8 hereof, unless the participant has withdrawn pursuant to Section 10 hereof. The option shall expire on the last day of the Offering Period.

8. Exercise of Option.

(a) Unless a participant withdraws from the Plan as provided in Section 10 hereof, his or her option for the purchase of shares shall be exercised automatically on the Exercise Date, and the maximum number of full shares subject to option shall be purchased for such participant at the applicable Purchase Price with the accumulated payroll deductions in his or her account. No fractional shares shall be purchased; any payroll deductions accumulated in a participant’s account which are not sufficient to purchase a full share shall be retained in the participant’s account for the subsequent Offering Period, subject to earlier withdrawal by the participant as provided in Section 10 hereof. Any other funds left over in a participant’s account after the Exercise Date shall be returned to the participant. During a participant’s lifetime, a participant’s option to purchase shares hereunder is exercisable only by him or her.

(b) If the Administrator determines that, on a given Exercise Date, the number of shares with respect to which options are to be exercised may exceed (i) the number of shares of Common Stock that were available for sale under the Plan on the Offering Date of the applicable Offering Period, or (ii) the number of shares available for sale under the Plan on such Exercise Date, the Administrator may in its sole discretion provide that the Company shall make a pro rata allocation of the shares of Common Stock available for purchase on such Exercise Date in as uniform a manner as shall be practicable and as it shall determine in its sole discretion to be equitable among all participants exercising options to purchase Common Stock on such Exercise Date. The Company may make a pro rata allocation of the shares available on the Offering Date of any applicable Offering Period pursuant to the preceding sentence, notwithstanding any authorization of additional shares for issuance under the Plan by the Company’s stockholders subsequent to such Offering Date.

9. Delivery. As soon as reasonably practicable after each Exercise Date on which a purchase of shares occurs, the Company shall arrange the delivery to each participant the shares purchased upon exercise of his or her option in a form determined by the Administrator.

10. Withdrawal.

(a) A participant may withdraw all but not less than all the payroll deductions credited to his or her account and not yet used to exercise his or her option under the Plan at any time by giving written notice to the Company in the form determined by the Administrator (which may be similar to the form attached as Exhibit B to this Plan). All of the participant’s payroll deductions credited to his or her account shall be paid to such participant promptly after receipt of notice of withdrawal and such participant’s option for the Offering Period shall be automatically terminated, and no further payroll deductions for the purchase of shares shall be made for such Offering Period. If a participant withdraws from an Offering Period, payroll deductions shall not resume at the beginning of the succeeding Offering Period unless the participant delivers to the Company a new subscription agreement.

(b) A participant’s withdrawal from an Offering Period shall not have any effect upon his or her eligibility to participate in any similar plan which may hereafter be adopted by the Company or in succeeding Offering Periods which commence after the termination of the Offering Period from which the participant withdraws.

11. Termination of Employment. Upon a participant’s ceasing to be an Eligible Employee, for any reason, he or she shall be deemed to have elected to withdraw from the Plan and the payroll deductions credited to such participant’s account during the Offering Period but not yet used to purchase shares of Common Stock under the Plan shall be returned to such participant or, in the case of his or her death, to the person or persons entitled thereto under Section 15, and such participant’s option shall be automatically terminated.

12. Interest. No interest shall accrue on the payroll deductions of a participant in the Plan.

13. Stock.

(a) Subject to adjustment upon changes in capitalization of the Company as provided in Section 19 hereof, the maximum number of shares of the Company’s Common Stock which shall be made available for sale under the Plan shall be 200,000 shares plus an annual increase to be added on the first day of the Company’s fiscal year beginning in fiscal year 2007, equal to the lesser of (i) 300,000 shares of Common Stock, (ii) one point five percent (1.5%) of the outstanding shares of Common Stock on such date or (iii) an amount determined by the Board.

(b) Until the shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), a participant shall only have the rights of an unsecured creditor with respect to such shares, and no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to such shares.

(c) Shares to be delivered to a participant under the Plan shall be registered in the name of the participant or in the name of the participant and his or her spouse.

14. Administration. The Administrator shall administer the Plan and shall have full and exclusive discretionary authority to construe, interpret and apply the terms of the Plan, to determine eligibility and to adjudicate all disputed claims filed under the Plan. Every finding, decision and determination made by the Administrator shall, to the full extent permitted by law, be final and binding upon all parties. Notwithstanding any provision to the contrary in this Plan, the Administrator may adopt rules or procedures relating to the operation and administration of the Plan to accommodate the specific requirements of local laws and procedures for jurisdictions outside of the United States. Without limiting the generality of the foregoing, the Administrator is specifically authorized to adopt rules and procedures regarding eligibility to participate, the definition of Compensation, handling of payroll deductions, making of contributions to the Plan (including, without limitation, in forms other than payroll deductions), establishment of bank or trust accounts to hold payroll deductions, payment of interest, conversion of local currency, obligations to pay payroll tax, determination of beneficiary designation requirements, withholding procedures and handling of stock certificates which vary with local requirements.

15. Designation of Beneficiary.

(a) A participant may file a designation of a beneficiary who is to receive any shares and cash, if any, from the participant’s account under the Plan in the event of such participant’s death subsequent to an Exercise Date on which the option is exercised but prior to delivery to such participant of such shares and cash. In addition, a participant may file a designation of a beneficiary who is to receive any cash from the participant’s account under the Plan in the event of such participant’s death prior to exercise of the option. If a participant is married and the designated beneficiary is not the spouse, spousal consent shall be required for such designation to be effective.

(b) Such designation of beneficiary may be changed by the participant at any time by notice in a form determined by the Administrator. In the event of the death of a participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such participant’s death, the Company shall deliver such shares and/or cash to the executor or administrator of the estate of the participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such shares and/or cash to the spouse or to any one or more dependents or relatives of the participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

(c) All beneficiary designations shall be in such form and manner as the Administrator may designate from time to time.

16. Transferability. Neither payroll deductions credited to a participant’s account nor any rights with regard to the exercise of an option or to receive shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in Section 15 hereof) by the participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw funds from an Offering Period in accordance with Section 10 hereof.

17. Use of Funds. All payroll deductions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions. Until shares are issued, participants shall only have the rights of an unsecured creditor.

18. Reports. Individual accounts shall be maintained for each participant in the Plan. Statements of account shall be given to participating Eligible Employees at least annually, which statements shall set forth the amounts of payroll deductions, the Purchase Price, the number of shares purchased and the remaining cash balance, if any.

19. Adjustments Upon Changes in Capitalization, Dissolution, Liquidation, Merger or Change in Control.

(a) Changes in Capitalization. Subject to any required action by the stockholders of the Company, the maximum number of shares of the Company’s Common Stock which shall be made available for sale under the Plan, the maximum number of shares each participant may purchase each Offering Period (pursuant to Section 7), as well as the price per share and the number of shares of Common Stock covered by each option under the Plan which has not yet been exercised shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other change in the number of shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Administrator, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an option.

(b) Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Offering Period then in progress shall be shortened by setting a new Exercise Date (the “New Exercise Date”), and shall terminate immediately prior to the consummation of such proposed dissolution or liquidation, unless provided otherwise by the Administrator. The New Exercise Date shall be before the date of the Company’s proposed dissolution or liquidation. The Administrator shall notify each participant in writing, at least ten (10) business days prior to the New Exercise Date, that the Exercise Date for the participant’s option has been changed to the New Exercise Date and that the participant’s option shall be exercised automatically on the New Exercise Date, unless prior to such date the participant has withdrawn from the Offering Period as provided in Section 10 hereof.

(c) Merger or Change in Control. In the event of a merger or Change in Control, each outstanding option shall be assumed or an equivalent option substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the option, the Offering Period then in progress shall be shortened by setting a New Exercise Date and shall end on the New Exercise Date. The New Exercise Date shall be before the date of the Company’s proposed merger or Change in Control. The Administrator shall notify each participant in writing, at least ten (10) business days prior to the New Exercise Date, that the Exercise Date for the participant’s option has been changed to the New Exercise Date and that the participant’s option shall be exercised automatically on the New Exercise Date, unless prior to such date the participant has withdrawn from the Offering Period as provided in Section 10 hereof.

20. Amendment or Termination.

(a) The Administrator may at any time and for any reason terminate or amend the Plan. Except as provided in Section 19 and this Section 20 hereof, no amendment may make any change in any option theretofore granted which adversely affects the rights of any participant unless their consent is obtained. To the extent necessary to comply with Section 423 of the Code (or any successor rule or provision or any other applicable law, regulation or stock exchange rule), the Company shall obtain stockholder approval of any amendment in such a manner and to such a degree as required.

(b) Without stockholder consent and without regard to whether any participant rights may be considered to have been “adversely affected,” the Administrator shall be entitled to change the Offering Periods, limit the frequency and/or number of changes in the amount withheld during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a participant in order to adjust for delays or mistakes in the Company’s processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each participant properly correspond with amounts withheld from the participant’s Compensation, and establish such other limitations or procedures as the Administrator determines in its sole discretion advisable which are consistent with the Plan.

(c) Without regard to whether any participant’s rights may be considered to have been “adversely affected”, in the event the Administrator determines that the ongoing operation of the Plan may result in unfavorable financial accounting consequences, the Board may, in its discretion and, to the extent necessary or desirable, modify or amend the Plan to reduce or eliminate such accounting consequence including:

(i) increasing the Purchase Price for any Offering Period including an Offering Period underway at the time of the change in Purchase Price;

(ii) shortening any Offering Period so that Offering Period ends on a new Exercise Date, including an Offering Period underway at the time of the Board action; and

(iii) reducing the number of shares that may be purchased upon exercise of outstanding options.

Such modifications or amendments shall not require stockholder approval or the consent of any Plan participants.

21. Notices. All notices or other communications by a participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form and manner specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

22. Conditions Upon Issuance of Shares. Shares shall not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

As a condition to the exercise of an option, the Company may require the person exercising such option to represent and warrant at the time of any such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law.

23. Term of Plan. The Plan shall become effective upon the earlier to occur of its adoption by the Board of Directors or its approval by the stockholders of the Company. It shall continue in effect for a term of twenty (20) years unless terminated earlier under Section 20 hereof.

EXHIBIT A

OCCAM NETWORKS, INC.

2006 EMPLOYEE STOCK PURCHASE PLAN

SUBSCRIPTION AGREEMENT

Original Application	Offering Date:
Change in Payroll Deduction Rate
Change of Beneficiary(ies)

1.	hereby elects to participate in the Occam Networks, Inc. 2006 Employee Stock Purchase Plan (the “Employee Stock Purchase Plan”) and subscribes to purchase shares of the Company’s Common Stock in accordance with this Subscription Agreement and the Employee Stock Purchase Plan.

2.	I hereby authorize payroll deductions from each paycheck in the amount of % of my Compensation on each pay day (from 0 to 15%) during the Offering Period in accordance with the Employee Stock Purchase Plan. (Please note that no fractional percentages are permitted.)

3.	I understand that said payroll deductions shall be accumulated for the purchase of shares of Common Stock at the applicable Purchase Price determined in accordance with the Employee Stock Purchase Plan. I understand that if I do not withdraw from an Offering Period, any accumulated payroll deductions will be used to automatically exercise my option.

4.	I have received a copy of the complete Employee Stock Purchase Plan. I understand that my participation in the Employee Stock Purchase Plan is in all respects subject to the terms of the Plan.

5.	Shares purchased for me under the Employee Stock Purchase Plan should be issued in the name(s) of (Eligible Employee or Eligible Employee and Spouse only).

6.	I understand that if I dispose of any shares received by me pursuant to the Plan within 2 years after the Offering Date (the first day of the Offering Period during which I purchased such shares) or one year after the Exercise Date, I will be treated for federal income tax purposes as having received ordinary income at the time of such disposition in an amount equal to the excess of the fair market value of the shares at the time such shares were purchased by me over the price which I paid for the shares. I hereby agree to notify the Company in writing within 30 days after the date of any disposition of my shares and I will make adequate provision for Federal, state or other tax withholding obligations, if any, which arise upon the disposition of the Common Stock. The Company may, but will not be obligated to, withhold from my compensation the amount necessary to meet any applicable withholding obligation including any withholding necessary to make available to the Company any tax deductions or benefits attributable to sale or early disposition of Common Stock by me. If I dispose of such shares at any time after the expiration of the 2-year and 1-year holding periods, I understand that I will be treated for federal income tax purposes as having received income only at the time of such disposition, and that such income will be taxed as ordinary income only to the extent of an amount equal to the lesser of (1) the excess of the fair market value of the shares at the time of such disposition over the purchase price which I paid for the shares, or (2) 5% of the fair market value of the shares on the first day of the Offering Period. The remainder of the gain, if any, recognized on such disposition will be taxed as capital gain.

7.	I hereby agree to be bound by the terms of the Employee Stock Purchase Plan. The effectiveness of this Subscription Agreement is dependent upon my eligibility to participate in the Employee Stock Purchase Plan.

8.	In the event of my death, I hereby designate the following as my beneficiary(ies) to receive all payments and shares due me under the Employee Stock Purchase Plan:

NAME: (Please print)

                                                     (First)                                  (Middle)                     (Last)

Relationship

Percentage Benefit	(Address)

NAME: (Please print)

                                                     (First)                                  (Middle)                     (Last)

Relationship

Percentage of Benefit	(Address)

Employee’s Social
Security Number:

Employee’s Address:

I UNDERSTAND THAT THIS SUBSCRIPTION AGREEMENT SHALL REMAIN IN EFFECT THROUGHOUT SUCCESSIVE OFFERING PERIODS UNLESS TERMINATED BY ME.

Dated:

Signature of Employee

Spouse’s Signature (If beneficiary other than spouse)

EXHIBIT B

OCCAM NETWORKS, INC.

2006 EMPLOYEE STOCK PURCHASE PLAN

NOTICE OF WITHDRAWAL

The undersigned participant in the Offering Period of the Occam Networks, Inc. 2006 Employee Stock Purchase Plan that began on                     ,         (the “Offering Date”) hereby notifies the Company that he or she hereby withdraws from the Offering Period. He or she hereby directs the Company to pay to the undersigned as promptly as practicable all the payroll deductions credited to his or her account with respect to such Offering Period. The undersigned understands and agrees that his or her option for such Offering Period will be automatically terminated. The undersigned understands further that no further payroll deductions will be made for the purchase of shares in the current Offering Period and the undersigned shall be eligible to participate in succeeding Offering Periods only by delivering to the Company a new Subscription Agreement.

Name and Address of Participant:

Signature:

Date:

APPENDIX H

OCCAM NETWORKS, INC.

INDEMNIFICATION AGREEMENT

THIS AGREEMENT is entered into, effective as of                     , 20     by and between Occam Networks, Inc., a Delaware corporation (the “Company”), and                     (“Indemnitee”).

WHEREAS, it is essential to the Company to retain and attract as directors and officers the most capable persons available;

WHEREAS, Indemnitee is a director and/or officer of the Company;

WHEREAS, both the Company and Indemnitee recognize the increased risk of litigation and other claims currently being asserted against directors and officers of corporations;

WHEREAS, the Certificate of Incorporation and Bylaws of the Company require the Company to indemnify and advance expenses to its directors and officers to the fullest extent permitted under Delaware law, and the Indemnitee has been serving and continues to serve as a director and/or officer of the Company in part in reliance on the Company’s Certificate of Incorporation and Bylaws; and

WHEREAS, in recognition of Indemnitee’s need for (i) substantial protection against personal liability based on Indemnitee’s reliance on the aforesaid Certificate of Incorporation and Bylaws, (ii) specific contractual assurance that the protection promised by the Certificate of Incorporation and Bylaws will be available to Indemnitee (regardless of, among other things, any amendment to or revocation of the Certificate of Incorporation and Bylaws or any change in the composition of the Company’s Board of Directors or acquisition transaction relating to the Company) and (iii) an inducement to provide effective services to the Company as a director and/or officer, the Company wishes to provide in this Agreement for the indemnification of and the advancing of expenses to Indemnitee to the fullest extent (whether partial or complete) permitted under Delaware law and as set forth in this Agreement, and, to the extent insurance is maintained, to provide for the continued coverage of Indemnitee under the Company’s directors’ and officers’ liability insurance policies.

NOW, THEREFORE, in consideration of the above premises and of Indemnitee continuing to serve the Company directly or, at its request, with another enterprise, and intending to be legally bound hereby, the parties agree as follows:

1. Certain Definitions:

(a) “Board” shall mean the Board of Directors of the Company.

(b) “Affiliate” shall mean any corporation or other person or entity that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with, the person specified, including, without limitation, with respect to the Company, any direct or indirect subsidiary of the Company.

(c) A “Change in Control” shall be deemed to have occurred if (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, and other than any person holding shares of the Company on the date that the Company first registers under the Act or any transferee of such individual if such transferee is a spouse or lineal descendant of the transferee or a trust for the benefit of the individual, his or her spouse or lineal descendants), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 30% or more of the total voting power represented by the Company’s then outstanding Voting Securities, (ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board and any new director whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board, (iii) the stockholders of the Company approve a merger or consolidation of the Company with any other entity, other than a merger or consolidation that would result in the Voting Securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into Voting Securities of the surviving entity) at least 80% of the total voting power represented by the Voting Securities of the Company or such surviving entity outstanding immediately after such merger or consolidation or (iv) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company (in one transaction or a series of transactions) of all or substantially all of the Company’s assets.

(d) “Expenses” shall mean any expense, liability or loss, including attorneys’ fees, judgments, fines, ERISA excise taxes and penalties, amounts paid or to be paid in settlement, any interest, assessments or other charges imposed thereon, any federal, state, local or foreign taxes imposed as a result of the actual or deemed receipt of any payments under this Agreement and all other costs and obligations, paid or incurred in connection with investigating, defending, being a witness in, participating in (including on appeal) or preparing for any of the foregoing in, any Proceeding relating to any Indemnifiable Event.

(e) “Indemnifiable Event” shall mean any event or occurrence that takes place either prior to or after the execution of this Agreement, related to the fact that Indemnitee is or was a director or officer of the Company or an Affiliate of the Company, or while a director or officer is or was serving at the request of the Company or an Affiliate of the Company as a director, officer, employee, trustee, agent or fiduciary of another foreign or domestic corporation, partnership, joint venture, employee benefit plan, trust or other enterprise or was a director, officer, employee or agent of a foreign or domestic corporation that was a predecessor corporation of the Company or of another enterprise at the request of such predecessor corporation, or related to anything done or not done by Indemnitee in any such capacity, whether or not the basis of the Proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent of the Company or an Affiliate of the Company, as described above.

(f) “Independent Counsel” shall mean the person or body appointed in connection with Section 3.

(g) “Proceeding” shall mean any threatened, pending or completed action, suit or proceeding or any alternative dispute resolution mechanism (including an action by or in the right of the Company or an Affiliate of the Company) or any inquiry, hearing or investigation, whether formal or informal, whether conducted by the Company or an Affiliate of the Company or any other party, that Indemnitee in good faith believes might lead to the institution of any such action, suit or proceeding, whether civil, criminal, administrative, investigative or other.

(h) “Reviewing Party” shall mean the person or body appointed in accordance with Section 3.

(i) “Voting Securities” shall mean any securities of the Company that vote generally in the election of directors.

2. Agreement to Indemnify.

(a) General Agreement. In the event Indemnitee was, is or becomes a party to or witness or other participant in, or is threatened to be made a party to or witness or other participant in, a Proceeding by reason of (or arising in part out of) an Indemnifiable Event, the Company shall indemnify Indemnitee from and against any and all Expenses to the fullest extent permitted by law, as the same exists or may hereafter be amended or interpreted (but in the case of any such amendment or interpretation, only to the extent that such amendment or interpretation permits the Company to provide broader indemnification rights than were permitted prior thereto).

The parties hereto intend that this Agreement shall provide for indemnification in excess of that expressly permitted by statute, including, without limitation, any indemnification provided by the Company’s Certificate of Incorporation, its Bylaws, vote of its stockholders or disinterested directors or applicable law.

(b) Initiation of Proceeding. Notwithstanding anything in this Agreement to the contrary, Indemnitee shall not be entitled to indemnification pursuant to this Agreement in connection with any Proceeding initiated by Indemnitee against the Company or any director or officer of the Company unless (i) the Company has joined in or the Board has consented to the initiation of such Proceeding, (ii) the Proceeding is one to enforce indemnification rights under Section 5 or (iii) the Proceeding is instituted after a Change in Control (other than a Change in Control approved by a majority of the directors on the Board who were directors immediately prior to such Change in Control) and Independent Counsel has approved its initiation.

(c) Expense Advances. All Expenses incurred by or on behalf of Indemnitee prior to the final disposition of a Proceeding shall be advanced by the Company to Indemnitee within 30 days after the receipt by the Company of a written request for such advance unless and until there has been a final determination by a court of competent jurisdiction that Indemnitee is not entitled to be indemnified for such Expenses. Notwithstanding the foregoing, to the extent the Indemnitee has been successful on the merits or otherwise in the defense of any Proceeding, Indemnitee shall be indemnified against all Expenses actually and reasonably incurred by Indemnitee in connection therewith. Indemnitee shall qualify for advances upon the execution and delivery to the Company of this Agreement which shall constitute an undertaking providing that the Indemnitee undertakes to the fullest extent permitted by law to reimburse the advance if and to the extent that it is ultimately determined by a court of competent jurisdiction in a final judgment, not subject to appeal, that Indemnitee is not entitled to be indemnified by the Company. No other form of undertaking shall be required other than the execution of this Agreement. Indemnitee’s obligation to reimburse the Company for advances shall be unsecured and no interest shall be charged thereon. This Section 2(c) shall not apply to any claim made by Indemnitee for which indemnity is excluded pursuant to Section 2(b) or 2(f).

(d) Mandatory Indemnification. Notwithstanding any other provision of this Agreement, to the extent that Indemnitee has been successful on the merits or otherwise in defense of any Proceeding relating in whole or in part to an Indemnifiable Event or in defense of any issue or matter therein, Indemnitee shall be indemnified against all Expenses incurred in connection therewith.

(e) Partial Indemnification. If Indemnitee is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of Expenses, but not, however, for the total amount thereof, the Company shall nevertheless indemnify Indemnitee for the portion thereof to which Indemnitee is entitled.

(f) Prohibited Indemnification. No indemnification pursuant to this Agreement shall be paid by the Company on account of any Proceeding in which a final judgment is rendered against Indemnitee or Indemnitee enters into a settlement, in each case (i) for an accounting of profits made from the purchase or sale by Indemnitee of securities of the Company pursuant to the provisions of Section 16(b) of the Exchange Act or similar provisions of any federal, state or local laws; (ii) for which payment has actually been made to or on behalf of Indemnitee under any insurance policy or other indemnity provision, except with respect to any excess beyond the amount paid under any insurance policy or other indemnity provision; or (iii) for which payment is prohibited by law. Notwithstanding anything to the contrary stated or implied in this Section 2(f), indemnification pursuant to this Agreement relating to any Proceeding against Indemnitee for an accounting of profits made from the purchase or sale by Indemnitee of securities of the Company pursuant to the provisions of Section 16(b) of the Exchange Act or similar provisions of any federal, state or local laws shall not be prohibited if Indemnitee ultimately establishes in any Proceeding that no recovery of such profits from Indemnitee is permitted under Section 16(b) of the Exchange Act or similar provisions of any federal, state or local laws.

3. Reviewing Party. Prior to any Change in Control, the Reviewing Party shall be any appropriate person or body consisting of a member or members of the Board or any other person or body appointed by the Board who is not a party to the particular Proceeding with respect to which Indemnitee is seeking indemnification; provided that if all members of the Board are parties to the particular Proceeding with respect to which Indemnitee is seeking indemnification, the Independent Counsel referred to below shall become the Reviewing Party; after a Change in Control, the Independent Counsel referred to below shall become the Reviewing Party. With respect to all matters arising before a Change in Control for which Independent Counsel shall be the Reviewing Party and all matters arising after a Change in Control, in each case concerning the rights of Indemnitee to indemnity payments and Expense Advances under this Agreement or any other agreement or under applicable law or the Company’s Certificate of Incorporation or Bylaws now or hereafter in effect relating to indemnification for Indemnifiable Events, the Company shall seek legal advice only from Independent Counsel selected by Indemnitee and approved by the Company (which approval shall not be unreasonably withheld or delayed), and who has not otherwise performed services for the Company or the Indemnitee (other than in connection with indemnification matters) within the last five years. The Independent Counsel shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Company or Indemnitee in an action to determine Indemnitee’s rights under this Agreement. Such counsel, among other things, shall render its written opinion to the Company and Indemnitee as to whether and to what extent the Indemnitee should be permitted to be indemnified under applicable law. The Company agrees to pay the reasonable fees of the Independent Counsel and to indemnify fully such counsel against any and all expenses (including attorneys’ fees), claims, liabilities, loss and damages arising out of or relating to this Agreement or the engagement of Independent Counsel pursuant hereto.

4. Indemnification Process and Appeal.

(a) Indemnification Payment. Indemnitee shall be entitled to indemnification of Expenses, and shall receive payment thereof, from the Company in accordance with this Agreement as soon as practicable after Indemnitee has made written demand on the Company for indemnification, but in no event later than thirty (30) business days after demand, unless the Reviewing Party has given a written opinion to the Company that Indemnitee is not entitled to indemnification under applicable law. Indemnitee shall cooperate with the Reviewing Party making a determination with respect to Indemnitee’s entitlement to indemnification, including providing to the Reviewing Party upon reasonable advance request any documentation or information which is not privileged or otherwise protected from disclosure and which is reasonably available to Indemnitee and reasonably necessary to such determination.

(b) Suit to Enforce Rights. Regardless of any action by the Reviewing Party, if Indemnitee has not received full indemnification within thirty (30) days after making a demand in accordance with Section 4(a), Indemnitee shall have the right to enforce its indemnification rights under this Agreement by commencing litigation in any court in the State of California or the State of Delaware having subject matter jurisdiction thereof seeking an initial determination by the court or challenging any determination by the Reviewing Party or any aspect thereof. The Company hereby consents to service of process and to appear in any such proceeding. The Company shall be precluded from asserting in any such proceeding that the procedures and presumptions of this Agreement are not valid, binding and enforceable and shall stipulate in any such court that the Company is bound by all the provisions of this Agreement. The remedy provided for in this Section 4 shall be in addition to any other remedies available to Indemnitee at law or in equity.

(c) Defense to Indemnification, Burden of Proof, and Presumptions. It shall be a defense to any action brought by Indemnitee against the Company to enforce this Agreement that it is not permissible under applicable law for the Company to indemnify Indemnitee for the amount claimed. In connection with any such action or any determination by the Reviewing Party or otherwise as to whether Indemnitee is entitled to be indemnified hereunder, the burden of proving such a defense or determination shall be on the Company. Neither the failure of the Reviewing Party or the Company (including its Board, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such action by Indemnitee that indemnification of the claimant is proper under the circumstances because Indemnitee has met the standard of conduct set forth in applicable law, nor an actual determination by the Reviewing Party or Company (including its Board, independent legal counsel or its stockholders) that the Indemnitee had not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the Indemnitee has not met the applicable standard of conduct. For purposes of this Agreement, the termination of any claim, action, suit or proceeding, by judgment, order, settlement (whether with or without court approval), conviction or upon a plea of nolo contendere or its equivalent, shall not create a presumption that Indemnitee did not meet any particular standard of conduct or have any particular belief or that a court has determined that indemnification is not permitted by applicable law. For purposes of any determination of good faith under any applicable standard of conduct, Indemnitee shall be deemed to have acted in good faith if Indemnitee’s action is based on the records or books of account of the Company, including financial statements, or on information supplied to Indemnitee by the officers of the Company in the course of their duties, or on the advice of legal counsel for the Company or the Board or counsel selected by any committee of the Board or on information or records given or reports made to the Company by an independent certified public accountant or by an appraiser, investment banker, compensation consultant, or other expert selected with reasonable care by the Company or the Board or any committee of the Board. The provisions of the preceding sentence shall not be deemed to be exclusive or to limit in any way the other circumstances in which the Indemnitee may be deemed to have met the applicable standard of conduct. The knowledge and/or actions, or failure to act, or any director, officer, agent or employee of the Company shall not be imputed to Indemnitee for purposes of determining the right to indemnification under this Agreement.

5. Indemnification for Expenses Incurred in Enforcing Rights. The Company shall indemnify Indemnitee against any and all Expenses that are incurred by Indemnitee in connection with any action brought by Indemnitee for

(i) indemnification or advance payment of Expenses by the Company under this Agreement or any other agreement or under applicable law or the Company’s Certificate of Incorporation or Bylaws now or hereafter in effect relating to indemnification for Indemnifiable Events, and/or

(ii) recovery under directors’ and officers’ liability insurance policies maintained by the Company; but only in the event that Indemnitee ultimately is determined to be entitled to such indemnification or insurance recovery, as the case may be. In addition, the Company shall, if so requested by Indemnitee, advance the foregoing Expenses to Indemnitee, subject to and in accordance with Section 2(c).

6. Notification and Defense of Proceeding.

(a) Notice. Promptly after receipt by Indemnitee of notice of the commencement of any Proceeding, Indemnitee shall, if a claim in respect thereof is to be made against the Company under this Agreement, notify the Company of the commencement thereof; but the omission so to notify the Company will not relieve the Company from any liability that it may have to Indemnitee, except as provided in Section 6(c).

(b) Defense. With respect to any Proceeding as to which Indemnitee notifies the Company of the commencement thereof, the Company will be entitled to participate in the Proceeding at its own expense and except as otherwise provided below, to the extent the Company so wishes, it may assume the defense thereof with counsel reasonably satisfactory to Indemnitee. After notice from the Company to Indemnitee of its election to assume the defense of any Proceeding, the Company shall not be liable to Indemnitee under this Agreement or otherwise for any Expenses subsequently incurred by Indemnitee in connection with the defense of such Proceeding other than reasonable costs of investigation or as otherwise provided below. Indemnitee shall have the right to employ legal counsel in such Proceeding, but all Expenses related thereto incurred after notice from the Company of its assumption of the defense shall be at Indemnitee’s expense unless: (i) the employment of legal counsel by Indemnitee has been authorized by the Company, (ii) Indemnitee has reasonably determined that there may be a conflict of interest between Indemnitee and the Company in the defense of the Proceeding, (iii) after a Change in Control, the employment of counsel by Indemnitee has been approved by the Independent Counsel or (iv) the Company shall not in fact have employed counsel to assume the defense of such Proceeding, in each of which cases all Expenses of the Proceeding shall be borne by the Company. The Company shall not be entitled to assume the defense of any Proceeding brought by or on behalf of the Company, or as to which Indemnitee shall have made the determination provided for in (ii) above or under the circumstances provided for in (iii) and (iv) above.

(c) Settlement of Claims. The Company shall not be liable to indemnify Indemnitee under this Agreement or otherwise for any amounts paid in settlement of any Proceeding effected without the Company’s written consent, such consent not to be unreasonably withheld; provided, however, that if a Change in Control has occurred, the Company shall be liable for indemnification of Indemnitee for amounts paid in settlement if the Independent Counsel has approved the settlement. The Company shall not settle any Proceeding in any manner that would impose any penalty or limitation on Indemnitee without Indemnitee’s written consent. The Company shall not be liable to indemnify the Indemnitee under this Agreement with regard to any judicial award if the Company was not given a reasonable and timely opportunity as a result of Indemnitees’ failure to provide notice, at its expense, to participate in the defense of such action, and the lack of such notice materially prejudiced the Company’s ability to participate in defense of such action. The Company’s liability hereunder shall not be excused if participation in the Proceeding by the Company was barred by this Agreement.

7. Establishment of Trust. In the event of a Change in Control, the Company shall, upon written request by Indemnitee, create a Trust for the benefit of the Indemnitee and from time to time upon written request of Indemnitee shall fund the Trust in an amount sufficient to satisfy any and all Expenses reasonably anticipated at the time of each such request to be incurred in connection with investigating, preparing for, participating in, and/or defending any Proceeding relating to an Indemnifiable Event. The amount or amounts to be deposited in the Trust pursuant to the foregoing funding obligation shall be determined by the Independent Counsel. The terms of the Trust shall provide that (i) the Trust shall not be revoked or the principal thereof invaded without the written consent of the Indemnitee, (ii) the Trustee shall advance, within thirty (30) days of a request by the Indemnitee, any and all Expenses to the Indemnitee (and the Indemnitee hereby agrees to reimburse the Trust under the same circumstances for which the Indemnitee would be required to reimburse the Company under Section 2(c) of this Agreement), (iii) the Trust shall continue to be funded by the Company in accordance with the funding obligation set forth above, (iv) the Trustee shall promptly pay to the Indemnitee all amounts for which the Indemnitee shall be entitled to indemnification pursuant to this Agreement or otherwise no later than thirty (30) days after notice pursuant to Section 4(a) and (v) all unexpended funds in the Trust shall revert to the Company upon a final determination by the Independent Counsel or a court of competent jurisdiction, as the case may be, that the Indemnitee has been fully indemnified under the terms of this Agreement. The Trustee shall be chosen by the Indemnitee. Nothing in this Section 7 shall relieve the Company of any of its obligations under this Agreement. All income earned on the assets held in the Trust shall be reported as income by the Company for federal, state, local and foreign tax purposes. The Company shall pay all costs of establishing and maintaining the Trust and shall indemnify the Trustee against any and all expenses (including attorneys’ fees), claims, liabilities, loss and damages arising out of or relating to this Agreement or the establishment and maintenance of the Trust.

8. Non-Exclusivity. The rights of Indemnitee hereunder shall be in addition to any other rights Indemnitee may have under the Company’s Certificate of Incorporation, Bylaws, applicable law or otherwise; provided, however, that this Agreement shall supersede any prior indemnification agreement between the Company and the Indemnitee. To the extent that a change in applicable law (whether by statute or judicial decision) permits greater indemnification than would be afforded currently under the Company’s Certificate of Incorporation, Bylaws, applicable law or this Agreement, it is the intent of the parties that Indemnitee enjoy by this Agreement the greater benefits so afforded by such change.

9. Liability Insurance. For the duration of Indemnitee’s service as a director and/or officer of the Company, and thereafter for so long as Indemnitee shall be subject to any pending or possible Proceeding by reason of (or arising in part out of) an Indemnifiable Event, the Company shall use commercially reasonable efforts (taking into account the scope and amount of coverage available relative to the cost thereof) to cause to be maintained in effect policies of directors’ and officers’ liability insurance providing coverage for directors and/or officers of the Company that is at least substantially comparable in scope and amount to that provided by the Company’s current policies of directors’ and officers’ liability insurance. Notwithstanding the foregoing, the Company shall not be required to maintain said policies of directors’ and officers’ liability insurance during any time period in which such insurance is not reasonably available or if it is determined in good faith by the then directors of the Company either that: (a) the premium cost of such insurance is substantially disproportionate to the amount of coverage provided thereunder, or (b) the protection provided by such insurance is so limited by exclusions, deductions or otherwise that there is insufficient benefit to warrant the cost of maintaining such insurance.

The Company shall provide Indemnitee with a copy of all directors’ and officers’ liability insurance applications, binders, policies, declarations, endorsements and other related materials, and shall provide Indemnitee with a reasonable opportunity to review and comment on the same.

10. Amendment of this Agreement. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both of the parties hereto. No waiver of any of the provisions of this Agreement shall be binding unless in the form of a writing signed by the party against whom enforcement of the waiver is sought, and no such waiver shall operate as a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver. Except as specifically provided herein, no failure to exercise or any delay in exercising any right or remedy hereunder shall constitute a waiver thereof.

11. Subrogation. In the event of payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee, who shall execute all papers required and shall do everything that may be necessary to secure such rights, including the execution of such documents necessary to enable the Company effectively to bring suit to enforce such rights.

12. No Duplication of Payments. The Company shall not be liable under this Agreement to make any payment in connection with any claim made against Indemnitee to the extent Indemnitee has otherwise received payment (under any insurance policy, Bylaw or otherwise) of the amounts otherwise indemnifiable hereunder.

13. Duration of Agreement. This Agreement shall continue until and terminate upon the later of (a) ten (10) years after the date that Indemnitee shall have ceased to serve as a director or officer of the Company or (b) one (1) year after the final termination of any Proceeding, including any appeal, then pending in respect of which Indemnitee is granted rights of indemnification or advancement of Expenses hereunder and of any proceeding commenced by Indemnitee pursuant to Section 4(b) of this Agreement relating thereto.

14. Binding Effect. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors (including any direct or indirect successor by purchase, merger, consolidation or otherwise to all or substantially all of the business and/or assets of the Company), assigns, spouses, heirs and personal and legal representatives. The Company shall require and cause any successor (whether direct or indirect by purchase, merger, consolidation or otherwise) to all, substantially all or a substantial part, of the business and/or assets of the Company, by written agreement in form and substance satisfactory to Indemnitee, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. The indemnification provided under this Agreement shall continue as to Indemnitee for any action taken or not taken while serving in an indemnified capacity pertaining to an Indemnifiable Event even though Indemnitee may have ceased to serve in such capacity at the time of any Proceeding.

15. Severability. If any provision (or portion thereof) of this Agreement shall be held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable, (a) the remaining provisions shall remain enforceable to the fullest extent permitted by law; (b) such provision or provisions shall be deemed reformed to the extent necessary to conform to applicable law and to give the maximum effect to the intent of the parties hereto; and (c) to the fullest extent possible, the provisions of this Agreement (including, without limitation, each portion of this Agreement containing any provision held to be invalid, void or otherwise unenforceable, that is not itself invalid, void or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, void or unenforceable.

16. Contribution. To the fullest extent permissible under applicable law, whether or not the indemnification provided for in this Agreement is available to Indemnitee for any reason whatsoever, the Company shall pay all or a portion of the amount that would otherwise be incurred by Indemnitee for Expenses in connection with any claim relating to an Indemnifiable Event, as is deemed fair and reasonable in light of all of the circumstances of such Proceeding in order to reflect (i) the relative benefits received by the Company and Indemnitee as a result of the event(s) and/or transaction(s) giving cause to such Proceeding; and/or (ii) the relative fault of the Company (and its directors, officers, employees and agents) and Indemnitee in connection with such event(s) and/or transaction(s).

17. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware applicable to contracts made and to be performed in such State without giving effect to its principles of conflicts of laws. The Company and Indemnitee hereby irrevocably and unconditionally (i) agree that any action or proceeding arising out of or in connection with this Agreement may be brought in the Delaware Court of Chancery, (ii) consent to submit to the jurisdiction of the Delaware Court of Chancery for purposes of any action or proceeding arising out of or in connection with this Agreement, (iii) waive any objection to the laying of venue of any such action or proceeding in the Delaware Court of Chancery, and (iv) waive, and agree not to plead or to make, any claim that any such action or proceeding brought in the Delaware Court of Chancery has been brought in an improper or inconvenient forum.

18. Notices. All notices, demands and other communications required or permitted hereunder shall be made in writing and shall be deemed to have been duly given if delivered by hand, against receipt or mailed, postage prepaid, certified or registered mail, return receipt requested and addressed to the Company at:

Occam Networks, Inc.

77 Robin Hill Road

Santa Barbara, California 93117

Attention: Chief Executive Officer

and to Indemnitee at the address set forth below Indemnitee’s signature hereto. Notice of change of address shall be effective only when given in accordance with this Section. All notices complying with this Section shall be deemed to have been received on the date of hand delivery or on the third business day after mailing.

19. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

*  *  *  *  *

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Indemnification Agreement as of the day specified above.

OCCAM NETWORKS, INC.

a Delaware corporation

By:

Print Name:

Title:

INDEMNITEE,

an individual

Indemnitee

Address:

OCCAM NETWORKS, INC.

PROXY

ANNUAL MEETING OF STOCKHOLDERS, JULY 26, 2006

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

OCCAM NETWORKS, INC.

The undersigned revokes all previous proxies, acknowledges receipt of the Notice of the Annual Meeting of Stockholders to be held July 26, 2006, and the Proxy Statement and appoints Robert L. Howard-Anderson and Christopher B. Farrell, and each of them, the proxy of the undersigned, with full power of substitution, to vote all shares of Common Stock and Preferred Stock of Occam Networks, Inc. which the undersigned is entitled to vote, either on his or her own behalf or on behalf of any entity or entities, at the Annual Meeting of Stockholders to be held at the Four Seasons Hotel, located at 120 East Delaware Place, Chicago, Illinois, on Wednesday, July 26, 2006, at 8:00 am CDT, and at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present thereat. The shares represented by this Proxy will be voted in the manner set forth in the accompanying proxy statement.

1.	To elect the following directors to serve until the next annual meeting of stockholders, or in each case until their successors are duly elected and qualified.

	FOR	WITHHOLD AUTHORITY TO VOTE
Robert L. Howard-Anderson	☐	☐
Steven M. Krausz	☐	☐
Thomas E. Pardun	☐	☐
Robert B. Abbott	☐	☐
Robert E. Bylin	☐	☐
Kenneth R. Cole	☐	☐
Brian H. Strom	☐	☐

2.	To ratify the appointment of Singer Lewak Greenbaum & Goldstein LLP as our independent registered public accounting firm for the 2006 fiscal year.

FOR ☐	AGAINST ☐	ABSTAIN ☐

3.	To approve an amendment to our certificate of incorporation to decrease the number of authorized shares of our common stock from 950,000,000 to 250,000,000.

FOR ☐	AGAINST ☐	ABSTAIN ☐

4.	To approve an amendment to our certificate of incorporation to increase the number of authorized shares of our preferred stock from 7,000,000 to 10,000,000.

FOR ☐	AGAINST ☐	ABSTAIN ☐

5.	To approve the amendment and restatement of our certificate of incorporation.

FOR ☐	AGAINST ☐	ABSTAIN ☐

6.	To approve an amendment to our certificate of incorporation to readopt certain provisions of our certificate of incorporation that require the approval of at least 66 2/3% of our outstanding voting stock in order to take certain actions under our certificate of incorporation.

FOR ☐	AGAINST ☐	ABSTAIN ☐

7.	To ratify and approve the adoption of our 2006 Equity Incentive Plan under which 1,700,000 shares of our common stock have been reserved for issuance, subject to automatic annual increases as described in the Proxy Statement.

FOR ☐	AGAINST ☐	ABSTAIN ☐

8.	To ratify and approve the adoption of our 2006 Employee Stock Purchase Plan under which 200,000 shares of our common stock have been reserved for issuance, subject to automatic annual increases as described in the Proxy Statement.

FOR ☐	AGAINST ☐	ABSTAIN ☐

9.	To ratify and approve a form of indemnification agreement for use by our current and future directors and executive officers.

FOR ☐	AGAINST ☐	ABSTAIN ☐

The Board of Directors recommends a vote IN FAVOR OF the directors listed above and a vote IN FAVOR OF each of the listed proposals. This Proxy, when properly executed, will be voted as specified above. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED IN FAVOR OF THE ELECTION OF THE DIRECTORS LISTED ABOVE AND IN FAVOR OF THE OTHER PROPOSALS. IN THEIR DISCRETION, THE PROXYHOLDERS ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS OR POSTPONEMENT THEREOF.

10.	Please print the name(s) appearing on each stock certificate(s) over which you have voting authority. If there is more than one owner of a stock certificate, each owner should sign. Executors, Administrators, Trustees and others signing in a representative capacity should so indicate.

(Print Name(s) on Stock Certificate)

Dated:
(Authorized Signature)

Dated:
(Authorized Signature)

2